EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

Between

125 WEST 55TH STREET OWNER LLC,

a Delaware limited liability company,

TWO GRAND CENTRAL TOWER LLC,

a Delaware limited liability company,

540 INVESTMENT LAND COMPANY LLC,

a Delaware limited liability company,

and

540 MADISON AVENUE LEASE LLC,

a Delaware limited liability company,

collectively, as SELLER

and

BP MANHATTAN LLC

a Delaware limited liability company,

as PURCHASER

Premises:

Two Grand Central Tower,

125 West 55th Street,

540 Madison Avenue,

New York, New York

- i -

Schedules

A-1	Description of the 125 West 55th Land
A-2	Description of the 2GCT Land
A-3	Description of the 540 Madison Land
4(b)	Wiring Instructions for Fidelity National Title Insurance Company
5(b)-1	Permitted Encumbrances (125 West 55th Premises)
5(b)-2	Permitted Encumbrances (2GCT Premises)
5(b)-3	Permitted Encumbrances (540 Madison Premises)
6(a)(i)	Existing Title Reports
7(h)	Future Commissions and Future Tenant Inducement Costs
7(k)	Work
9(a)(ii)	Certificates of Insurance
9(a)(iii)	Outstanding Capital Improvements
9(b)(i)-1	Leasing Guidelines
9(b)(i)-2	Pending Leases
11(c)(ii)-1	Leases (125 West 55th Premises)
11(c)(ii)-2	Leases (2GCT Premises)
11(c)(ii)-3	Leases (540 Madison Premises)
11(c)(ii)-4	Outstanding Tenant Inducements
11(c)(iii)	Contracts
11(c)(iv)-1	Security Deposits (125 West 55th Premises)
11(c)(iv)-2	Security Deposits (2GCT Premises)
11(c)(iv)-3	Security Deposits (540 Madison Premises)
11(c)(v)-1	Tenant Arrearage (125 West 55th Premises)
11(c)(v)-2	Tenant Arrearage (2GCT Premises)
11(c)(v)-3	Tenant Arrearage (540 Madison Premises)
11(c)(vi)	Litigation
11(c)(x)	Building Employees and CBAs
11(c)(xi)-1	Brokerage Agreements (125 West 55th Premises)
11(c)(xi)-2	Brokerage Agreements (2GCT Premises)
11(c)(xi)-3	Brokerage Agreements (540 Madison Premises)
11(c)(xii)-1	Existing Mortgage Loans
11(c)(xii)-2	Existing Mezzanine Loans
11(c)(xii)-3	Existing Mortgage Loan Documents
11(c)(xii)-4	Existing Mezzanine Loan Documents
11(c)(xiii)	Open Tax Years
11(c)(xv)	Certain ERISA Matters
36(a)-1	Permitted Tenant Estoppel Modifications
36(a)-2	Required Tenant Estoppel Certificates
38(a)	Permitted Loan Modifications
38(b)	Loan Assumption Application Submissions

- ii -

Exhibits

A	Form of Deed
B	Form of Bill of Sale
C	Form of Notice to Tenants
D	Form of FIRPTA Affidavit
E	Form of Title Affidavit
F	Form of Assignment and Assumption of Leases and Contracts
G	Form of Assignment Agreement
H	Form of Assignment and Assumption of Brokerage Agreements
I-1	Form of Assignment and Assumption of 540 Madison Lease (Lessor’s Interest)
1-2	Form of Assignment and Assumption of 540 Madison Lease (Lessee’s Interest)
J	Form of Assignment and Assumption of Union Contract
K	Form of Post-Closing Escrow Agreement (Section 20(c)) and Form of Escrow Agreement (Section 20(d))
L	Form of Press Release
M	Form of Tenant Estoppel Certificate
N	Form of Letter of Credit

- iii -

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of the 23rd day of May, 2008 by and between 125 WEST 55TH STREET OWNER LLC, a Delaware limited liability company (“125 West 55th Owner”), TWO GRAND CENTRAL TOWER LLC, a Delaware limited liability company (“2GCT Owner”), 540 INVESTMENT LAND COMPANY LLC, a Delaware limited liability company (“540 Madison Fee Owner”), 540 MADISON AVENUE LEASE LLC, a Delaware limited liability company (“540 Madison Leasehold Owner”; 125 West 55th Owner, 2GCT Owner, 540 Madison Fee Owner and 540 Madison Leasehold Owner are each, individually, a “Seller” and, collectively, “Seller”), each having an office c/o Macklowe Properties, 767 Fifth Avenue, New York, New York 10153-0023, and BP MANHATTAN LLC, a Delaware limited liability company (“Purchaser”), having an address at 599 Lexington Avenue, New York, New York 10022.

W I T N E S S E T H:

WHEREAS, 125 West 55th Owner is the owner and holder of the fee simple estate in and to that certain plot, piece and parcel of land (the “125 West 55th Land”) known as 125 West 55th Street, New York, New York and more particularly described in Schedule A-1, together with the building and all other improvements located thereon (collectively, the “125 West 55th Building”; the 125 West 55th Building and the 125 West 55th Land, collectively, the “125 West 55th Premises”);

WHEREAS, 2GCT Owner is the owner and holder of the fee simple estate in and to that certain plot, piece and parcel of land (the “2GCT Land”) known as Two Grand Central Terminal, New York, New York and more particularly described in Schedule A-2, together with the building and all other improvements located thereon (collectively, the “2GCT Building”; the 2GCT Building and the 2GCT Land, collectively, as the “2GCT Premises”);

WHEREAS, (a) 540 Madison Fee Owner is the owner and holder of the fee simple estate in and to that certain plot, piece and parcel of land (the “540 Madison Land”) known as 540 Madison Avenue, New York, New York and more particularly described in Schedule A-3, together with the building and all other improvements located thereon (collectively, the “540 Madison Building”; the 125 West 55th Building, the 2GCT Building and the 540 Madison Building are each, individually, an “Individual Building” and, collectively, the “Building”), and (b) 540 Madison Leasehold Owner is the owner and holder of the leasehold estate in and to the 540 Madison Land and 540 Madison Building pursuant to that certain Lease, dated as of April 1, 1968 (as amended to date, the “540 Madison Ground Lease”), by and between 540 Madison Fee Owner (successor-in-interest to Finlandia Center, Inc.), as lessor, and 540 Madison Leasehold Owner (successor-in-interest to Francis J. Kleban), as lessee (the 540 Madison Building and the 540 Madison Land, together with the leasehold estate of 540 Madison Leasehold Owner in and to the same, collectively, the “540 Madison Premises”; the 125 West 55th Premises, the 2GCT Premises and the 540 Madison Premises are each individually an “Individual Premises” and, collectively, the “Premises”);

WHEREAS, simultaneously herewith, Fifth Avenue 58/59 Acquisition Co. L.P., a Delaware limited partnership (“GM Owner”), and BP 767 Fifth LLC, as Delaware limited liability company (“BP Investor”), have entered into that certain Contribution Agreement (the “GM Contribution Agreement”), pursuant to which GM Owner is contributing that certain plot, piece and parcel of land known as 767 Fifth Avenue, New York, New York, together with the building and all other improvements located thereon and certain related personal property to 767 Venture, LLC, a Delaware limited liability company (the “Venture”), in exchange for certain limited liability company interests in, and a cash distribution from, the Venture; and

WHEREAS, Seller desires to sell the Property (as hereinafter defined) to Purchaser, and Purchaser desires to purchase the Property from Seller, upon and subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.	DEFINITIONS.

125 West 55th Building	Recitals
125 West 55th Land	Recitals
125 West 55th Owner	Preamble
125 West 55th Premises	Recitals
2 GCT Building	Recitals
2GCT Land	Recitals
2GCT Owner	Preamble
2GCT Premises	Recitals
540 Madison Building	Recitals
540 Madison Fee Owner	Preamble
540 Madison Ground Lease	Recitals
540 Madison Land	Recitals
540 Madison Leasehold Owner	Preamble
540 Madison Premises	Recitals
Additional Rent	Section 7(b)(ix)
Agreement	Preamble
Anti-Money Laundering Laws	Section 11(c)(xviii)
Applicable Interest Rate	Section 20(c)(i)
Apportionment Date	Section 7(a)
Arbiter	Section 20(d)(iii)
Asbestos	Section 11(g)
Base Rents	Section 7(b)(i)
Benefit Plans	Section 11(c)(xv)
BPI	Section 28(b)
BP Investor	Recitals
BPLP	Section 10(h)
Breach	Section 20(c)(ii)

Broker	Section 14(a)
Brokerage Agreements	Section 11(c)(xi)
Building	Recitals
business day	Section 4(g)
Cash Deposit	Section 4(b)
Casualty Election Date	Section 12(d)
CBAs	Section 10(d)
Claim Notice	Section 20(d)
Claimed Damage	Section 20(d)
Closed Individual Premises	Section 10(i)
Closing	Section 18
Closing Date	Section 18
COBRA	Section 10(c)
Code	Section 21
Common Control Entity	Section 11(c)(xv)
Condemnation Election Date	Section 13(c)
Contracts	Section 10(a)(ii)
day	Section 4(h)
DBSWPA	Section 10(d)
Default Rate	Section 7(j)
Deposit	Section 4(b)
Depositary	Section 20(d)
Depositary Meeting	Section 20(d)
Diligence Party	Section 11(d)
Disclosed Survey Items	Section 5(a)
Dispute	Section 20(d)(i)
Dispute Notice	Section 20(d)(ii)
Employees	Section 10(c)
Environmental Laws	Section 11(g)
ERISA	Section 11(f)(v)
Escrow Agent	Section 4(b)
Escrow Agreement	Section 20(d)(ii)
Escrow Funds	Section 20(d)(ii)
Estoppel Material Adverse Effect	Section 36(b)
Excluded Personalty	Section 8
Existing Contracts	Section 11(c)(iii)
Existing Lease Documents	Section 11(c)(ii)
Existing Lender Reserves and Escrows	Section 38(g)
Existing Lenders	Section 38(a)
Existing Loan Documents	Section 11(c)(xii)
Existing Loans	Section 4(d)
Existing Mezzanine Loans	Section 4(d)
Existing Mortgage Loans	Section 4(d)
Existing Title Report	Section 6(a)(i)
Extended Limitation Period	Section 20(c)(iv)
Final Closing Statement	Section 7(i)

Final Damage	Section 20(d)(iii)
Final Determinations	Section 20(d)
Financial Institution	Section 11(c)(xvii)
FIRPTA	Section 21
Future Commissions	Section 7(h)(i)
Future Tenant Inducement Costs	Section 7(h)(ii)
GM Contribution Agreement	Recitals
GM Owner	Recitals
Hazardous Materials	Section 11(g)
Holdback	Section 20(c)(ii)
Individual Building	Recitals
Individual Premises	Recitals
Leases	Section 10(a)(i)
Lenders’ Consent	Section 38(a)
Letter of Credit	Section 4(b)
Limitation Period	Section 11(c)
Loan Assumption	Section 38(a)
LOC Issuer	Section 4(b)
Material Adverse Effect	Section 20(d)
Material Breach	Section 20(d)(i)
Material Breach Credit	Section 20(d)(i)
Maximum Liability Amount	Section 20(c)
New Closing Notice	Section 6(d)
Non-Objectionable Encumbrances	Section 6(a)(iv)
Notices	Section 19
OFAC	Section 11(c)(xvii)
Outside Date	Section 38(e)
Overage Rent	Section 7(b)(iii)
Patriot Act	Section 11(c)(xviii)
PCBs	Section 11(g)
Permitted Encumbrances	Section 5
Permitted Updates	Section 10(g)(i)
Person	Section 11(c)(xvii)
Personalty	Section 2
Post-Closing Employees	Section 10(e)(i)
Post Closing Escrow Agreement	Section 20(c)(ii)
Preliminary Closing Statement	Section 7(i)
Premises	Recitals
Property	Section 2(c)(i)
Property Taxes	Section 7(a)(ii)
Purchase Price	Section 4(a)
Purchaser	Preamble
Purchaser’s Representatives	Section 3(a)
Qualification	Section 10(g)(i)
Qualified Issuer	Section 20(c)(ii)
Rents	Section 7(a)(i)

Representation(s)	Section 11(c)
Required Tenant Estoppel Certificates	Section 36(a)
Required Tenants	Section 36(a)
Scheduled Closing Date	Section 18
Seller	Preamble
Seller Designated Title Company	Section 6(g)
Seller Parties	Section 3(d)
Seller Interest Party	Section 11(c)(xvii)
Seller Knowledge Individuals	Section 11(c)
Seller Update Certificate	Section 17(a)(xv)
Seller’s Broker	Section 14(a)
Seller’s Claimed Damage	Section 20(d)
Specially Designated Nationals and Blocked Persons	Section 11(c)(xvii)
Subsidiary	Section 4(d)
Subsidiary Owner	Section 2(c)(ii)
Substitute Guarantor	Section 38(b)
Survey	Section 5(a)
Taking	Section 13(a)
Tax Certiorari Proceeding	Section 15
Tenant Estoppel Certificate	Section 36(a)
Tenant Inducement Costs	Section 7(h)(ii)
Termination Nullification Notice	Section 20(d)(i)
Termination Nullification Period	Section 20(d)(i)
Threshold Amount	Section 20(c)(i)
Title Company	Section 6(a)(i)
Title Cure Period	Section 6(a)(iv)
Title Objections	Section 6(a)(iii)
to Seller’s Actual Knowledge	Section 11(c)
Transfer Tax Laws	Section 16(a)
Transfer Taxes	Section 16(a)
Transferred Security Deposits	Section 17(a)(viii)
Update Exception	Section 6(a)(iii)
Update Objection Deadline	Section 6(a)(iii)
Update Objections	Section 6(a)(iii)
U.S. Person	Section 11(c)(xvii)
Utilities	Section 7(e)
Venture	Recitals
Violations	Section 6(f)
Waiver Notice	Section 20(d)(i)

2.	PURCHASE AND SALE.

Subject to the terms and conditions of this Agreement, on the Closing Date for each Individual Premises, Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase from Seller, (a) such Individual Premises; (b) all grants, easements, rights of way or use, privileges and appurtenances to such Individual Premises and any and all development rights relating to such Individual Premises; (c) the fixtures, furnishings, furniture, equipment, machinery, inventory, appliances and other personal property owned by Seller or Seller’s property manager and located at such Individual Premises (but excluding any Excluded Personalty (as hereinafter defined)) (collectively, the “Personalty”), subject to depletions, replacements or additions thereto in the ordinary course of business of such Individual Premises between the date hereof and the Closing Date for such Individual Premises provided that such Individual Premises is operated in accordance with the provisions of Section 9, (d) all right, title and interest of the lessor in, to and under the Leases in effect on the Closing Date at such Individual Premises (subject to Section 9); (e) all of Seller’s right, title and interest in and to the Contracts in effect on the Closing Date for such Individual Premises (subject to Section 9); and (f) all of Seller’s right, title and interest in and to all transferable licenses, approvals, certificates, warranties and permits held by Seller or Seller’s property manager and exclusively relating to the use, occupancy or operation of such Individual Premises, and all other items of intangible personal property owned by Seller or Seller’s property manager and exclusively relating to the use, occupancy or operation of such Individual Premises (the items described in clauses (a) through (f) above with respect to such Individual Premises are sometimes referred to hereinafter, collectively, as an “Individual Property”; each Individual Property, collectively, the “Property”). The parties hereto acknowledge and agree that the value of the Personalty is de minimis and that no part of the Purchase Price is allocable thereto.

3.	ACCESS.

(a) Subject to the provisions of Section 3(b), Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers, contractors, prospective investors, and the agents, employees, consultants, inspectors, appraisers and engineers of Purchaser’s prospective investors (collectively, “Purchaser’s Representatives”) shall have the right, prior to the Closing Date for the applicable Individual Premises, from time to time, upon at least two (2) business days’ prior written notice to Seller, to enter upon and pass through any Individual Premises during normal business hours to examine and inspect the same. Notwithstanding any such inspection, Purchaser’s obligations hereunder shall not be limited or otherwise affected as a result of any fact, circumstance or other matter of any kind discovered following the date hereof in connection with any such inspection, access or otherwise, except as may be otherwise expressly set forth in this Agreement; it being agreed that Seller is permitting Purchaser such right of inspection and access as a courtesy to Purchaser. Without limiting the generality of the foregoing, (x) Purchaser agrees that (1) Purchaser shall not have any so-called “due diligence period” and (2) except for the rights of Purchaser expressly set forth in this Agreement, Purchaser shall have no right to terminate this Agreement or obtain a reduction of the Purchase Price as a result of any such fact, circumstance or other matter so discovered (including, without limitation, relating to the physical condition of the Premises, the operations of the Premises or otherwise), and (y) Purchaser shall have no right to terminate this Agreement or obtain a return of the Deposit except as expressly provided in Sections 6(b), 10(h), 12(a)(ii), 13(a)(ii), 20(b), 20(d)(i) and 38(e) hereof.

(b) In conducting any inspection of any Individual Premises or otherwise accessing any Individual Premises, Purchaser shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of Purchaser’s Representatives shall (i) contact or have any discussions with any of Seller’s employees, agents or representatives (other than (x) with the applicable Seller’s representatives accompanying Purchaser in its inspection of any such Individual Premises, (y) the Seller Knowledge Individuals or (z) the Brokers), or with any tenants at, or contractors providing services to, such Individual Premises, unless in each case (xx) such contact or discussions do not involve such Individual Premises or (yy) Purchaser obtains the prior written consent of the applicable Seller, it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Noah Leonard at Macklowe Properties, (ii) interfere with the business of the applicable Seller (or any of its tenants) conducted at such Individual Premises or disturb the use or occupancy of any occupant of such Individual Premises or (iii) damage such Individual Premises. In conducting the foregoing inspection or otherwise accessing any Individual Premises, Purchaser and Purchaser’s Representatives shall at all times comply with, and shall be subject to, the rights of the tenants under the Leases (and any persons claiming under or through such tenants). Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing. Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental tests, with Seller and shall give Seller at least two (2) business days’ prior notice thereof. Seller shall be entitled to have a representative present at all times during each such inspection or other access. Purchaser agrees to pay to Seller on demand the reasonable cost of repairing and restoring any damage which Purchaser or Purchaser’s Representatives shall cause to any Individual Property, and Seller agrees to provide reasonable supporting documentation for such costs, provided that Purchaser shall not be responsible for such costs to the extent that they are paid from the proceeds of Seller’s insurance. If Purchaser does not pay to Seller such cost within five (5) business days’ demand by Seller, Purchaser shall pay to Seller such cost with interest at the Default Rate. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser. In the event that the Closing hereunder shall not occur for any reason whatsoever (other than Seller’s default), Purchaser shall: (A) promptly deliver to Seller, at no cost to Seller, and without representation or warranty, the originals of all tests, reports and inspections of the Premises, made and conducted by Purchaser or Purchaser’s Representatives or for Purchaser’s benefit which are in the possession or control of Purchaser or Purchaser’s Representatives, and (B) promptly return to Seller copies of all due diligence materials delivered by Seller to Purchaser or confirm in writing to Seller that Purchaser has destroyed all copies and abstracts thereof. Purchaser and Purchaser’s Representatives and any others who gain access to the due diligence materials provided by or on behalf of Seller through Purchaser or Purchaser’s Representatives shall treat all such due diligence materials (other than information which is generally available to the public other than as a result of a disclosure by Purchaser or any Purchaser’s Representative or becomes available to Purchaser on a non-confidential basis from other sources not known by Purchaser to be subject to confidentiality obligations to Seller or any Seller Parties or information that is developed independently by Purchaser other than from any confidential information) as confidential and proprietary to Seller, and shall not disclose to others during the term of this Agreement (or thereafter in the event that the Closing hereunder shall not occur) any such due diligence materials whether verbal or written, or any description whatsoever which may come within the knowledge of Purchaser, Purchaser’s Representatives or such other parties, unless, in each instance, Purchaser obtains the prior written consent of Seller. Notwithstanding the foregoing, in the event Purchaser or any Purchaser’s Representative is required, requested or demanded by law, regulation or legal process (e.g., oral questions, interrogatories, request for information or documents, subpoena, civil investigation, demand or similar process) to disclose any such confidential and proprietary information, (1) Purchaser or such Purchaser’s Representative shall give prompt notice to Seller of such request or demand (to the extent not prohibited by law) so that Seller may, should it elect to do so, seek a protective order or other appropriate remedy to challenge or contest such request and/or waive compliance with the provisions of this Section 3(b) relating to confidentiality, and (2) if, in the absence of a protective order or other remedy nullifying the legal requirement to comply with such request or demand, Purchaser or such Purchaser’s Representative is nonetheless legally required to disclose such confidential and proprietary information to a tribunal, Purchaser or such Purchaser’s Representative may disclose such information to such tribunal to the extent required without liability hereunder. Purchaser shall indemnify and hold Seller harmless from any and all damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by Seller in the event Purchaser breaches any of the terms or provisions of this Section 3 (excluding any consequential, indirect, special or punitive damages). Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of any Individual Premises or drilling in or on any Individual Premises, or any other invasive testing, in connection with the preparation of an environmental audit or in connection with any other inspection of the Premises without the prior written consent of Seller (and, if such consent is given, Purchaser shall be obligated to pay to Seller on demand the cost of repairing and restoring any borings or holes created or any other damage as aforesaid and Seller shall provide reasonable supporting documentation for such costs, and in the event Purchaser shall become entitled under any other provision of this Agreement to a return of the Deposit, any such repair or restoration cost remaining unpaid shall be withheld from the Deposit and paid to Seller before any remaining balance of the Deposit is returned to Purchaser). Any liens against the Premises, or any portion thereof, arising from the performance of services by third-party contractors in connection with Purchaser’s due diligence activities shall be removed by Purchaser as promptly as practicable and in any event not later than ten (10) business days after Purchaser shall have been notified of the filing of such liens. The provisions of this Section 3(b) shall survive the Closing or any termination of this Agreement for a period of one (1) year; provided, that (x) Purchaser’s indemnification obligations contained herein shall survive the Closing or any termination of this Agreement, (y) the obligations of Purchaser and Purchaser’s Representatives to treat all due diligence materials regarding Seller or any Seller Parties as confidential and proprietary shall survive the Closing or any termination of this Agreement and (z) the obligations of Purchaser and Purchaser’s Representatives to treat all due diligence materials regarding each Individual Property as confidential and proprietary shall survive any termination of this Agreement (but shall not survive the Closing for such Individual Property).

(c) Prior to conducting any physical inspection or testing at any Individual Premises, other than mere visual examination, including, without limitation, boring, drilling and sampling of soil, Purchaser shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, with the applicable Seller and its managing agent, if any, as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies must have limits for bodily injury and death of not less than Ten Million Dollars ($10,000,000) for any one occurrence and not less than Ten Million Dollars ($10,000,000) for property damage liability for any one occurrence. Prior to making any entry upon the Premises, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages.

(d) Purchaser agrees to indemnify and hold Seller and its disclosed or undisclosed, direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, affiliates, representatives, consultants, accountants, contractors and attorneys or other advisors, and any successors or assigns of the foregoing (collectively with Seller, “Seller Parties”) harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) actually incurred by any of Seller Parties arising from or by reason of Purchaser’s and/or Purchaser’s Representatives’ access to, or inspection of, the Premises, or any tests, inspections or other due diligence in respect of the Premises conducted by or on behalf of Purchaser (excluding any consequential, indirect, special or punitive damages), provided that Purchaser shall not be responsible for such costs to the extent that they are paid from the proceeds of the insurance policies referenced in Section 3(c). The provisions of this Section 3(d) shall survive the Closing or any termination of this Agreement.

4.	PURCHASE PRICE AND DEPOSIT.

(a) The purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is ONE BILLION ONE HUNDRED FORTY NINE MILLION AND 00/100 DOLLARS ($1,149,000,000.00), consisting of (i) Four Hundred Forty Three Million Nine Hundred Eighty Thousand and 00/100 Dollars ($443,980,000.00) with respect to the 125 West 55th Premises, (ii) Four Hundred Twenty Seven Million Nine Hundred Thirty Thousand and 00/100 Dollars ($427,930,000.00) with respect to the 2GCT Premises, and (iii) Two Hundred Seventy Seven Million and Ninety Thousand 00/100 Dollars ($277,090,000.00) with respect to the 540 Madison Premises (of which Fifty Two Million Six Hundred Thousand and 00/100 Dollars ($52,600,000.00) is allocable to the fee interest, and Two Hundred Twenty Four Million Four Hundred Ninety Thousand and 00/100 Dollars ($224,490,000.00) of which is allocable to the leasehold interest under the 540 Madison Ground Lease), subject to apportionment as provided in Section 7 below.

(b) Simultaneously with the execution of this Agreement by Purchaser, Purchaser shall deliver to Fidelity National Title Insurance Company, as escrow agent (the “Escrow Agent”), either (I) FIFTY FIVE MILLION AND 00/100 DOLLARS ($55,000,000.00) (subject to increase to Seventy Five Million and 00/100 Dollars ($75,000,000.00) as provided below) via wire transfer in immediately available federal funds in accordance with the wire instructions set forth on Schedule 4(b) (the “Cash Deposit”) or (II) one or more irrevocable standby letters of credit issued by Bank of America, N.A. or, at Purchaser’s option, another Qualified Issuer (the “LOC Issuer”) in substantially the form attached as Exhibit N or such other form acceptable to Seller (each individually or collectively as the context shall require, the “Letter of Credit”) in favor of Escrow Agent in the aggregate amount of FIFTY FIVE MILLION AND 00/100 DOLLARS ($55,000,000.00) available for drawing (subject to increase to Seventy Five Million and 00/100 Dollars ($75,000,000.00) as provided below), in each case consisting of: (i) with respect to the 125 West 55th Premises, Twenty One Million Two Hundred Fifty Two Thousand and 00/100 Dollars ($21,252,000.00); (ii) with respect to the 2GCT Premises, Twenty Million Four Hundred Eighty Four Thousand and 00/100 Dollars ($20,484,000.00); and (iii) with respect to the 540 Madison Premises, Thirteen Million Two Hundred Sixty Four Thousand and 00/100 Dollars ($13,264,000.00). For purposes hereof, (A) the Cash Deposit, the Letter of Credit, or the proceeds thereof drawn and held by Escrow Agent, and any interest accrued on the Cash Deposit or the proceeds of the Letter of Credit that is drawn and held by Escrow Agent pursuant to Section 4(c)(vii) below is referred to herein as the “Deposit”, (B) “Letter of Credit” and “Deposit” shall refer to the Letter of Credit and the Deposit, respectively, allocable to each Individual Premises, as the context may require, and (C) upon the occurrence of the closing under the GM Contribution Agreement, (x) a portion of the Deposit (as defined in the GM Contribution Agreement) equal to Twenty Million and 00/100 Dollars ($20,000,000.00) shall be transferred by the Escrow Agent (as defined in the GM Contribution Agreement) to the Escrow Agent hereunder, and shall be held as additional Deposit hereunder until the Closing with respect to the last remaining Individual Premises or the termination of this Agreement in its entirety, and otherwise disbursed by Escrow Agent hereunder in accordance with the terms and conditions of this Agreement, and (y) from and after the occurrence of the closing under the GM Contribution Agreement, “Letter of Credit” and “Deposit” shall be deemed to include such additional Deposit amount. From time to time, Purchaser shall have the right to substitute a Letter of Credit for the principal amount of a Cash Deposit (in whole or in part) or a Cash Deposit for a Letter of Credit (in whole or in part), in each instance at Purchaser’s sole cost and expense (it being understood that any interest earned on a Cash Deposit shall remain held and disbursed by Escrow Agent as provided in Section 4(c) below).

(c) (i) Escrow Agent shall deliver the Deposit (together with the interest accrued thereon, if applicable) to Seller or to Purchaser, as the case may be, under the following conditions:

(1) Upon and subject to the occurrence of the Closing with respect to an Individual Premises, Escrow Agent shall either (y) return the Letter of Credit allocable to such Individual Premises (without having drawn upon the Letter of Credit unless Escrow Agent is authorized to do so under Section 4(c)(vii)

hereof) to Purchaser or (z) deliver the Cash Deposit or the proceeds of the Letter of Credit drawn by Escrow Agent as provided under Section 4(c)(vii) hereof, as applicable, together with the interest accrued thereon, allocable to such Individual Premises, to Seller; or

(2) Escrow Agent shall either distribute the Cash Deposit (together with the interest accrued thereon) to Seller or draw down the funds available under the Letter of Credit and distribute such funds to Seller, following receipt by Escrow Agent of written demand therefor from Seller stating that Purchaser has defaulted in the performance of its obligations under this Agreement (and specifying the claimed default), provided Purchaser shall not have given written notice of objection in accordance with the provisions set forth below; or

(3) The Cash Deposit (together with the interest accrued thereon) or the Letter of Credit, as applicable, or the portion thereof allocable to the applicable Individual Premises, as the case may be, shall be returned to Purchaser (without having drawn upon the Letter of Credit unless Escrow Agent is authorized to do so under Section 4(c)(vii) hereof) following receipt by Escrow Agent of written demand therefor from Purchaser stating that (i) Seller has defaulted in the performance of its obligations under this Agreement (and specifying the claimed default) and that Purchaser has terminated this Agreement or terminated this Agreement with respect to the applicable Individual Premises, as the case may be, or (ii) this Agreement was terminated (or terminated with respect to the applicable Individual Premises, as the case may be) under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, in each case provided Seller shall not have given written notice of objection in accordance with the provisions set forth below; or

(4) The Deposit (together with the interest accrued thereon, if applicable) shall be delivered to Purchaser or Seller as directed by joint written instructions of Seller and Purchaser.

If the Deposit is held as a Letter of Credit, then in the case of Sections 4(c)(i)(1) and 4(c)(i)(3) above, Escrow Agent shall simultaneously deliver a statement to the LOC Issuer which statement shall acknowledge Escrow Agent’s consent to the cancellation of the Letter of Credit.

(ii) Upon the filing of a written demand for the Deposit by Seller or Purchaser, pursuant to Section 4(c)(i)(2) or 4(c)(i)(3) above, Escrow Agent shall promptly give notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving written notice of such objection to Escrow Agent at any time within five (5) business days after such party’s receipt of notice from Escrow Agent, but not thereafter. Such notice shall set forth the basis (in reasonable detail) for objecting to the delivery of the Deposit. Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand. If Escrow Agent shall have timely received such notice of objection, Escrow Agent shall continue to hold the

Deposit until (x) Escrow Agent receives joint written notice from Seller and Purchaser directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with said direction, or (y) litigation is commenced between Seller and Purchaser, in which case Escrow Agent shall deposit the Deposit with the clerk of the court in which said litigation is pending, or (z) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent’s option, in order to terminate Escrow Agent’s duties hereunder, including, but not limited to, depositing the Deposit in court and commencing an action for interpleader, the costs thereof to be borne (as between Seller and Purchaser) by whichever of Seller or Purchaser is the losing party in such interpleader action, as determined by a final non-appealable order of such court.

(iii) Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own gross negligence or willful misconduct. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. Escrow Agent shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees and disbursements of outside counsel), including all of Escrow Agent’s fees and expenses with respect to any interpleader action incurred in connection with this Agreement, and such liability shall be joint and several; provided, that, as between Purchaser and Seller, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement by the losing party of any such expenses paid to Escrow Agent. In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Purchaser or Seller that, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold the Deposit and may decline to take any other action. After delivery of the Deposit in accordance herewith, Escrow Agent shall have no further liability or obligation of any kind whatsoever.

(iv) Escrow Agent shall have the right at any time to resign upon ten (10) business days’ prior notice to Seller and Purchaser. Seller shall select a successor Escrow Agent and shall notify Escrow Agent and Purchaser of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice of Escrow Agent of its intent to resign, provided that such successor Escrow Agent selected by Seller is (x) a title company, trust company or similar company licensed to do business in the State of New York, (y) not an affiliate of Seller or Purchaser, and (z) approved by Purchaser, such approval not to be unreasonably withheld, conditioned or delayed. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, or if such successor Escrow Agent selected by Seller does not satisfy the foregoing requirements, Escrow Agent shall have the right to select on behalf of Seller and Purchaser a bank or trust company licensed to do business in the State of New York and having a branch located in

New York County to act as successor Escrow Agent hereunder. At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Deposit to any successor Escrow Agent selected hereunder, provided such successor Escrow Agent shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder. Upon the delivery of all such amounts and such assumption agreement, the successor Escrow Agent shall become the Escrow Agent for all purposes hereunder and shall have all of the rights and obligations of the Escrow Agent hereunder, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder. If Escrow Agent has drawn down on the proceeds available under the Letter of Credit as provided in Section 4(c)(vii) below at the time of delivery to any successor Escrow Agent, then any and all interest accrued thereon and held by Escrow Agent and any subsequent interest accrued thereon and held by such successor Escrow Agent after the transfer of the Deposit shall be delivered to the party that is otherwise entitled to the Deposit upon the disposition of the Deposit pursuant to the provisions of this Section 4(c).

(v) Except as otherwise provided in Section 4(c)(iii), Seller and Purchaser each hereby agrees to severally (but not jointly) indemnify, defend and hold harmless Escrow Agent from and against fifty percent (50%) of any and all loss, cost, damage, expense and reasonable attorneys’ fees actually incurred by Escrow Agent arising out of it acting as the Escrow Agent hereunder, other than to the extent arising from Escrow Agent’s gross negligence or willful misconduct.

(vi) Upon receipt by Escrow Agent of any Cash Deposit, or if the Letter of Credit is drawn by Escrow Agent, Escrow Agent shall cause the same to be deposited into an interest bearing account at JPMorgan Chase Bank, it being agreed that Escrow Agent shall not be liable for (A) any loss of such investment (unless due to Escrow Agent’s negligence, willful misconduct or breach of its obligations hereunder) or (B) any failure to attain a favorable rate of return on such investment. The interest earned thereon shall be paid to the party entitled to receive the Deposit as provided in this Agreement. The party receiving such interest shall pay any income taxes thereon. 125 West 55th Owner’s federal employer identification number is 42-1589817. 2GCT Owner’s federal employer identification number is 13-4158372. 540 Madison Fee Owner’s federal employer identification number is 13-4199696. 540 Madison Leasehold Owner’s federal employer identification number is 13-3903390. Purchaser’s federal employer identification number is 04-3372948.

(vii) The Letter of Credit shall have an initial expiration date which is no earlier than six (6) months from the date hereof. If the Letter of Credit has not been renewed or replaced in either case by the sixtieth (60th) day prior to its expiration date, or LOC Issuer has indicated that it will not renew the Letter of Credit, then Escrow Agent, not earlier than the sixtieth (60th) day before the Letter of Credit expires, shall draw down the entire proceeds of the Letter of Credit, but not before giving Purchaser five (5) business days’ written notice of Escrow Agent’s intention to do so, and then only if the Letter of Credit has not been renewed or replaced by Purchaser prior to the end of such five (5) business day period, in which event such proceeds shall be held in escrow by Escrow Agent as the “Deposit” in accordance with the terms of this Agreement, and all references to the Deposit shall be deemed to include any such proceeds so drawn and all interest earned thereon.

(viii) The provisions of this Section 4(c) shall survive the Closing or termination of this Agreement.

(d) Subject to the terms and conditions of Section 38, a portion of the Purchase Price equal to (i) $263,500,000.00 with respect to the 125 West 55th Premises, (ii) $190,000,000.00 with respect to the 2GCT Premises, and (iii) $120,000,000.00 with respect to the 540 Madison Premises, shall be paid to Seller by (A) Purchaser assuming (or causing a wholly owned subsidiary of Purchaser (each, a “Subsidiary” and, collectively, the “Subsidiaries”) that is Purchaser’s title designee with respect to the applicable Individual Premises (a “Subsidiary Owner”) to assume) in writing at the Closing the obligations of the respective borrowers under those certain mortgage loans relating to such applicable Individual Premises and more particularly set forth on Schedule 11(c)(xii)-1 (collectively, the “Existing Mortgage Loans”), and (B) Purchaser causing one or more of the direct or indirect owners of Purchaser (or of the applicable Subsidiary Owner with respect to the applicable Individual Premises) to assume in writing at the Closing the obligations of the respective borrowers under those certain mezzanine loans relating to such applicable Individual Premises and more particularly set forth on Schedule 11(c)(xii)-2 (collectively, the “Existing Mezzanine Loans”; the Existing Mortgage Loans and the Existing Mezzanine Loans, collectively, the “Existing Loans”).

(e) At the Closing for each Individual Premises, (i) Seller shall be entitled to retain the Cash Deposit or the proceeds of the Letter of Credit drawn down by Escrow Agent as provided herein (together with the interest accrued thereon) allocable to such Individual Premises, (ii) subject to the terms and conditions of Section 38, Purchaser shall assume (or cause to be assumed) the applicable Existing Loans, and (iii) Purchaser shall deliver the balance of the Purchase Price (i.e., the Purchase Price (less the amount of any Cash Deposit or the proceeds of any Letter of Credit drawn down by Escrow Agent as provided herein, and in either case any interest accrued thereon, delivered to Seller, but without any reduction for any Letter of Credit) less the outstanding principal balance of the applicable Existing Loans so assumed on the Closing Date for such Individual Premises), to Seller by wire transfer of immediately available funds as herein provided, subject to apportionment as provided in Section 7 below.

(f) All monies payable by Purchaser under this Agreement, unless otherwise specified in this Agreement, shall be paid by Purchaser causing such monies to be wire transferred in immediately available federal funds to such bank account or accounts at a bank in the United States as designated by Seller, and divided into such amounts as may be designated by Seller to facilitate the consummation of the transactions contemplated by this Agreement.

(g) As used in this Agreement, the term “business day” shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed.

(h) Any reference in this Agreement to a “day” or a number of “days” (other than references to a “business day” or “business days”) shall mean a calendar day or calendar days.

5.	STATUS OF TITLE.

Subject to the terms and provisions of this Agreement, on the Closing Date for each Individual Premises, such Individual Premises shall be sold, assigned and conveyed by Seller to Purchaser (or the applicable Subsidiary Owner(s)), and Purchaser (or the applicable Subsidiary Owner(s)) shall accept the same, subject only to the following (collectively, the “Permitted Encumbrances”):

(a) the state of facts disclosed (the “Disclosed Survey Items”) on those certain surveys listed on Schedule 5(a) for the applicable Individual Premises (collectively, the “Survey”), which the parties acknowledge that Purchaser has received and reviewed, and any further state of facts which are not Disclosed Survey Items as a current survey(s) or private inspection(s) of the applicable Individual Premises would disclose, provided such further state of facts would not materially and adversely affect the current uses of the applicable Individual Premises;

(b) the standard printed exclusions from coverage contained in the ALTA form of owner’s title policy currently in use in New York, with the standard New York endorsement, and all matters set forth on Schedules 5(b)-1, 5(b)-2 and 5(b)-3 for the applicable Individual Premises;

(c) Non-Objectionable Encumbrances (as hereinafter defined); and any liens, encumbrances or other title exceptions approved or waived by Purchaser as provided in this Agreement;

(d) Property Taxes (as hereinafter defined) which are a lien but not yet due and payable, subject to proration in accordance with Section 7 hereof;

(e) any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the applicable Individual Premises, including, without limitation, all zoning, land use, building and environmental laws, rules, regulations, statutes, ordinances, orders or other legal requirements, including landmark designations and all zoning variance and special exceptions, if any;

(f) all utility company rights, covenants, restrictions, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Premises, provided that, in the case of any of the foregoing items which shall not be of record as of the date hereof, the same do not materially adversely affect the present use of the applicable Individual Premises;

(g) any installment not yet due and payable of assessments imposed after the date hereof and affecting the applicable Individual Premises or any portion thereof;

(h) all Violations (as hereinafter defined) now or hereafter issued or noted;

(i) the rights and interests held by tenants under the Leases in effect at Closing for the applicable Individual Premises and others claiming by, through or under such Leases (and any non-disturbance agreements and memorandum of lease relating thereto of record or as otherwise set forth on Schedule 5(b)) (it being understood that nothing contained in this Section 5(i) shall impair Seller’s obligations under Section 9(b) hereof);

(j) consents by Seller or any former owner of all or a portion of the applicable Individual Premises for the erection of any structure or structures on, under or above any street or streets on which the applicable Individual Premises may abut;

(k) possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under, or above any street or highway;

(l) any lien or encumbrance (including, without limitation, any mechanics’ lien or materialmen’s lien), the removal of which is the obligation of a tenant under a Lease (it being understood that nothing contained in this Section 5(l) impairs Seller’s obligations under Section 9(a) hereof);

(m) with respect to the 540 Madison Premises, the 540 Madison Ground Lease; and

(n) all other matters which, pursuant to the terms of this Agreement, are deemed Permitted Encumbrances.

6.	TITLE INSURANCE; LIENS.

(a) (i) The parties acknowledge that Purchaser has received and reviewed those certain title reports set forth on Schedule 6(a)(i) (collectively, the “Existing Title Report”). At the Closing for each Individual Premises, Purchaser (or the applicable Subsidiary Owner(s)) shall obtain, at Purchaser’s sole cost and expense, a policy of owner’s title insurance from Fidelity National Title Insurance Company (on a direct basis through Neil Clark), and any other title insurance companies that Purchaser designates and which are acceptable to the Existing Lenders (collectively, the “Title Company”) in aggregated amounts not less than the portions of the Purchase Price allocable to such Individual Premises.

(ii) Purchaser shall have no right to object to any exceptions or other matters affecting title disclosed in the Existing Title Report or Survey which are Permitted Encumbrances.

(iii) Purchaser shall direct the Title Company to deliver a new title report and any updates thereto to Seller simultaneously with its delivery of the same to Purchaser. If, prior to the Closing Date for any Individual Premises, the Title Company shall deliver any such new title report and any update thereto which discloses additional liens, encumbrances or other title exceptions which were not disclosed by the Existing Title Report and are not Disclosed Survey Items and which do not otherwise constitute Permitted Encumbrances hereunder for such Individual Premises (each, an “Update Exception”), then Purchaser shall have until the earlier of (x) five (5) business days after delivery of such report or any update thereto to Purchaser or its counsel or (y) the business day immediately preceding the Closing Date for such Individual Premises, time being of the essence (the “Update Objection Deadline”), to deliver written notice to Seller objecting to any of the Update Exceptions (the “Update Objections”; the Update Objections are also collectively referred to herein as the “Title Objections”). If Purchaser fails to deliver such objection notice by the Update Objection Deadline, Purchaser shall be deemed to have waived its right to object to any Update Exceptions (and the same shall not constitute Title Objections, but shall instead be deemed Permitted Encumbrances). If Purchaser shall deliver such objection notice by the Update Objection Deadline, any Update Exceptions which are not objected to in such notice shall not constitute Title Objections, but shall be Permitted Encumbrances.

(iv) Purchaser shall not be entitled to object to, and shall be deemed to have approved, any liens, encumbrances or other title exceptions (and the same shall not constitute Title Objections, but shall instead be deemed to be Permitted Encumbrances) (A) over which the Title Company is willing to insure (without additional cost to Purchaser or where Seller pays such cost for Purchaser), (B) against which the Title Company is willing to provide affirmative insurance (without additional cost to Purchaser or where Seller pays such cost for Purchaser), (C) which will be extinguished upon the transfer of the applicable Individual Premises to Purchaser (or the applicable Subsidiary Owner(s)), or (D) which are the responsibility of any tenant under the Leases to cure, correct or remove (collectively, the “Non-Objectionable Encumbrances”). Notwithstanding anything to the contrary contained herein, if Seller is unable to eliminate the Title Objections by the Scheduled Closing Date for any Individual Premises, unless the same are waived by Purchaser without any abatement in the Purchase Price, Seller may, from time to time, upon at least two (2) business days’ prior notice to Purchaser (except with respect to matters first disclosed during such two (2) business day period, as to which matters notice may be given at any time through and including such Scheduled Closing Date) adjourn such Scheduled Closing Date, for a period not to exceed ninety (90) days in the aggregate (the “Title Cure Period”), in order to attempt to eliminate such exceptions.

(b) If Seller is unable to eliminate any Title Objection within the Title Cure Period which Seller is not obligated to eliminate pursuant to the provisions of Section 6(c) below, then, upon notice from Seller that Seller is unable to eliminate such Title Objection, and unless the same is waived by Purchaser, Purchaser may (i) accept or cause the applicable Subsidiary Owner to accept the applicable Individual Premises subject to such Title Objection without abatement of the Purchase Price, in which event (x) such Title Objection shall be deemed to be, for all purposes, a Permitted Encumbrance, (y) Purchaser shall close hereunder for the applicable Individual Premises notwithstanding the existence of same, and (z) Seller shall have no obligations whatsoever after the Closing Date with respect to Seller’s failure to cause such Title Objection to be eliminated, or (ii) terminate this Agreement; provided, that once the closing under the GM Contribution Agreement has occurred, Purchaser’s right under this clause (ii) shall be to terminate this Agreement as to the applicable Individual Premises only, in either case by notice given to Seller within ten (10) business days following the date that Seller gives Purchaser notice that Seller is unable to eliminate such Title Objection, time being of the essence. If Purchaser shall fail to deliver the termination notice described in clause (ii) above within the ten (10) business day period described therein, time being of the essence, Purchaser shall be deemed to have made the election under clause (i) above. Upon the timely giving of any termination notice under clause (ii) above and the expiration of the applicable period described above, (A) if Purchaser shall have validly elected to terminate this Agreement in its entirety, Purchaser shall be entitled to a return of the Deposit and this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof, and (B) if Purchaser shall have validly elected to terminate this Agreement with respect to the applicable Individual Premises only, Purchaser shall be entitled to a return of the portion of the Deposit allocable to such applicable Individual Premises and this Agreement shall terminate with respect to the applicable Individual Premises only and neither party hereto shall have any further rights or obligations hereunder with respect to such Individual Premises only other than those which are expressly provided to survive the termination hereof.

(c) Subject to the terms of this Section 6, it is expressly understood that in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate any Title Objections, or take any other actions to cure or remove any Title Objections, or to otherwise cause title to the Premises to be in accordance with the terms of this Agreement on the Closing Date. Seller shall be required to remove, by payment, bonding or otherwise, any Title Objections which (1) can be satisfied and discharged of record by the payment of a liquidated sum not in excess of, (x) One Million Four Hundred Eighty Thousand Dollars ($1,480,000) in the aggregate for all such Title Objections with respect to the 125 West 55th Premises, (y) One Million Four Hundred Thirty Thousand Dollars ($1,430,000) in the aggregate for all such Title Objections with respect to the 2GCT Premises, and (z) Nine Hundred Twenty Five Thousand Dollars ($925,000) in the aggregate for all such Title Objections with respect to the 540 Madison Premises, (2) are mechanics’ liens or materialmen’s liens arising from work contracted for by Seller, provided that Seller shall not be obligated to remove, by payment, bonding or otherwise, mechanics’ and materialmen’s liens which are the responsibility of any tenant under a Lease to pay, bond or remove or (3) otherwise have been voluntarily granted by Seller and recorded against the applicable Individual Premises on or after May 1, 2008 with respect to the 125 West 55th Premises, the 2GCT Premises and the 540 Madison Premises (other than (x) Permitted Encumbrances, and (y) any Title Objection with which Seller has the right to encumber any Individual Property pursuant to Section 9).

(d) If Seller shall have adjourned the Scheduled Closing Date for any Individual Premises in order to cure Title Objections in accordance with the provisions of this Section 6, Seller shall, upon the satisfactory cure thereof, promptly reschedule such Scheduled Closing Date, upon at least seven (7) business days’ prior notice to Purchaser (a “New Closing Notice”); it being agreed, however, that if any Title Objections with respect to such Individual Premises arise between the date the applicable New Closing Notice is given and the rescheduled Scheduled Closing Date, Seller may again adjourn the Closing for such Individual Premises for a reasonable period or periods, in order to attempt to cause such exceptions to be eliminated; provided, that Seller shall not be entitled to adjourn the new Scheduled Closing Date for such Individual Premises pursuant to this Section 6 for a period or periods that, when aggregated with the number of days which Seller has previously adjourned the Scheduled Closing Date for such Individual Premises in accordance with this Agreement (but excluding Section 36(b) and Section 38(e), it being agreed that any extension by Seller or Purchaser under Section 36(b) or Section 38(e) shall be in addition to any extension(s) under this Section 6(d)), exceed ninety (90) days in the aggregate.

(e) If the Existing Title Report discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to any Seller or that of any entity making up Seller, on request Seller shall deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against Seller or any such entity making up Seller in order to induce the Title Company to omit exceptions with respect to such judgments, bankruptcies or other returns or to insure over same.

(f) Purchaser agrees to purchase the Premises subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Premises (collectively, “Violations”), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Premises. Seller shall have no duty to remove or comply with or repair any condition, matter or thing whether or not noted, which, if noted, would result in a Violation being placed on the Premises. Seller shall have no duty to remove or comply with or repair any of the aforementioned Violations, or other conditions, and the Subsidiary Owners shall accept the Premises subject to all such Violations, the existence of any conditions at the Premises which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price.

(g) If any of the title companies comprising the Title Company shall be unwilling to remove any Title Objections which any Seller Designated Title Company would be willing to remove without additional premium (unless paid by Seller), then Seller shall have the right to substitute any such Seller Designated Title

Company for any one or more of the title insurance companies comprising the Title Company (subject to each such title insurance company’s internal aggregate maximum risk exposure and otherwise on the same terms and conditions set forth in each such title insurance company’s standard title insurance agreement or commitment, as the case may be), provided that if Purchaser elects not to use any such Seller Designated Title Company, such Title Objections which such Seller Designated Title Company would be willing to remove shall not constitute Title Objections and shall be deemed Permitted Encumbrances. “Seller Designated Title Company” shall mean any of the following: Chicago Title Insurance Company, First American Title Insurance Company, Stewart Title Insurance Company, Commonwealth Title Insurance Company, Lawyers Title Insurance Company, LandAmerica Title Insurance Company (either directly or through an authorized agent).

7.	APPORTIONMENTS.

(a) The following shall be apportioned between Seller and Purchaser, on an Individual Premises-by-Individual Premises basis, as of 11:59 p.m. on the day immediately preceding the Closing Date with respect to each Individual Premises (each, an “Apportionment Date”) on the basis of the actual number of days of the month which shall have elapsed as of such Closing Date and based upon the actual number of days in the month and a 365 day year:

(i) subject to Section 7(b) below, prepaid rents, fixed rents and additional rents payable pursuant to the Leases (including, without limitation, operating expense escalation payments, real estate tax escalation payments and percentage rent, if any, payable under the Leases) (collectively, “Rents”);

(ii) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Premises (collectively, “Property Taxes”), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 7(c) below;

(iii) administrative charges, if any, permitted under the Leases or applicable law, on security deposits held pursuant to the Leases;

(iv) fuel, if any, as estimated by Seller’s supplier, at current cost, together with any sales taxes payable in connection therewith, if any (a letter from Seller’s fuel supplier dated no later than three (3) business days prior to the Closing shall be conclusive evidence as to the quantity of fuel on hand and the current cost therefor);

(v) prepaid fees for licenses and other permits assigned to Purchaser at the Closing;

(vi) any amounts prepaid or payable by any Seller under the Contracts that Purchaser is otherwise obligated to assume as of the Closing Date in accordance with the terms hereof;

(vii) wages and fringe benefits (including, without limitation, vacation pay, sick days, health, welfare, pension and disability benefits) and other compensation payable to all Employees (it being understood, however, that Purchaser shall not be liable for any portion of any withdrawal liability assessed in connection with or related to events occurring prior to the Closing Date);

(viii) interest payable on the Existing Loans; and

(ix) such other items as are customarily apportioned in real estate closings of commercial properties in The City of New York, State of New York.

(b) (i) Monthly base rents (collectively, “Base Rents”) under the Leases shall be adjusted and prorated on an if, as and when collected basis. Base Rents collected by or on behalf of Purchaser (or any Subsidiary Owner) or Seller after the Closing Date from tenants who owe Base Rents for periods prior to the Closing Date, shall be applied, (A) first to all rents due and payable by the tenant in question for the calendar month in which the Closing occurs, then (B) to all rents due and payable by such tenant for the calendar months following the month in which the Closing occurs, then (C) to all delinquent rents due and payable by such tenant for the calendar months preceding the calendar month in which the Closing occurs. Each such amount, less reasonable collection costs, shall be adjusted and prorated as provided above, and the party receiving such amount shall, within five (5) business days, pay to the other party the portion thereof to which it is so entitled.

(ii) Purchaser, after the Closing, shall cause the Subsidiary Owners to bill tenants owing Base Rents for periods prior to the Closing Date, on a monthly basis and use commercially reasonable efforts to collect such past due Base Rents; provided, that the Subsidiary Owners shall have no obligation to commence any actions or proceedings to collect any such past due Base Rents or terminate any Lease. Purchaser shall provide or cause to be provided to Seller monthly reports setting forth the status of such collection efforts. In addition to the foregoing, Seller may take all steps it deems appropriate, including litigation, to collect Base Rents delinquent as of the Closing Date which are still uncollected; provided, that Seller may not cause any Lease to be terminated. Any such amounts that Seller collects after the Closing shall be applied by Seller as provided in Section 7(b)(i) hereof.

(iii) With respect to any Lease that provides for the payment of additional or escalation rent based upon (A) a percentage of a tenant’s gross sales during a specified annual or other period or (B) increases in real estate taxes, operating expenses, labor costs, cost of living indices or porter’s wages (collectively, “Overage Rent”), such Overage Rent shall be adjusted and prorated on an if, as and when collected basis as set forth below.

(iv) Purchaser, after the Closing, shall cause the Subsidiary Owners to (A) promptly render bills for any Overage Rent payable for any accounting period that expired prior to the Closing Date or an accounting period in which the Closing Date occurs, but which is to be paid after the Closing Date or an accounting period in which the Closing Date occurs; (B) bill tenants for such Overage Rent attributable to an accounting period that expired prior to the Closing Date, on a monthly basis; and (C) use commercially reasonable efforts in the collection of such Overage Rent; provided, that the Subsidiary Owners shall have no obligation to commence any actions or proceedings to collect any such Overage Rents or terminate any Lease. In addition to the foregoing, Seller shall have the right to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits) which, if collected, shall be applied as provided herein; provided, that Seller may not cause any Lease to be terminated. Seller shall furnish to Purchaser all information relating to the period prior to the Closing Date necessary for the billing of such Overage Rent, and Purchaser shall to deliver to Seller, concurrently with delivery to tenants, copies of all statements relating to Overage Rent for any period prior to the Closing Date. Purchaser, after the Closing, shall cause the Subsidiary Owners to bill tenants for Overage Rents for accounting periods prior to the Closing Date and accounting periods in which the Closing Date occurs in accordance with and on the basis of such information furnished by Seller.

(v) Subject to the terms of this Section 7(b)(v), Overage Rent payable for the accounting period in which the Closing Date occurs shall be apportioned between Seller and Purchaser based upon the ratio that the number of days in such accounting period prior to the Closing Date bears to the number of days in the entire such accounting period. If, prior to the Closing Date, Seller receives any installments of Overage Rent attributable to Overage Rent for periods from and after the Closing Date, such sums (less reasonable collection costs) shall be apportioned on the Closing Date. If Purchaser or any Subsidiary Owner receives any installments of Overage Rent attributable to Overage Rent for an accounting period ending prior to the Closing Date or Seller’s proportionate share of Overage Rent attributable to an accounting period in which the Closing Date occurs, such sums (less reasonable collection costs actually incurred by Purchaser or such Subsidiary Owner shall be paid to Seller within five (5) business days after Purchaser or such Subsidiary Owner receives payment thereof. If, after the Closing Date, Seller receives any installments of Overage Rent attributable to Overage Rent for Purchaser’s proportionate share of Overage Rent attributable to an accounting period in which the Closing Date occurs, or an accounting period commencing on or after the Closing Date, such sums (less reasonable collection costs actually incurred by Seller) shall be paid to Purchaser within five (5) business days after Seller receives payment thereof.

(vi) Any payment by tenants of Overage Rent shall be applied to Overage Rents then due and payable in the following order of priority: (A) first, in payment of Overage Rents by the applicable tenant for the accounting period in which the Closing Date occurs (subject to apportionment pursuant to this Section 7); (B) second, in payment of Overage Rents by such tenant for the period preceding the accounting period in which the Closing Date occurs; and (C) third, in payment of Overage Rents by such tenant for the accounting period following the one in which the Closing Date occurs.

(vii) To the extent any portion of Overage Rent is required to be paid monthly or in other periodic installments by tenants on account of estimated amounts for the current period, and at the end of each calendar year (or, if applicable, at the end of each lease year or tax year or any other applicable accounting period), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year, with the appropriate adjustments being made with such tenants, then such portion of the Overage Rent shall be prorated between Seller and Purchaser on the Closing Date based on such estimated payments (i.e., with (x) Seller entitled to retain all monthly installments of such amounts with respect to periods prior to the calendar month in which the Closing Date occurs, to the extent such amounts are as of the Closing Date estimated to equal the amounts ultimately due to Seller for such periods, (y) Purchaser entitled to receive all monthly installments of such amounts with respect to periods following the calendar month in which the Closing Date occurs, and (z) Seller and Purchaser apportioning all monthly installments of such amounts with respect to the calendar month in which the Closing Date occurs). At the time(s) of final calculation and collection from (or refund to) tenants of the amounts in reconciliation of actual Overage Rent for a period for which estimated amounts have been prorated, there shall be a re-proration between Seller and Purchaser, with the net credit resulting from such re-proration, after accounting for amounts required to be refunded to tenants, being payable to the appropriate party (i.e., to Seller if the recalculated amounts exceed the estimated amounts and to Purchaser if the recalculated amounts are less than the estimated amounts).

(viii) To the extent that any amounts are paid or payable to Seller by a tenant under a Lease in advance of the period to which such expense applies, whether as a one time payment or in installments (e.g., for real property tax escalations), such amounts shall be apportioned as provided above but based upon the period for which such payments were or are being made.

(ix) To the extent tenants pay items of Rent which are not Base Rents or Overage Rents, such as charges for electricity, steam, water, cleaning, overtime services, sundry charges or other charges of a similar nature (collectively, “Additional Rent”), such rent shall be applied based on the period covered by such Additional Rent charge (i.e., the period the applicable work, utility or service was provided). If (x) Seller or Purchaser or any Subsidiary Owner receives a payment from a tenant for Additional Rent, and (y) such tenant does not specify the time period or the particular charge to which such payment relates, then the Additional Rent shall be applied in the following order of priority: (A) first, for the period in which the Closing Date occurred (subject to apportionment pursuant to this Section 7); (B) second, for the period or periods preceding the period in which the Closing Date occurred; and (C) third, for the most recent period or periods after the Closing Date such work, utility or service was provided. In the case of any Additional Rent payable for a period that expired prior to the Closing Date, but which is to be paid after the Closing Date, Purchaser shall pay the entire amount thereof to Seller within five (5) business days after receipt thereof, less any reasonable collection costs actually incurred. Purchaser, after the Closing, shall cause the Subsidiary Owners to (A) promptly render bills for any Additional Rent payable for any period that expired prior to the Closing Date, but which is to be paid after the Closing Date; (B) bill tenants for such Additional Rent attributable to a period that expired prior to the Closing Date, on a monthly basis, and (C) use commercially reasonable efforts in the collection of such Additional Rent; provided, that the Subsidiary Owners shall have no obligation to commence any actions or proceedings to collect any such Additional Rent or terminate any Lease. In addition to the foregoing, Seller shall have the right to pursue tenants to collect such delinquencies due for the period prior to the Closing Date (including, without limitation, the prosecution of one or more lawsuits) which, if collected, shall be applied as provided herein; provided, that Seller may not cause any Lease to be terminated. Seller shall furnish to Purchaser all information relating to the period prior to the Closing Date necessary for the billing of such Additional Rent, and Purchaser shall cause the Subsidiary Owners to deliver to Seller, concurrently with delivery to tenants, copies of all statements relating to Additional Rent for any period prior to the Closing Date. Purchaser shall cause the Subsidiary Owners to bill tenants for Additional Rent relating to periods prior to the Closing Date in accordance with and on the basis of such information furnished by Seller. Additional Rent payable for the period in which the Closing Date occurs shall be apportioned between Seller and Purchaser based upon the same method used to apportion the underlying expense being billed to such tenant, or if such expense is not being apportioned, then based upon the ratio that the portion of such accounting period prior to the Closing Date bears to the entire such accounting period.

(x) To the extent any payment received from a tenant after Closing does not indicate whether the payment is for an item of Base Rent, Overage Rent or Additional Rent, and the same cannot be clearly determined from the context of such payment, then such payment will be applied (x) first, to payment of any Base Rent then due or delinquent, in accordance with Sections 7(b)(i) and 7(b)(ii) above, (y) second, to payment of any Additional Rent then due or delinquent, in accordance with Section 7(b)(ix) above and (z) third to any Overage Rent then due or delinquent, in accordance with Sections 7(b)(iii)-7(b)(viii) above.

(c) Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing Date shall occur before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Seller or Purchaser shall make an appropriate payment to the other within five (5) business days based on such recalculation. If as of the Closing Date the Premises or any portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, Seller shall pay the unpaid installments of such assessments which are due prior to the Closing Date and Purchaser shall pay the installments which are due on or after the Closing Date.

(d) If there are water meters at the Premises, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done within thirty (30) days prior to the Apportionment Date, or (ii) if such reading has not been made, on the basis of the last available reading. If the apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Seller shall deliver to Purchaser or Purchaser shall deliver to Seller, as the case may be, the amount determined to be due upon such readjustment.

(e) Charges for all electricity, steam, gas and other utility services (collectively, “Utilities”) shall be billed to Seller’s account up to the Apportionment Date and, from and after the Apportionment Date, all Utilities shall be billed to Purchaser’s account. If for any reason such changeover in billing is not practicable as of the Closing Date as to any Utility, such Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Seller shall promptly deliver to Purchaser, or Purchaser shall promptly deliver to Seller, as the case may be, the amount determined to be due upon such adjustment.

(f) At the Closing with respect to each Individual Premises, Seller shall receive a credit for the cost to Seller of all cleaning and other supplies that constitute Personalty and are in unopened cartons or packages located at the applicable Individual Premises based on invoices therefor.

(g) Purchaser shall have no right to receive any rental insurance proceeds in respect of any Individual Premises which relate to the period prior to the Closing Date for such Individual Premises and, if any such proceeds are delivered to Purchaser, Purchaser shall, within five (5) business days following receipt thereof, pay the same to Seller. Seller shall have no right to receive any rental insurance proceeds in respect of any Individual Premises which relate to the period on or after the Closing Date for such Individual Premises and, if any such proceeds are delivered to Seller, Seller shall, within five (5) business days following receipt thereof, pay the same to Purchaser. If a fire or other casualty occurs at any Individual Premises prior to the Closing for such Individual Premises, then, after the Closing, Seller shall cooperate with Purchaser in making a claim against Seller’s insurer for tenant rent abatement proceeds that are payable with respect to the period after such Closing (it being understood that Purchaser (or any Subsidiary Owner designated by Purchaser) shall receive any and all of the rental insurance proceeds from such claim for rental insurance proceeds for the period after such Closing). Seller, effective as of the date hereof, shall have Purchaser (or each Subsidiary Owner) named as an additional insured (as its interests may appear) on Seller’s applicable rental insurance policies to facilitate the payment of any claims by Seller’s rent insurer directly to Purchaser (or such Subsidiary Owner) for a loss which extends beyond the applicable Closing (and Seller, during the period from the date hereof to the applicable Closing Date, shall not change or otherwise reverse Purchaser’s (or each such Subsidiary Owner’s) being so named as an additional insured on such policy).

(h) (i) Subject to the terms of this Section 7(h)(i), Purchaser agrees that, if the Closing occurs with respect to any Individual Premises, then Purchaser shall be responsible for the payment of all Future Commissions relating to such Individual Premises. For purposes hereof, the term “Future Commissions” shall mean, with respect to the applicable Individual Premises, (1) the leasing commissions set forth on Schedule 7(h) for such Individual Premises, (2) any leasing commissions which may become due and payable (whether before or after the Closing Date) pursuant to the Brokerage Agreements (as hereinafter defined) by reason of the exercise by a tenant under a Lease of any renewal option, extension option, expansion option, lease of additional space, right of first offer, right of first refusal or similar right or option or the lapse or waiver by a tenant under a Lease of any right of cancellation in each case on or after the date hereof, and (3) all leasing commissions which may become due and payable (whether before or after the Closing Date) in connection with any new Leases entered into between the date hereof and the Closing Date and which have been approved (or deemed approved) by Purchaser to the extent required by the terms hereof (including, without limitation, in connection with any Pending Lease Transaction). If, as of the Closing Date, Seller shall have paid any leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing; provided, that Seller shall supply invoices and statements for all such leasing commissions to Purchaser prior to the Closing Date. If, as of the applicable Closing Date, there remains payable any brokerage commissions for any of the Leases that remain in effect on the Closing Date (other than the Future Commissions), then Purchaser shall be entitled to a credit in the amount thereof, provided that Purchaser shall be responsible for the payment of such brokerage commission(s) from and after the applicable Closing Date. Purchaser shall indemnify and hold Seller harmless with regard to the payment of such brokerage commission(s) for which Purchaser has received a credit for at such Closing.

(ii) Purchaser agrees that, if the Closing occurs with respect to any Individual Premises, then Purchaser shall be responsible for the payment of all Future Tenant Inducement Costs relating to such Individual Premises. For purposes hereof, the term “Future Tenant Inducement Costs” shall mean, with respect to the applicable Individual Premises, (1) the Tenant Inducement Costs set forth on Schedule 7(h) for such Individual Premises, (2) any Tenant Inducement Costs which may become due and payable (whether before or after the Closing Date) pursuant to the Leases by reason of the exercise of any renewal option, extension option, expansion option, lease of additional space, right of first offer, right of first refusal or similar right or option or the lapse or waiver of any right of cancellation on or after the date hereof, and (3) all Tenant Inducement Costs which may become due and payable (whether before or after the Closing Date) in connection with any new Leases entered into between the date hereof and the Closing Date and which have been approved (or deemed approved) by Purchaser to the extent required by the terms hereof (including, without limitation, in connection with any Pending Lease Transaction). If, as of the Closing Date, Seller shall have paid any Tenant Inducement Costs for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. For purposes hereof, the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement or concession, including, without limitation, tenant improvement costs, design, refurbishment and other work allowances, lease buyout costs, and moving allowances; provided, that “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period (it being agreed that Seller shall bear such loss resulting from any free rental period with respect to the period prior to the Closing Date and that Purchaser shall bear such loss with respect to the period from and after the Closing Date). If, as of the applicable Closing Date, there remains payable any Tenant Inducement Costs for any of the Leases that remain in effect on the Closing Date (other than the Future Tenant Inducement Costs), then Purchaser shall be entitled to a credit in the amount thereof, provided that Purchaser shall be responsible for the payment of such Tenant Inducement Costs from and after the applicable Closing Date. Purchaser shall indemnify and hold Seller harmless with regard to the payment of such Tenant Inducement Costs for which Purchaser has received a credit for at such Closing.

(i) No less than five (5) days before and no more than ten (10) days prior to the Closing with respect to each Individual Premises, Seller shall prepare and deliver to Purchaser a preliminary closing statement (each, a “Preliminary Closing Statement”) which shall show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement in respect of such Individual Premises, and such net due amount will be added to or subtracted from the cash balance of the portion of the Purchase Price allocable to such Individual Premises to be paid to Seller at the Closing pursuant to Section 4. Purchaser shall deliver to Seller any comments that Purchaser may have to the applicable Preliminary Closing Statement not later than three (3) days prior to the Closing and the parties shall endeavor to agree on such Preliminary Closing Statement no later than (1) day prior to the Closing for the applicable Individual Premises. Notwithstanding anything to the contrary contained herein, the failure of Purchaser and Seller to agree to such Preliminary Closing Statement shall not be a condition to either Seller’s or Purchaser’s obligation to close under this Agreement with respect to the applicable Individual Premises. Not later than the first (1st) anniversary of the Closing Date with respect to each Individual Premises, Seller and Purchaser and/or their respective agents or designees will meet to jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser in form and substance (each, a “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for in this Agreement in respect of such Individual Premises, setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid) and correcting any errors in calculation. The net amount due Seller or Purchaser, if any, by reason of adjustments to any Preliminary Closing Statement as shown on the applicable Final Closing Statement, shall be paid in cash by the party obligated therefor within five (5) business days following that party’s receipt of the applicable approved Final Closing Statement. The adjustments, prorations and determinations agreed to by Seller and Purchaser in each Final Closing Statement shall be conclusive and binding on the parties hereto except for any items which are not capable of being determined at the time any such Final Closing Statement is agreed to by Seller and Purchaser, which items shall be determined and paid in the manner set forth herein and except for other amounts payable hereunder pursuant to provisions which survive the Closing. Prior to and following the Closing Date for each Individual Premises, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.

(j) If any payment to be made after a Closing under this Section 7 shall not be paid when due hereunder, the same shall bear interest (which shall be paid together with the applicable payment hereunder) from the date due until so paid at a rate per annum equal to the Prime Rate (as such rate may vary from time to time) as reported in The Wall Street Journal plus 5% (the “Default Rate”). To the extent a payment provision in this Section 7 does not specify a period for payment, then for purposes hereof such payment shall be due within five (5) business days of the date such payment obligation is triggered.

(k) Notwithstanding anything to the contrary contained in this Section 7 or elsewhere in this Agreement, if any audit of charges for Overage Rent is commenced by any tenant after the date hereof, Seller shall not be liable for any monies owed, if any, to such tenant, whether accruing prior to or after the Closing for the applicable Individual Premises. In addition, if, at any time after the Closing Date for the applicable Individual Premises, any tenant under a Lease is entitled to a refund of the Overage Rent that Seller has charged and collected from such tenant prior to such Closing in respect of certain work as described on Schedule 7(k), then Seller shall promptly pay to Purchaser the amount so collected by Seller and required to be refunded and Purchaser shall be responsible from and after such Closing for making the appropriate refund to such tenant.

(l) The provisions of this Section 7 shall survive the Closing.

8.	PROPERTY NOT INCLUDED.

Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that any fixtures, furniture, furnishings, equipment or other personal property (including, without limitation, trade fixtures in, on, around or affixed to the Building) owned or leased by any tenant, managing agent (except for equipment located at any Individual Premises and owned by the existing managing agent that is necessary to operate the applicable Individual Building), leasing agent, contractor, or employee at any Building, and any art in the lobby of the 125 West 55th Building or in the lobby of the 540 Madison Building (collectively, “Excluded Personalty”), shall not be included in the Property to be sold to Purchaser hereunder.

9.	COVENANTS OF SELLER.

(a) During the period from the date hereof until the Closing Date with respect to any Individual Premises, Seller shall:

(i) be permitted to enter into any agreements with unrelated third parties with respect to all or any portion of the applicable Individual Property provided that such agreements expire by their terms on or prior to such Closing Date or, in accordance with its terms, would not be effective following such Closing Date, or, in the case of Contracts, are on commercially reasonable terms and are entered into in the ordinary course of business and may be terminated by the owner of the applicable Individual Property without penalty upon not more than thirty (30) days’ (or less) prior notice; provided, that if an emergency occurs during the period from the date hereof to such Closing Date, then Seller shall have the right to enter into a Contract to respond thereto on commercially reasonable terms taking into account that Seller must react on an emergency basis (regardless of whether such Contract is terminable by the owner of the applicable Individual Property on thirty (30) (or less) days of prior notice), except that if such Contract is not terminable on 30 days’ (or less) prior notice, in no event shall any such Contract require Purchaser to (i) expend more than One Hundred Thousand Dollars ($100,000) in respect of the applicable Individual Property in the aggregate after the Closing or (ii) involve material capital improvements to the applicable Individual Property, unless, in either such case, Seller obtains the prior approval of Purchaser, such approval not to be unreasonably withheld, conditioned or delayed taking into account the emergency nature of such Contract (and Seller shall promptly deliver to Purchaser a copy of any such Contracts entered into after the date hereof and prior to such Closing Date);

(ii) maintain in full force and effect the insurance policies currently in effect with respect to the applicable Individual Premises (or replacements continuing similar coverage) and which are evidenced by certificates of insurance listed on Schedule 9(a)(ii); provided, that Seller may make commercially reasonable modifications to such insurance policies if such modifications do not (i) materially reduce or adversely affect the insurance coverage existing as of the date hereof or (ii) result in an increased premium or deductible thereunder;

(iii) operate and manage the applicable Individual Premises in a manner consistent in all material respects with past practice, except that (A) Seller shall not be required to make any capital improvement or replacement to such Individual Premises and (B) other than the capital improvements set forth on Schedule 9(a)(iii), which Purchaser shall assume at Closing for the applicable Individual Premises and the cost of which shall be apportioned between Seller and Purchaser on a work-in place basis at such Closing (i.e., Seller shall bear the cost of the work performed prior to such Closing and Purchaser shall bear the cost of all work remaining to be performed from and after such Closing), Seller shall not be permitted to undertake any new capital improvement or replacement to such Individual Premises the cost of which Purchaser shall be responsible for except for any capital improvement or replacement which is (x) either (I) required by law or (II) necessary to avoid the imminent threat of damage or injury to persons or property (and Seller shall provide Purchaser with reasonable prior notice or, in the case of clause (II), such notice as is reasonable under the circumstances, and Purchaser shall have right to approve, which approval shall not be unreasonably withheld, conditioned or delayed, the terms of the contract providing for the performance of such capital improvement or replacement (but shall not have any approval right over whether Seller has the right to perform such capital improvement or replacement) unless, in the case of clause (II), in Seller’s good faith judgment, the circumstances do not reasonably allow sufficient time for Purchaser to review and approve the applicable contract for such capital improvement or replacement) or (y) with Purchaser’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, necessary to maintain the current use of such Individual Premises and comply with the obligations of the lessor under the Leases and, in each of the foregoing cases, the actual cost of such new capital improvement or replacement shall be apportioned between Seller and Purchaser as of the Closing Date based upon the useful life of such capital improvement or replacement as determined in accordance with Generally Accepted Accounting Principles consistently applied, and Seller shall deliver to Purchaser a copy of any contract relating to such new capital improvement work or replacements to such Individual Premises;

(iv) comply with the material obligations of the lessor under the Leases;

(v) make the interest payments due under the Existing Loans and otherwise comply with the borrowers’ material obligations thereunder in all material respects;

(vi) provide Purchaser with notice of any updates to the Seller Representation set forth in Section 11(c)(vi) from time to time prior to such Closing and any other update to any Seller Representation within five (5) business days prior such Closing, but only to the extent and subject to the qualification that such updates are to Seller’s Actual Knowledge; and

(vii) on or prior to such Closing Date for the applicable Individual Premises, Seller shall (at Seller’s cost) terminate the existing Contract for cleaning services at such Individual Premises with Quality Building Services Corp. effective on or prior to such Closing Date. Seller, on or prior to the Closing Date for an Individual Premises, shall also cause to be amended any Contract that covers such Individual Premises and other property that Seller or any affiliate of Seller owns or manages so that, as of such Closing Date, such Contract shall apply only to such Individual Premises and not such other property).

(b) During the period from the date hereof until the Closing Date with respect to any Individual Premises, Seller shall not, to the extent the same would be binding on or affect such Individual Premises or any owner thereof after such Closing without Purchaser’s prior approval, which approval (except as otherwise provided in this Section 9(b)) shall not be unreasonably withheld, conditioned or delayed:

(i) (A) enter in any new Lease for 10,000 rentable square feet or less on economic terms that are less favorable to landlord than the leasing guidelines set forth in Schedule 9(b)(i)-1 or terminate, amend or modify any Lease demising 10,000 rentable square feet or less (except as required pursuant to its terms or other de minimis amendments or modifications), or (B) enter into any new Lease for more than 10,000 rentable square feet or terminate, amend or modify any existing Lease demising more than 10,000 rentable square feet or release any guarantor of its obligation to guaranty the obligations of the tenant under any Lease (and Purchaser may grant or withhold approval of any such new Lease or Lease termination, amendment or modification described in this clause (B) or release of a guarantor in Purchaser’s sole discretion); provided, that (x) any agreement entered into by Seller with a tenant solely to confirm the terms of any right or option exercised by such tenant and that is set forth in the applicable Lease as of the date hereof shall not require Purchaser’s consent, and Seller shall deliver to Purchaser a true, correct and complete copy of any such agreement promptly after execution and deliver thereof, and (y) without Purchaser’s consent, Seller may enter into the pending new Lease transactions specified on Schedule 9(b)(i)-2 (each, a “Pending Lease Transaction”) on the economic terms specified on such Schedule (or economic terms equivalent to, or more favorable to the landlord than, the economic terms specified on such Schedule, on a net effective basis) and (I) in the case of a Pending Lease Transaction for a Lease demising 25,000 rentable square feet or less, on other terms and conditions that are commercially reasonable (taking into account the terms and conditions of other Leases of similar size in the applicable Individual Premises entered into by Seller) or (II) in the case of a Pending Lease Transaction for a Lease demising more than 25,000 rentable square feet, the final form of Lease for such Pending Lease Transaction (but not any of the economic terms thereof to the extent consistent with the terms for such Pending Lease Transaction set forth on Schedule 9(b)(i)-2) shall be subject to Purchaser’s approval, which approval shall not be unreasonably withheld, conditioned or delayed;

(ii) amend or modify (other than de minimis amendments or modifications) or renew any of the Contracts (except to the extent permitted by Section 9(a)(i) above); provided, that Seller shall have the right to enter into a renewal of that certain Contract with DGA Security Systems, Inc. for a period not to exceed one (1) year following the current expiration date thereof on substantially the same terms that currently apply under such Contract, with Purchaser’s approval for such Contract, which approval shall not be unreasonably withheld, conditioned or delayed;

(iii) enter into any new Contracts (except to the extent permitted by Section 9(a)(i) above) without Purchaser’s prior approval which approval may be withheld in Purchaser’s sole discretion;

(iv) grant consent of the lessor to any subletting under, or an assignment of, a Lease; provided, that Seller shall have the right, without Purchaser’s consent, to consent to a subletting under, or an assignment of, a Lease where either (A) Seller is obligated under the terms of the Lease to consent to such subletting or assignment (or the consent of the lessor is not required) or (B) Seller is obligated to be reasonable in determining whether or not to consent to any such subletting or assignment, and Seller has reasonably determined that there is no reasonable basis to deny consent to such subletting or assignment (and Seller shall give Purchaser reasonable advance notice before Seller makes such determination and Seller shall consult reasonably with Purchaser in making such determination prior to entering into any such subletting or assignment);

(v) as prime lessor, enter into a non-disturbance agreement with a subtenant under any Lease (and Purchaser may grant or withhold approval of any such non-disturbance agreement in Purchaser’s sole discretion); provided, that Seller shall have the right without Purchaser’s consent to enter into a non-disturbance agreement with a subtenant under any Lease where either (A) Seller is obligated under the terms of the Lease to enter into such non-disturbance agreement, (B) Seller is renewing or replacing a non-disturbance agreement with a subtenant that previously received a non-disturbance agreement (and such subtenant is entitled to such renewal or replacement pursuant to the terms of the applicable Lease or the terms of such non-disturbance agreement) or (C) Seller is obligated to be reasonable in determining whether or not to enter into a non-disturbance agreement and Seller has reasonably determined that there is no reasonable basis to elect to not enter into such non-disturbance agreement (and Seller shall give Purchaser reasonable advance notice before Seller makes such determination and Seller shall consult with Purchaser in making such determination prior to entering into such non-disturbance agreement);

(vi) apply any security deposits held by Seller as lessor under any Leases (and Purchaser may grant or withhold approval of any such application of security deposits in Purchaser’s sole discretion), except as permitted by Section 10(b) below; or

(vii) amend or modify the Existing Loan Documents (and Purchaser may grant or withhold approval of any such amendment or modification in Purchaser’s sole discretion), other than as contemplated or permitted by this Agreement.

(c) Whenever in Section 9(b) above Seller is required to obtain Purchaser’s approval with respect to any transaction described therein, Purchaser shall, within five (5) business days (two (2) business days in the case of Purchaser’s approval of any Lease for a Pending Lease Transaction described in clause (II) of Section 9(b)(i) above, provided that Seller has provided Purchaser with copies of interim drafts of the applicable Lease during the negotiation thereof) after receipt of Seller’s request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify Seller of its disapproval within said five (5) business day period (or two (2) business days period, as applicable) with, where Purchaser’s approval is not be unreasonably withheld, the reasonable basis therefor, Purchaser shall be deemed to have approved same.

(d) Upon written request of Purchaser, from the Closing Date with respect to any Individual Premises and for a period of two (2) years following the Closing Date for such Individual Premises, Seller shall make its records relating to such Individual Premises available to Purchaser for inspection, copying and audit by

Purchaser’s accountants at Purchaser’s sole cost and expense. Without limiting the foregoing, from the Closing Date with respect to any Individual Premises and for a period of two (2) years following the Closing Date for such Individual Premises, Seller shall, from time to time, upon reasonable advance notice from Purchaser and at Purchaser’s sole cost and expense, provide Purchaser and its representatives, agents and employees with access to the financial and other information in Seller’s possession that (i) relates to the operation of the applicable Individual Premises, (ii) pertains to the period of Seller’s ownership of the applicable Individual Premises, and (iii) is both relevant and reasonably necessary, in the opinion of Purchaser’s independent, third-party, certified public accountants, to enable Purchaser and Purchaser’s outside, third-party, certified public accountants to prepare financial statements on a timely basis in compliance with any or all of (A) Rule 3-14 and Rule 3-05 of Regulation S-X of the Securities and Exchange Commission, (B) any other rule issued by the Securities and Exchange Commission and applicable to Purchaser or its affiliates, or (C) any registration statement, report or disclosure statement filed with the Securities Exchange Commission by, or on behalf of, Purchaser or its affiliates (with the understanding, however, that any such inquiry that is made by Purchaser or Purchaser’s independent, third-party, certified public accountants shall pertain solely to the affairs of Seller as the owner and operator of the applicable Individual Premises, and shall not extend to the financial or other information of any direct or indirect owner of Seller or any of the affairs of any such direct or indirect owner of Seller or that is otherwise of a confidential or proprietary nature). Seller shall provide for the previous fiscal year and the period through and including the Closing such information and documentation, if available and at Purchaser’s sole cost and expense, including but not limited to:

(i) rent rolls;

(ii) Seller’s internally-prepared operating statements and prior years’ audited financial statements including supporting work papers and documentation with respect to the Individual Premises.

(iii) access to the Leases and all information available on tenant improvements and commissions for prior fiscal years;

(iv) Seller’s budgeted annual and monthly income and expenses, and actual annual and monthly income and expenses with respect to the Individual Premises;

(v) access to the Seller’s cash receipt journal(s) and bank statements for the applicable Individual Premises;

(vi) Seller’s general ledger with respect to the Individual Premises;

(vii) Seller’s schedule of expense reimbursements required under the Leases in effect on the Closing Date for the applicable Individual Premises, if one exists;

(viii) loan amortization schedules and interest statements;

(ix) a schedule, if one exists, of those items of repairs and maintenance performed by, or at the direction of the Seller;

(x) a schedule, if one exists, of those capital improvements and fixed asset additions made by, or at the direction of, the Seller;

(xi) access to the Seller’s invoices with respect to expenditures; and

(xii) access (during normal and customary business hours) to responsible personnel designated by Seller to answer accounting questions.

10.	ASSIGNMENTS BY SELLER AND ASSUMPTIONS BY PURCHASER; SECURITY DEPOSITS; EMPLOYEES; CONDITIONS TO CLOSING.

(a) Assignment. On the Closing Date with respect to any Individual Premises, Seller agrees to assign to the applicable Subsidiary Owner, pursuant to the instruments referenced in the applicable clauses of Section 17(c), without recourse, representation or warranty (except as expressly set forth in this Agreement), and Purchaser shall assume Seller’s obligations accruing on and after such Closing Date under, the documents described in clauses (i)-(iv) below:

(i) the right, title and interest of the lessor under the leases, telecommunications leases, licenses, and other occupancy agreements demising space at the applicable Individual Premises, including without limitation any and all guaranties of the tenant’s obligations relating thereto, which are (A) in full force and effect as of the date hereof and listed on Schedule 11(c)(ii)-1, (B) entered into after the date hereof in accordance with the provisions of this Agreement, together with all modifications and amendments thereof and supplements relating thereto that are entered into in accordance with the terms hereof (collectively, “Leases”) (it being understood that the term Leases shall not include any leases, subleases, licenses or other occupancy agreements entered into by tenants, as lessor, under the Leases that are then in effect), and (C) not terminated at or prior to the Closing for such Individual Premises;

(ii) to the extent transferable, the right, title and interest of Seller under the service, maintenance, supply and other agreements relating to the operation of the applicable Individual Premises and which are (A) in full force and effect as of the date hereof and listed on Schedule 11(c)(iii), (B) entered into after the date hereof in accordance with the provisions of this Agreement, together with all modifications and amendments thereof and supplements relating thereto that are entered into in accordance with the terms hereof (collectively, “Contracts”), and (C) not terminated at or prior to the Closing for such Individual Premises;

(iii) the right, title and interest of 540 Madison Leasehold Owner under the 540 Madison Ground Lease; and

(iv) the right, title and interest of Seller in the transferable permits and licenses, if any, relating to the applicable Individual Property and the other intangible Personalty.

(b) Security Deposits. Prior to the Closing with respect to any Individual Premises, Seller shall have the right (i) to apply any security deposits held under Leases at such Individual Premises in respect of defaults by tenants under the applicable Leases only in the event the applicable Lease has been terminated prior to such Closing in accordance with the provisions of this Agreement and (ii) to return the security deposit of any tenant thereunder who in the good faith judgment of Seller is entitled to the return of such deposit pursuant to the terms of its Lease or otherwise by law. At such Closing, Seller shall transfer or cause to be transferred or credited (at Seller’s option) to Purchaser the cash security deposits (and any interest thereon to which the applicable tenant is entitled as part of such cash security deposit) and turn over any letter of credit held by Seller as security under the Leases at such Individual Premises then held by Seller and not applied to defaults or returned to tenants as above provided, subject to the apportionment of administrative charges pursuant to Section 7(a)(iii) above. To the extent any letters of credit held by Seller as security under the Leases are non-transferable, Seller shall endeavor to cause such non-transferable letters of credit to be re-issued in favor of Purchaser (or the applicable Subsidiary Owner) prior to such Closing, provided that Seller’s failure to cause same to be re-issued shall not be a condition precedent to Purchaser’s obligations hereunder. In the case of any such non-assignable letters of credit which are not replaced, after such Closing, Seller shall hold such non-assignable letters of credit in escrow for the benefit of Purchaser and, upon written request by Purchaser, draw down on any such letter of credit and deliver the proceeds of such draw down to Purchaser. Purchaser shall indemnify Seller with respect to any judgments, suits, claims, demands, liabilities and obligations and related costs and expenses (including reasonable attorneys’ fees) arising out of Seller’s draw down and delivery of the proceeds of such letters of credit as directed by Purchaser. Seller shall use reasonable efforts to cause such non-transferable letters of credit to be re-issued in favor of Purchaser (or the applicable Subsidiary Owner) post-Closing for such Individual Premises and Seller shall reasonably cooperate with Purchaser post-Closing for such Individual Premises to arrange such transfers, if any. The provisions of this Section 10(b) shall survive the Closing.

(c) Employees. Effective as of the Closing Date with respect to any Individual Premises, all Building employees listed on Schedule 11(c)(x) for such Individual Premises (and any replacements thereof) who are union employees and who remain employed at the applicable Individual Premises immediately prior to the Closing Date (the “Employees”) shall be offered the same employment at the applicable Individual Premises on the terms and conditions as such Employees were employed immediately prior to the Closing in each case as required by the CBAs (as hereinafter defined). Purchaser shall be solely responsible for, and hereby assumes (or, at Purchaser’s option, Purchaser shall cause a third party service contractor to be responsible for and assume), all liabilities whatsoever with respect to any and all (i) Employees’ salaries for the period from and after the Closing Date, (ii) benefits attributable to work performed during the period from and after the Closing Date payable to the Employees and all related relevant plan contributions, (iii) benefit continuation and/or severance payments relating to any Employee that may be payable upon any termination of employment of any such Employee from and after the Closing Date, and (iv) notices, payments, fines or assessments due pursuant to any laws, rules or regulations with respect to the employment, discharge or layoff of Employees from and after the Closing Date, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act, Section 4980B of the Code (“COBRA”) and any rules or regulations as have been issued in connection with any of the foregoing; provided, that if Purchaser has complied with this Section 10, Purchaser shall not be responsible for any such liability that arises as a result of the transaction contemplated hereby. Purchaser shall indemnify and defend Seller and the other Seller Parties against, and shall hold them harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred or suffered by Seller or other Seller Parties as a result of any claim by any Employee (or other representative thereof, including, without limitation, the union or any fund trustee) that arises under federal, state or local statute, under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, to the extent arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) from and after the Closing Date with respect to the applicable Individual Premises; provided, that if Purchaser has complied with this Section 10, Purchaser will not be responsible for any such claim that arises as a result of the transaction contemplated hereby. Seller hereby agrees to indemnify and defend Purchaser against, and agrees to hold Purchaser harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses) and other liabilities and obligations incurred or suffered as a result of any claim by any Employee (or other representative thereof, including, without limitation, the union or any fund trustee) that arises under federal, state or local statute, under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, to the extent arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to the Closing Date with respect to the applicable Individual Premises or as a result of the transaction contemplated herein. The provisions of this Section 10(c) shall survive the Closing.

(d) Collective Bargaining Agreements. Effective as of the Closing Date with respect to any Individual Premises, Purchaser shall (or Purchaser shall cause a third party service contractor to) assume, observe, pay and perform all obligations and liabilities under, arising from or otherwise relating to all collective bargaining agreements and other union contracts relating to work performed by the Employees and/or the operation of the applicable Individual Premises (collectively, the “CBAs”) on and after such Closing Date and shall execute an Assignment and Assumption of Union Contract in the form prescribed under Section 17(c) below. The parties acknowledge the enactment of the Displaced Building Service Workers Protection Act, § 22-505 of the Administrative Code of the City of New York (“DBSWPA”). By this Agreement, including, without limitation, Purchaser’s agreement to assume or cause the applicable Subsidiary Owner(s) (or service contractor) to assume the CBAs and to offer Employees employment subject to the terms and conditions of the applicable CBAs through this Section 10, the parties have availed themselves of the opt-out provision of § 22-505(d) of DBSWPA. The provisions of this Section 10(d) shall survive the Closing.

(e) ERISA. Seller acknowledges that Purchaser, at the Closing with respect to any Individual Premises or otherwise, will not assume any of the Benefit Plans (as hereinafter defined), or any rights, duties, obligations or liabilities thereunder, nor shall Purchaser become a successor employer or be responsible in any way for Seller’s (or an entity under common control with Seller) participation in or obligations or responsibilities with respect to any Benefit Plan, nor shall it be obligated by this Agreement to make any provision with respect to employee benefits after the applicable Closing Date. After such Closing, Seller shall comply with the continuation coverage requirements of Section 601 through 609 of ERISA (as hereinafter defined) and COBRA with respect to all of Seller’s employees, regardless of whether such employees are hired by Purchaser. Seller shall take such actions as are necessary to fully vest as of such Closing Date (x) the accrued benefits of each of Seller’s employees offered employment by Purchaser as of the Closing Date (“Post-Closing Employees”) under each Benefit Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA), and (y) the interest of each Post-Closing Employee under any Benefit Plan which is a stock option, restricted stock or other stock-based compensation plan. With respect to Seller’s flexible benefit program, if any, to the extent permitted under ERISA or the Code, Seller shall continue to apply amounts credited to the accounts of Post-Closing Employees under such plan to reimburse Post-Closing Employees for covered expenses to the extent that such expenses were incurred on or before the last day of the plan year which includes such Closing Date. Seller shall pay to each Post-Closing Employee, as applicable, as soon as practicable after such Closing Date, the value of any accrued but unused vacation and sick pay entitlements of such employee as of such Closing Date. Seller shall be responsible for any severance payments due to its employees, excluding Employees as a result of the transaction contemplated hereby. Seller shall be solely responsible for compliance with the Workers Adjustment and Retraining Notification Act with respect to employees and former employees of Seller up to such Closing Date. Seller shall hold Purchaser harmless from and shall indemnify Purchaser against any and all claims, liability, loss, damages, or expenses (including reasonable attorneys’ fees and court costs) that Purchaser may incur or suffer as a result of or respect to (1) Seller’s breach of any representation or covenant provided under this Section 10(e), (2) any benefit plan or arrangement (including the Benefit Plans) sponsored, maintained or contributed to by Seller or a Common Control Entity on or prior to the Closing Date (including, without limitation any withdrawal liability resulting from the transaction contemplated herein), and (3) any obligation or liability to any employee or other present or former employee of Seller, or to any dependent, survivor or beneficiary thereof, arising out of or relating to any such person’s employment with Seller or a Common Control Entity prior to such Closing Date. The provisions of this Section 10(e) shall survive the Closing Date.

(f) Conditions to Obligations of Seller. The obligation of Seller to effect the Closing (or effect the Closing as to any Individual Premises, as applicable) shall be subject to the fulfillment (or written waiver by Seller), at or prior to the Closing Date, of the following conditions:

(i) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date; provided, that any breach of the representation and warranty of Purchaser set forth in Section 11(f)(iv) below as a result of updating such representation and warranty as of the Closing Date may be cured by Purchaser complying with its obligations to pay the Purchase Price and otherwise make or cause the applicable Subsidiary Owner to make the deliveries and consummate the Closing in accordance with the provisions of this Agreement.

(ii) Performance of Obligations. Purchaser shall have paid the Purchase Price in full and shall have executed, acknowledged (if applicable) and/or delivered or caused to be executed, acknowledged (if applicable) and/or delivered all documents required to be executed, acknowledged (if applicable) and/or delivered or caused to be executed, acknowledged (if applicable) and/or delivered by Purchaser hereunder on the Closing Date, and Purchaser shall have performed in all material respects all other obligations required to be performed by Purchaser under this Agreement on or prior to the Closing Date.

(g) Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Closing (or effect the Closing as to any Individual Premises, as applicable) shall be subject to the fulfillment (or written waiver by Purchaser), at or prior to the Closing Date, of the following conditions:

(i) Representations and Warranties. The Representations of Seller contained in Section 11(c) in respect of the applicable Individual Premises shall be true and correct in all material respects as of the Closing Date for such Individual Premises, as though made at and as of such Closing Date, except to the extent any such Representation expressly states in the applicable subsection containing such Representation that it is made as of a specified date, in which case such Representation shall be deemed remade as of such Closing Date, as if made on and as of such specified date. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, Purchaser shall have no right to terminate this Agreement and there shall be no reduction in the Purchase Price if Seller, in the Seller Update Certificate (as hereinafter defined), makes any Permitted Updates. As used herein, the term “Permitted Updates” shall mean a qualification to the Representations made by Seller in Section 11(c) in respect of the applicable Individual Premises that (i) (x) either (A) derives from events that occur from and after the date hereof and are outside of the reasonable control of Seller or any person that directly or indirectly controls Seller or (B) derives from an act taken by Seller, or an omission made by Seller, in either case that is permitted to be taken or made by Seller hereunder, and (y) does not derive from a default of Seller hereunder, or (ii) is a qualification to the Representation made by Seller in the last sentence of Section 11(c)(ii) hereof. If Seller, in the Seller Update Certificate, makes any qualifications to Seller’s Representations in respect of such Individual

Premises that are not Permitted Updates (any such qualification that is not a Permitted Update being referred to herein as a “Qualification”), Purchaser shall have no right, remedy or claim against Seller, unless the sum of (w) in the case of Qualifications resulting from circumstances that can be cured by the payment of money, the aggregate cost of correcting all such circumstances, plus (x) in the case of Qualifications resulting from circumstances that cannot readily be corrected with the payment of money, the aggregate diminution in the value of the applicable Individual Premises, exceeds the applicable Threshold Amount for such Individual Premises, it being agreed that any uncured circumstances involving net costs and/or impairments to value that, when taken together with all prior such costs and impairments to value in respect of the applicable Individual Premises (after giving credit for any credits or cash payments made by Seller to offset the effect of those costs and impairments to value), in the aggregate, do not exceed the applicable Threshold Amount for such Individual Premises shall be deemed immaterial, and Purchaser shall have no remedy therefor (subject, however, to Section 20(d)). In the event any such uncured circumstances involve net costs and/or impairments to value that, when taken together with all prior such costs and impairments to value identified by Seller (after giving credit for any credits or cash payments made by the Seller set forth above), are in excess of the applicable Threshold Amount for such Individual Premises, the rights of Purchaser shall be governed by Sections 20(c) and 20(d) hereof.

(ii) Performance of Obligations. Seller shall have executed, acknowledged (if applicable) and/or delivered or caused to be executed, acknowledged (if applicable) and/or delivered all documents required to be executed, acknowledged (if applicable) and/or delivered or caused to be executed, acknowledged (if applicable) and/or delivered by Seller hereunder in respect of the applicable Individual Premises on the applicable Closing Date, and Seller shall have performed in all material respects all other obligations required to be performed by Seller under this Agreement in respect of the applicable Individual Premises on or prior to the Closing Date for such Individual Premises.

(iii) Estoppel Certificates. Seller shall have delivered to Purchaser the Required Tenant Estoppel Certificates for the applicable Individual Premises.

(iv) GM Contribution Agreement. Either (A) all conditions precedent to BP Investor’s obligation to effect the closing under the GM Contribution Agreement shall have been satisfied (other than any such conditions precedent to be performed at the closing under the GM Contribution Agreement), or (B) the closing under the GM Contribution Agreement shall have occurred.

(h) Failure of Condition. If Purchaser is unable to timely satisfy (and Seller has not waived in writing) the conditions precedent to Seller’s obligation to effect the Closing (or effect the Closing with respect to any Individual Premises, as applicable) as set forth in Section 10(f), then such failure shall constitute a default hereunder, in which case, Section 20(a) shall govern. If Seller is unable to timely satisfy the conditions precedent to Purchaser’s obligation to effect the Closing (or effect the Closing with respect to any Individual Premises, as applicable) as set forth in Section 10(g) (unless Purchaser is willing to waive such conditions), then (i) Seller may, from time to time, if it so elects and without any abatement in the Purchase Price, adjourn the Scheduled Closing Date for a period or periods that, when aggregated with the number of days which Seller has previously adjourned the Closing in accordance with this Agreement, including, without limitation, Section 5 hereof (but excluding Section 36(b) and Section 38(e), it being agreed that any extension by Seller or Purchaser under Section 36(b) or Section 38(e) shall be in addition to any extension(s) under this Section 10(h)), does not exceed ninety (90) days in the aggregate with respect to any Individual Premises, and (ii) if Seller does not so elect to adjourn such Scheduled Closing Date, Purchaser shall have the right to adjourn such Scheduled Closing Date from time to time for a period or periods that, when aggregated with the number of days which Purchaser has previously adjourned such Scheduled Closing Date in accordance with this Section 10(h), does not exceed thirty (30) days in the aggregate with respect to any Individual Premises by written notice thereof to Seller within five (5) business days after the applicable Scheduled Closing Date, time being of the essence. If Purchaser elects to adjourn such Scheduled Closing Date as provided in clause (ii) above, then (A) Seller, in good faith, shall seek to satisfy the conditions to Purchaser’s obligation to proceed with the applicable Closing (it being agreed that Seller shall have no obligation to expend any funds, commence any litigation or otherwise incur any liability in order to satisfy any such conditions), and (B) Purchaser and Boston Properties Limited Partnership, a Delaware limited partnership (“BPLP”), shall be obligated, on a joint and several basis, to pay to Seller a per diem amount equal to (x) $64,259.00 with respect to the 125 West 55th Premises, (y) $89,367.00 with respect to the 2GCT Premises, and (z) $59,152.00 with respect to the 540 Madison Premises, in each case on a current monthly basis on the 1st]of each calendar month in arrears from and after such Scheduled Closing Date (prior to any such adjournment) until the earliest to occur of (I) the Closing for the applicable Individual Premises, (II) the termination of this Agreement in respect of such Individual Premises, and (III) the last day of the adjournment period to which Purchaser adjourned the Scheduled Closing Date (which amounts shall be due and payable whether or not any Closing occurs, and which amounts shall be non-refundable and Seller shall have no liability to Purchaser therefor whatsoever). If the Scheduled Closing Date for more than one Individual Premises is adjourned by Purchaser pursuant to the immediately preceding sentence, then the aggregate amount of such payments shall equal the sum of the per diem amounts set forth in clauses (x), (y) and (z) above for the applicable Individual Premises for which the Scheduled Closing Date has been adjourned. BPLP is countersigning this Agreement to indicate its agreement to be bound by and liable under this Section 10(h). If, after any such extension, the conditions precedent to Purchaser’s obligation to effect the Closing continue not to be satisfied (and Purchaser has not waived the same) or neither Seller nor Purchaser elects such extension and, in either case, such failure of condition precedent is not the result of Seller’s default hereunder (it being agreed that, without limitation, the inability to deliver the Required Tenant Estoppel Certificates is not a default unless such inability derives from Seller’s failure to request the Required Tenant Estoppel Certificate as required by Section 36 hereof), then Purchaser shall be entitled to terminate this Agreement in its entirety as to all Individual Premises; provided, that once the closing under the GM Contribution Agreement has occurred, Purchaser’s right under this Section 10(h) shall be to terminate this Agreement as to the applicable Individual Premises only, in either case by notice given to Seller. Upon the timely giving of any termination notice under the preceding sentence, (i) if Purchaser shall have validly elected to terminate this Agreement in its entirety, then Purchaser shall be entitled to a return of the Deposit and this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof, and (ii) if Purchaser shall have validly elected to terminate this Agreement with respect to the applicable Individual Premises only, then Purchaser shall be entitled to a return of the portion of the Deposit allocable to such applicable Individual Premises only and this Agreement shall terminate with respect to the applicable Individual Premises only and neither party hereto shall have any further rights or obligations hereunder with respect to such Individual Premises only other than those which are expressly provided to survive the termination hereof. For the avoidance of doubt, it is understood and agreed that notwithstanding any termination of this Agreement by Purchaser with respect to an Individual Premises for failure of condition as provided above, Purchaser shall remain obligated hereunder with respect to the remaining Individual Premises in all respects. If the provisions of clause (ii) above would be applicable, except that such failure of condition precedent is the result of Seller’s default hereunder (whether with respect to all or less than all of the Individual Premises), then Section 20(b) shall govern. The provisions of this Section 10(h) shall not apply to any failure to obtain Lenders’ Consent or close a Loan Assumption, the failure of such conditions, and the respective rights of the parties to adjourn a Scheduled Closing Date by reason thereof, being governed by the applicable provisions of Section 38. The provisions of this Section 10(h) shall survive any termination of this Agreement.

(i) Notwithstanding anything to the contrary contained in this Agreement, and for the avoidance of doubt, from and after the occurrence of the Closing with respect to any Individual Premises (such Individual Premises, a “Closed Individual Premises”), (i) Purchaser shall have no right (A) to revoke, rescind or otherwise undo the Closing with respect to such Closed Individual Premises, (B) to obtain a return of any portion of the Deposit allocable to any other Closed Individual Premises or (C) to terminate this Agreement with respect to such Closed Individual Premises, (ii) for purposes of the application of Section 10(g) and Section 10(h) to any Individual Premises for which the Closing has not occurred (including any right Purchaser may have to terminate this Agreement with respect to any Individual Premises for which the Closing has not occurred), all conditions precedent to Purchaser’s obligations to effect the Closing with respect to such Closed Individual Premises shall be deemed to have been satisfied or waived, and (iii) Purchaser’s remedy for any Breach with respect to any Closed Individual Premises shall be limited solely to making a claim against the applicable Holdback therefor (but not any other Holdback) under Section 20(c) and Section 20(d) and Purchaser shall have no right to terminate this Agreement (under Section 10(h), Section 20(b) or otherwise) or obtain a return of any portion of the Deposit with respect to any Individual Premises for which the Closing has not occurred by reason of any such Breach.

11.	CONDITION OF THE PROPERTY; REPRESENTATIONS.

(a) PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY OTHER SELLER PARTY, NOR ANY OTHER PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY, OR OTHERWISE RELATING TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN. PURCHASER FURTHER ACKNOWLEDGES THAT ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE SELLER PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST SELLER OR ANY OF THE OTHER SELLER PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM , EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER IS ACQUIRING THE PROPERTY BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY SELLER, OR ANY OF THE OTHER SELLER PARTIES, EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH HEREIN. PURCHASER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY SELLER IN CONNECTION WITH ITS DUE DILIGENCE AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION AND THE REPRESENTATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT.

(b) PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE PROPERTY IN “AS IS” CONDITION AND “WITH ALL FAULTS”, BASED UPON THE CONDITION (PHYSICAL OR OTHERWISE) OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT, REASONABLE WEAR AND TEAR AND, SUBJECT TO THE PROVISIONS OF SECTIONS 12 AND 13 OF THIS AGREEMENT, LOSS BY CONDEMNATION OR FIRE OR OTHER CASUALTY EXCEPTED. PURCHASER ACKNOWLEDGES AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO

ANY FINANCING CONTINGENCY OR OTHER CONTINGENCIES OR SATISFACTION OF CONDITIONS AND PURCHASER SHALL HAVE NO RIGHT TO TERMINATE THIS AGREEMENT OR RECEIVE A RETURN OF THE DEPOSIT EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTIONS 6(b), 10(h), 12(a)(ii), 13(a)(ii), 20(b), 20(d)(i) AND 38(e) HEREOF.

(c) Seller hereby represents and warrants to Purchaser (each a “Representation” and, collectively, the “Representations”) that, as of the date hereof:

(i) (1) Each Seller is duly formed and in good standing under the laws of the State of Delaware; (2) each Seller has full power and authority to own its applicable interest in and, if applicable, operate the applicable Individual Premises and to enter into and perform this Agreement in accordance with its terms; (3) this Agreement and all documents executed by Seller which are to be delivered to Purchaser at Closing (A) are, and at the time of Closing will be, duly authorized, executed and delivered by Seller, (B) are, and at the time of Closing will be, the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, (C) do not and, at the time of Closing will not, violate any provision of any agreement to which Seller or the Property is subject (except that Seller requires the approval of the Existing Lenders to consummate the transactions contemplated under this Agreement), (D) do not and, at the time of Closing will not, violate any provision of judicial order, law, statute, rule, ordinance, regulation, requirement, decree or restriction to which Seller or the Property is subject, and (E) do not, and at the time of Closing will not, require Seller to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Seller. Seller has not heretofore granted to any third party any option to purchase Seller’s interest in the Property (including, without limitation, any rights of first offer or rights of first refusal to purchase Seller’s interest in the Property), and, to Seller’s Actual Knowledge, no third party has any such option to purchase Seller’s interest in the Property.

(ii) Schedules 11(c)(ii)-1, 11(c)(ii)-2 and 11(c)(ii)-3 are, collectively, true, correct and complete lists of (i) all of the leases, telecommunications leases, licenses and other occupancy agreements currently demising space at the Premises (other than any such leases, licenses, subleases and other occupancy agreements under which a tenant is the lessor thereunder), (ii) all of the guaranties under which a guarantor has guarantied the obligations of the tenant under any such lease, telecommunications lease, license, sublease or other occupancy agreement, (iii) all consents to sublease and consents to assignment that in either case Seller or, to Seller’s Actual Knowledge, any predecessor in interest to Seller has heretofore executed and delivered in respect of such leases, telecommunications leases, licenses, subleases and other occupancy agreements and for which the applicable subleases are in effect, and (iv) all non-disturbance agreements that Seller or, to Seller’s Actual Knowledge, any predecessor in interest to Seller has heretofore executed and delivered with any person or entity that claims by, through or under any such lease, telecommunications lease, license, sublease or other occupancy agreement (the items that are described in the foregoing clauses (i)-(iv) above being collectively referred to herein as the “Existing Lease Documents”). Seller has delivered to Purchaser, or made available to Purchaser for review, true and complete copies of all of the Existing Lease Documents. Except as set forth on Schedule 11(c)(ii)-4, Seller (or Seller’s predecessor in interest) has paid, or prior to the Closing Date will pay, to or on behalf of the tenant under the applicable Lease all tenant improvement allowances that such tenant has the right to draw from the landlord pursuant to such Lease with respect to the current term of such Lease as in effect on the date of this Agreement (and specifically excluding any Future Tenant Inducement Costs) (it being understood that Seller shall be responsible for the payment of all such unpaid tenant improvement allowances set forth on Schedule 11(c)(ii)-4). Except as set forth on Schedule 11(c)(ii)-4, Seller (or Seller’s predecessor) has heretofore performed and paid, or will prior to the Closing Date perform and pay, the cost of any work that the applicable Lease requires the landlord thereunder to perform with respect to the current term of such Lease as in effect on the date of this Agreement (and specifically excluding any Future Tenant Inducement Costs) (it being understood that Seller shall be responsible for the payment of all such unpaid costs of work set forth on Schedule 11(c)(ii)-4). The Leases are in full force and effect. Seller has not heretofore received from any of the counterparties under the Existing Lease Documents a notice to the effect that Seller is in default in any material respect of the obligations of the landlord under the applicable Lease (except for any such default that Seller has heretofore cured). No base rentals due or to become due under the Leases have been paid by the counterparty thereunder more than one (1) month in advance. Seller has not heretofore pledged or otherwise hypothecated the landlord’s interest under the Leases which pledge or other hypothecation remains outstanding, except to secure the Existing Loans. As of the date of this Agreement, no tenant under any of the Leases has heretofore exercised its right to audit the landlord’s books and records to confirm or challenge the landlord’s calculation of Overage Rent or the landlord’s calculation of charges for electricity, heating, ventilation and air-conditioning services, cleaning services, freight elevator service or any other similar services, except for (i) any such audit that has heretofore been settled or otherwise terminated and (ii) audits that are currently being conducted by the tenants set forth on Schedule 11(c)(ii)-5 with respect to the Individual Premises set forth thereon.

(iii) Schedule 11(c)(iii) is a true, correct and complete list of all of the service, maintenance, construction, supply and other agreements relating to the operation of each Individual Premises that are in effect on the date hereof (other than the Leases and the Brokerage Agreements) (collectively, the “Existing Contracts”). Seller has delivered to Purchaser, or made available to Purchaser for review, true and complete copies of the Existing Contracts set forth on Schedule 11(c)(iii).

(iv) Schedules 11(c)(iv)-1, 11(c)(iv)-2 and 11(c)(iv)-3 are, collectively, true, correct and complete lists of the security deposits (whether cash or letters of credit) currently held by Seller under the Leases.

(v) The tenant arrearage schedules set forth on Schedules 11(c)(v)-1, 11(c)(v)-2 and 11(c)(v)-3 are true, correct and complete in all material respects as of the date set forth on each such schedule.

(vi) Except for the matters set forth on Schedule 11(c)(vi), there is no action, suit, litigation, hearing or administrative proceeding (including landlord/tenant proceedings) pending against Seller, or, to Seller’s Actual Knowledge, threatened in either case with respect to all or any portion of the Premises, in each case which is not or would not be covered by insurance and which would have a material adverse effect on the use or operation of the Premises.

(vii) There are no condemnation or eminent domain proceedings pending against Seller or any portion of the Premises, or to Seller’s Actual Knowledge, which are threatened against the Premises.

(viii) Seller has delivered to Purchaser a true, correct and complete copy of the 540 Madison Ground Lease.

(ix) Intentionally omitted.

(x) Schedule 11(c)(x) is a true, correct and complete list of (A) all union and non-union employees presently employed by Seller or Seller’s property manager at the Premises and (B) all CBAs that are binding on Seller with respect to the Premises. Except for the employees whose employment is governed by the CBAs, none of Seller’s employees is represented by a labor union in connection with his or her employment by Seller, and, to Seller’s Actual Knowledge, no petition has been filed, nor has any proceeding been instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative. Seller has delivered to Purchaser, or made available to Purchaser for review, true, correct and complete copies of the CBAs or a contract negotiations settlement summary if the language and printing of the current CBA has not yet been completed. Seller is not in default in any material respect of Seller’s obligations under the CBAs. Seller has not received any notice of a claim that Seller is in default in any material respect under the CBAs. There are no pending grievances or labor arbitrations pursuant to any CBAs in respect of the employees that are employed by or on behalf of Seller at the Premises. Seller and Seller’s property manager have paid or made provision for payment of all salaries, wages, and vacation pay accrued through the Closing Date for all employees of Seller and Seller’s property manager. Seller and Seller’s property manager are in compliance in all material respects with (x) all federal and state laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll taxes and similar taxes, including but not limited to the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Reemployment Act, and any and all similar applicable state and local laws; and (y) all material applicable requirements of the Occupational Safety and Health Act of 1970 and comparable regulations and orders thereunder. Seller and Seller’s property manager are not engaged in any unfair employment practice.

(xi) Schedules 11(c)(xi)-1, 11(c)(xi)-2 and 11(c)(xi)-3 set forth a true, correct and complete list of all brokerage agreements entered into by Seller and, to Seller’s Actual Knowledge, entered into by any prior owner of the Premises, in each case affecting the Premises (the “Brokerage Agreements”). Seller has delivered to Purchaser, or made available to Purchaser for review, true, correct and complete copies of each of the Brokerage Agreements. Seller (or Seller’s predecessor) has paid, or prior to the Closing Date will pay, all brokerage commissions due pursuant to the Brokerage Agreements with respect to the current term of the Leases as in effect on the date of this Agreement (and specifically excluding any Future Commissions).

(xii) The outstanding principal balances of the Existing Loans are set forth on Schedules 11(c)(xii)-1 and 11(c)(xii)-2 on an Individual Premises-by-Individual Premises basis. Attached as Schedules 11(c)(xii)-3 and 11(c)(xii)-4 is a schedule of all of the documents and agreements evidencing and/or securing the Existing Loans (collectively, the “Existing Loan Documents”), true, correct and complete copies of which Existing Loan Documents have been delivered to Purchaser, or made available to Purchaser for review. Purchaser hereby acknowledges having received a copy of the Existing Loan Documents. The Existing Loan Documents are in full force and effect. Seller and its affiliates (i) have made all payments of principal, interest and any other sums that are due and payable under the Existing Loan Documents through the date hereof, and (ii) have not received any written notice alleging that any such parties are in default in the performance or observance of any of the material covenants and obligations required to be kept, observed or performed by such parties under the Existing Loan Documents.

(xiii) Schedule 11(c)(xiii) is a true, correct and complete lists of all tax years for which Seller has instituted a tax reduction or other proceeding to reduce the assessed valuation of the Premises and that remain open or pending.

(xiv) Schedules 11(c)(xiv)-1, 11(c)(xiv)-2 and 11(c)(xiv)-3 are true, correct and complete copies of all certificates of insurance evidencing property and casualty insurance policies and liability insurance policies that Seller maintains with respect to the Premises as of the date hereof. Such insurance policies are in full force and effect.

(xv) No employee benefit plan, as defined in Section 3(3) of ERISA to which Seller has contributed to or maintained (other than jointly trusteed plans contributed to by Seller pursuant to the CBAs or other benefit program, arrangement or policy of Seller) (collectively, “Benefit Plans”) provides health, dental, life insurance or other welfare benefits (whether on an insured or self-insured basis) to employees after their retirement or other termination of employment (other than continuation coverage required under COBRA which may be purchased at the sole expense of the employee). Each Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) is qualified under Section 401(a) of the Code and the trust, if any, forming part of such plan is exempt from federal income tax under Section 501(a) of the Code. A favorable determination letter has been issued by the Internal Revenue Service pursuant to IRS Revenue Procedure 93-39 and its progeny with respect to each such plan and trust, and there are no facts and nothing has occurred that would adversely affect the qualification of such plan. With respect to each employee benefit plan or arrangement (including the Benefit Plans, but excluding any multiemployer plans, as defined in Section 3(37) of ERISA, to which the Seller was obligated to contribute pursuant to a CBA), maintained or contributed to by Seller, (x) there is no actual or contingent liability of Seller under Title IV of ERISA or the Code to any person or entity, including the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any such plan or the participants (or their beneficiaries) in any such plan (other than the obligation to pay routine benefit claims when due under the terms of such plan), (y) the Property has not been subject to a lien under ERISA or the Code and (z) there is no basis for such liability or the assertion of any such lien with respect to the Property as the result of or after the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 11(c)(xv), Seller has never maintained, contributed to or incurred any obligation or liability with respect to any “multiemployer plan”, as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (either as an employer or a joint employer).

(xvi) Seller owns the Personalty free and clear of all liens and encumbrances (except for the Existing Loans).

(xvii) Seller is not now and shall not be at any time prior to or at the Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC (“Specially Designated Nationals and Blocked Persons”)) or otherwise. No Seller or any Person who owns an interest in any Seller (other than the owner of publicly traded shares) (collectively, an “Seller Interest Party”) is now or shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(xviii) Neither Seller nor any Seller Interest Party, nor any Person providing funds to Seller: (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. For purposes of this Agreement, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA Patriot Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(xix) Seller is in compliance with any and all applicable provisions of the Patriot Act.

(xx) Seller is solvent, has the financial capacity to fulfill its obligations hereunder, has not filed any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, has not been the subject of an involuntary proceeding in bankruptcy which has not been vacated or stayed within thirty (30) days of the filing of such proceeding, and has not filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy or insolvency laws, or other relief for debtors, and has not sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its assets or its interest in any property. No court of competent jurisdiction has entered an order, judgment, or decree approving a re-organization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act, and no liquidator of Seller or of all or any substantial part of its assets or its interest in any property has been appointed. Seller has not admitted in writing or otherwise alleged to any person or entity that it is insolvent or is suspending or under the pending suspension of its operations.

Any and all uses of the phrase, “to Seller’s Actual Knowledge” or other references to Seller’s knowledge in this Agreement, shall mean the actual, present, conscious knowledge of Harry Macklowe, William Macklowe or Noah Leonard (the “Seller Knowledge Individuals”) as to a fact at the time given without any investigation or inquiry. Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals.

The Representations of Seller contained in this Section 11(c) shall survive the Closing with respect to any Individual Premises for one hundred eighty (180) days following the Closing Date for such Individual Premises (the “Limitation Period”). Each such Representation shall automatically be null and void and of no further force and effect following the expiration of the Limitation Period for the applicable Individual Premises unless, on or prior to the expiration of such Limitation Period, Purchaser shall have provided Seller with a notice alleging that Seller is in breach of such Representation and specifying in reasonable detail the nature of such breach. Purchaser shall allow Seller sixty (60) days after its notice within which to cure such breach or if such breach cannot be cured within such sixty (60) day period, and Seller notifies Purchaser it wishes to extend its cure period, such additional reasonable period of time as is required to cure the same so long as such cure has been commenced within such sixty (60) day period and is being diligently pursued to completion, but in no event may the total amount of time for Seller to cure such breach or breaches exceed an additional sixty (60) days. If Seller fails to cure such breach after written notice thereof, Purchaser’s sole remedy shall be to proceed as provided for in Section 20 hereof.

(d) The Representations of Seller set forth in Section 11(c) are subject to the following limitations: (i) subject to the express provisions of Section 9(b), Seller does not represent or warrant that any particular Lease or Contract will be in force or effect as of the Closing or that the tenants or contractors thereunder, as applicable, will not be in default thereunder, (ii) to the extent that Seller has delivered or made available to Purchaser (or to any Diligence Party (as defined below)) any Leases, Contracts or other diligence information with respect to the Property at any time prior to the date hereof, and such Leases, Contracts or other diligence information contain provisions inconsistent with any of such Representations, then such representations and warranties shall be deemed modified to conform to such provisions and Purchaser shall be deemed to have knowledge thereof (it being understood that, subject to the provisions of clause (iii) below, in the case of other diligence information with respect to any particular matter, if Seller has delivered or made available to Purchaser (or to any Diligence Party) any updated diligence information with respect to such particular matter that is inconsistent with any diligence information with respect to such particular matter previously delivered or made available, then, to the extent of such inconsistency only, the most recently updated diligence information with respect to such particular matter shall be deemed to modify the applicable Representation under this clause (ii)), and (iii) in the event that, prior to the Closing, any Diligence Party shall obtain knowledge of any information that is inconsistent with, and would constitute the basis of a breach of, any Representation or failure to satisfy any condition on the part of Seller, then, promptly thereafter (and, in all events, prior to Closing), Purchaser shall deliver to Seller notice of such information specifying the Representation or condition to which such information relates, and Purchaser further acknowledges that such Representation or condition will not be deemed breached in the event a Diligence Party shall have, prior to Closing, obtained knowledge of any information that is inconsistent with such Representation or condition and Purchaser shall have failed to disclose to Seller as required hereby and Purchaser shall not be entitled to bring any action after the Closing Date based on such Representation or condition. For purposes of the foregoing, Purchaser shall only be deemed to know that any representation or warranty contained herein is untrue, inaccurate or breached to the extent that (1) any Diligence Party has knowledge of any fact or information which is inconsistent with such representation or warranty or (2) this Agreement or any Leases, Contracts or other information with respect to the Property delivered or made available to Purchaser or any Diligence Party contain provisions inconsistent with any of such representations and warranties. “Diligence Party” shall mean any of the following: Robert Silpe, Robert Selsam, Shane Walsh, Mike Walsh, Matthew Mayer and Tom Hill.

(e) Each of the provisions of this Section 11 shall survive the Closing, but such survival shall be limited, in the case of the Representations set forth in Section 11(c), to the extent set forth therein. The provisions of Sections 11(a) and 11(b) shall be deemed incorporated by reference and made a part of all documents or instruments delivered by Seller to Purchaser or any Subsidiary Owner in connection with the sale of the Property.

(f) Purchaser hereby represents and warrants to Seller as of the date hereof and as of Closing that:

(i) Purchaser is duly formed and in good standing under the laws of the State of Delaware and is not subject to any law, order, decree, restriction or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby.

(ii) Purchaser has full power and authority to enter into and perform this Agreement in accordance with its terms and this Agreement and all documents executed by Purchaser which are to be delivered to Seller at Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Purchaser and are, and at the time of Closing will be the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(iii) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited, or requires Purchaser to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Purchaser.

(iv) There are no judgments, orders or decrees of any kind against Purchaser unpaid and unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to Purchaser’s actual knowledge, threatened against Purchaser, which would have a material adverse effect on Purchaser, its financial condition or its ability to consummate the transactions contemplated by this Agreement.

(v) Purchaser is not acquiring the Property with the assets of an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or, if plan assets will be used to acquire the Property, Purchaser will deliver to Seller at Closing a certificate containing such factual representations as shall permit Seller and its counsel to conclude that no prohibited transaction would result from the consummation of the transactions contemplated by this Agreement.

(vi) Purchaser is not now nor shall it be at any time prior to or at the Closing a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons or otherwise). Neither Purchaser nor any officer or director of Purchaser is now nor shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(vii) Neither Purchaser nor any officer or director of Purchaser, nor any Person providing funds to Purchaser: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(viii) Purchaser is in compliance with any and all applicable provisions of the Patriot Act.

(g) Notwithstanding anything to the contrary set forth in this Agreement, Seller makes no warranty with respect to the presence of Hazardous Materials on, above or beneath the Premises (or any parcel in proximity thereto) or in any water on or under the Premises. Purchaser’s closing hereunder shall be deemed to constitute an express waiver of Purchaser’s right to cause Seller to be joined in any action brought under any Environmental Laws with respect to the Premises. The term “Hazardous Materials” means (i) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them, (ii) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable (collectively, “Asbestos”), (v) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (vi) radon, (vii) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (viii) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. The term “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58), applicable New York State and New York City statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of Hazardous Materials, the New York City Department of Health Guidelines on Assessment and Remediation of Fungi in Indoor Environments and any state or local counterpart or equivalent of any of the foregoing, and any related federal, state or local transfer of ownership notification or approval statutes. Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth in this Agreement, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller and the other Seller Parties from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical environmental condition of the Property, including, without limitation, any claim for indemnification or contribution arising under any Environmental Law.

12.	DAMAGE AND DESTRUCTION.

(a) If all or any part of any Individual Building is damaged by fire or other casualty occurring on or after the date hereof and prior to the Closing Date:

(i) if the estimated cost of repair or restoration is less than or equal to, (x) with respect to the 125 West 55th Premises, Twenty Million Seven Hundred Fifty Thousand Dollars ($20,750,000), (y) with respect to the 2GCT Premises, Twenty Million Dollars ($20,000,000), or (z) with respect to the 540 Madison Premises, Twelve Million Nine Hundred Fifty Thousand Dollars ($12,950,000), and if the estimated time to substantially complete such repair or restoration is twelve (12) months or less from the date of the fire or other casualty, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such destruction or damage. In such event, Seller shall assign to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds payable under the casualty insurance policies in effect with respect to the Premises on account of such physical damage or destruction and Purchaser shall receive a credit against the Purchase Price due at Closing for the amount of the deductible on such casualty insurance policy less any amounts reasonably and actually expended by Seller to collect any such insurance proceeds or to remedy any unsafe conditions at the applicable Individual Premises or to repair or restore any damages, in no event to exceed the amount of the loss. In the event such amount spent by Seller shall exceed the amount of the deductible on such casualty insurance policy, then Purchaser shall deliver such excess amount to Seller, within five (5) business days of its receipt of any casualty insurance proceeds received on account of such casualty (but in no event earlier than the Closing and in no event shall Purchaser be required to reimburse Seller for such excess to the extent exceeding the proceeds of insurance received by Purchaser). Under the foregoing circumstances, Seller shall have the right in its sole discretion to adjust any claim for insurance proceeds; provided, that if the estimated cost of repair or restoration is greater than One Million Dollars ($1,000,000), Seller shall not have the right to adjust any such claim for insurance proceeds without Purchaser’s prior approval, such approval not to be unreasonably withheld.

(ii) if the estimated cost of repair or restoration exceeds (x) with respect to the 125 West 55th Premises, Twenty Million Seven Hundred Fifty Thousand Dollars ($20,750,000), (y) with respect to the 2GCT Premises, Twenty Million Dollars ($20,000,000), or (z) with respect to the 540 Madison Premises, Twelve Million Nine Hundred Fifty Thousand Dollars ($12,950,000), or if the estimated time to substantially complete such repair or restoration exceeds twelve (12) months from the date of the fire or other casualty, Purchaser shall have the option, exercisable on or prior to the Casualty Election Date (as defined below), time being of the essence, to terminate this Agreement solely with respect to the Individual Premises so damaged, by delivering notice of such termination to Seller, whereupon the portion of the Deposit allocable to such Individual Premises shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect with respect to such Individual

Premises, and neither party shall have any further rights or liabilities against or to the other with respect thereto except for such provisions which are expressly provided in this Agreement to survive the termination hereof. If a fire or other casualty described in this Section 12(a)(ii) shall occur and Purchaser shall not timely elect to terminate this Agreement with respect to the Individual Premises so damaged, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such destruction or damage and, in such event, Seller shall assign to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policies in effect with respect to such Individual Premises on account of such physical damage or destruction and Purchaser shall receive a credit against the Purchase Price due at Closing for the amount of the deductible on such casualty insurance policy less any amounts reasonably and actually expended by Seller to collect any such insurance proceeds or to remedy any unsafe conditions at the applicable Individual Premises or to repair or restore any damages, in no event to exceed the amount of the loss. In the event such amount spent by Seller shall exceed the amount of the deductible on such casualty insurance policy, then Purchaser shall deliver such excess amount to Seller, within five (5) business days of its receipt of any casualty insurance proceeds received on account of such casualty (but in no event earlier than the Closing and in no event shall Purchaser be required to reimburse Seller for such excess to the extent exceeding the proceeds of insurance received by Purchaser). Under the foregoing circumstances, Seller shall have the right in its sole discretion to adjust any claim for insurance proceeds; provided, that if the estimated cost of repair or restoration is greater than One Million Dollars ($1,000,000), Seller shall not have the right to adjust any such claim for insurance proceeds without Purchaser’s prior approval, such approval not to be unreasonably withheld.

(b) The estimated cost to repair and/or restore and the estimated time to complete contemplated in Section 12(a) above shall be established by estimates obtained by Seller from independent and reputable contractors, subject to Purchaser’s agreement with such estimates. If Purchaser disputes such estimation, such dispute shall be resolved by expedited arbitration before a single arbitrator in New York, New York acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided, that if Seller and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request the office of the American Arbitration Association located in New York, New York to designate an arbitrator. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of experience in the construction of office buildings in New York, New York. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such Arbitrator shall be borne equally by Seller and Purchaser.

(c) The provisions of this Section 12 supersede any law applicable to the Premises governing the effect of fire or other casualty in contracts for real property.

(d) “Casualty Election Date” means the tenth (10th) business day following Seller’s delivery of the estimates as described in Section 12(b) above, or if there is a dispute with respect to such estimates, the tenth (10th) business day following the determination of the estimates pursuant to the arbitration contemplated in Section 12(b) above.

(e) In the event of any fire or other casualty, the Closing with respect to the applicable Individual Premises shall occur on the later to occur of (1) the Scheduled Closing Date and (2) the tenth (10th) business day following the Casualty Election Date, and if clause (2) applies such tenth (10th) business day shall for all purposes hereunder be deemed the “Scheduled Closing Date”. At Purchaser’s request, and at Purchaser’s sole cost and expense with respect to out of pocket costs and expenses incurred by Seller, Seller shall reasonably cooperate with Purchaser’s efforts after the Closing to adjust and collect any insurance claims pursuant to the terms of this Section 12. The provisions of this Section 12(e) shall survive the Closing.

13.	CONDEMNATION.

(a) If, prior to the Closing Date, any part of the Premises is taken (other than a temporary taking), or if Seller shall receive an official notice from any governmental authority having eminent domain power over the Premises of its intention to take, by eminent domain proceeding, any part of the Premises (a “Taking”), then:

(i) if such Taking involves two and one-half percent (2.5%) of the aggregate square feet or less of the rentable area of any Individual Building, in each case as determined by an independent architect chosen by Seller (subject to Purchaser’s review and reasonable approval of such determination and the provisions of Section 12(b), which shall apply, mutatis mutandis, with respect thereto), neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking. Seller shall not settle any claim for compensation for a Taking without Purchaser’s prior consent.

(ii) if such Taking (a) involves more than two and one-half percent (2.5%) of the aggregate square feet of the rentable area of any Individual Building, in each case as determined by an independent architect chosen by Seller (and reasonably acceptable to Purchaser), or (b) materially and adversely impedes ingress to and egress from the applicable Individual Building, Purchaser shall have the option, exercisable on or prior to the Condemnation Election Date (as defined below), time being of the essence, to terminate this Agreement solely with respect to the Individual Premises subject to the Taking by delivering notice of such termination to Seller, whereupon the portion of the Deposit allocable to such Individual Premises shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect solely with respect to such Individual Premises, and neither party shall have any further rights or liabilities against or to the other with respect thereto except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking described in this Section 13(a)(ii) shall occur and Purchaser shall not timely elect to terminate this Agreement with respect to the Individual Premises subject to the Taking, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, that Seller shall, on the Closing Date, (x) assign and remit to Purchaser the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable expenses incurred by Seller in connection with such Taking, or (y) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses incurred by Seller in connection with such Taking.

(b) The provisions of this Section 13 supersede any law applicable to the Premises governing the effect of condemnation in contracts for real property.

(c) “Condemnation Election Date” means the tenth (10th) business day following Seller’s delivery of an independent architect’s determination as described in Section 13(a)(ii) above.

(d) In the event of any Taking, the Closing shall occur on the later to occur of (1) the Scheduled Closing Date and (2) the tenth (10th) business day following the Condemnation Election Date, and if clause (2) applies such tenth (10th) business day shall for all purposes of hereunder be deemed the “Scheduled Closing Date”.

14.	BROKERS AND ADVISORS.

(a) Purchaser represents and warrants to Seller that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement or the transactions contemplated hereby other than CB Richard Ellis, Inc. and Citigroup Global Markets Inc. (collectively, “Seller’s Broker”). Purchaser hereby agrees to indemnify, defend and hold Seller and the other Seller Parties harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker (other than Seller’s Broker) engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

(b) Seller represents and warrants to Purchaser that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby other than Seller’s Broker. Seller hereby agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker (including Seller’s Broker) engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby.

(c) The provisions of this Section 14 shall survive the termination of this Agreement or the Closing.

15.	TAX REDUCTION PROCEEDINGS.

Seller may file and/or prosecute an application for the reduction of the assessed valuation of the Premises or any portion thereof for real estate taxes or a refund of Property Taxes previously paid (a “Tax Certiorari Proceeding”) to the City of New York for any fiscal year ending with the 2006/2007 fiscal year. Seller shall have the right to withdraw, settle or otherwise compromise Tax Certiorari Proceedings affecting real estate taxes assessed against the Premises for any fiscal period prior to (but not including) the 2007/08 fiscal year. If, at any time between the date hereof and the Closing Date, there is a tax commission hearing pursuant to a Tax Certiorari Proceeding instituted by Seller for any fiscal years, then Seller shall give Purchaser ten (10) business days of prior written notice of such hearing and shall provide Purchaser with copies of any relevant tax filings or other documentation for the applicable fiscal year(s). Purchaser shall have the right to attend any such tax commission hearing with Seller and Purchaser shall have the right to approve any settlement that may arise out of such hearing (x) for the 2007/2008 fiscal year, in Purchaser’s reasonable discretion and (y) for the 2008/2009 fiscal year, in Purchaser’s sole discretion. Upon Closing, Seller shall substitute Purchaser (or the applicable Subsidiary Owner) (i) as applicant with regard to any previous Tax Certiorari Proceeding already in effect for the 2007/2008 fiscal year or (ii) as petitioner in any related judicial proceeding for the 2007/2008 or 2008/2009 fiscal years, if such Tax Certiorari Proceeding has not yet been heard by the tax commission. If, at any time after the Closing Date, there is a tax commission hearing pursuant to a Tax Certiorari Proceeding instituted by Seller or Purchaser (or a Subsidiary Owner) for the 2007/2008 fiscal year, then Purchaser shall give (or cause such Subsidiary Owner to give) Seller ten (10) business days of prior written notice of such hearing and shall provide Seller with copies of any relevant tax filings or other documentation for the applicable fiscal year(s) to the extent Seller has not notified Purchaser that such documentation is already in the possession of Seller. Seller shall have the right to attend any such tax commission hearing with Purchaser (or any Subsidiary Owner, as the case may be) and Seller shall have the right to approve any settlement that may arise out of such hearing in the reasonable discretion of Seller. Without limiting the foregoing, from and after the date hereof until such time as the Tax Certiorari Proceeding for the 2007/2008 fiscal year is settled, Purchaser and Seller shall mutually prosecute such Tax Certiorari Proceeding with counsel mutually acceptable to Purchaser and Seller. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to any portion of the Premises for the tax year in which the Apportionment Date occurs shall be apportioned between Seller and Purchaser as of the Apportionment Date with a prior allocation of the portion thereof which must be returned or credited to tenants pursuant to the terms of the Leases, Seller hereby agreeing to be responsible for the return or credit of such refund to such tenants for all periods up to and including the Apportionment Date and Purchaser having such obligation for the return of such refunds attributable to the period from and after the Closing Date (it being understood that (x) the parties shall cause the applicable tax refund to be paid to (i) Marcus & Pollack LLP in the case of the 125 West 55th Premises and the 2GCT Premises or (ii) Podell, Schwartz, Schechter & Banfield, LLP in the case of the 540 Madison Premises, as the parties’ counsel in the applicable Tax Certiorari Proceeding, and such counsel shall make the appropriate allocation between Seller and Purchaser after taking into account the portion of such refund that is payable or credited to tenants, and (y) Purchaser shall pay or credit such refund to tenants from the aforesaid allocation to Purchaser). If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Premises for the tax year in which the Apportionment Date occurs, then (x) within thirty (30) days after receipt by Seller or Purchaser (or a Subsidiary Owner), as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Seller and Purchaser, and (y) upon realization by Purchaser of a tax savings on account of such credit, Purchaser shall pay to Seller an amount equal to the savings realized (as apportioned) but only after Purchaser first reimburses the tenants their pro-rata tax savings on account of such credit. All refunds, credits or other benefits applicable to any fiscal period prior to the fiscal year in which the Closing shall occur shall belong to Seller and the tenants under the Leases for which period such refund, credit or other benefit applies (and Purchaser shall have no interest therein) and, if the same shall be paid to Purchaser or anyone acting on behalf of Purchaser, same shall be paid to Seller within five (5) days following receipt thereof and, if not timely paid, with interest thereon from the fifth day following such receipt until paid to Seller at a rate equal to the Default Rate. The provisions of this Section 15 shall survive the Closing.

16.	TRANSFER TAXES AND TRANSACTION COSTS.

(a) At the Closing with respect to each Individual Premises, Seller and Purchaser (or the applicable Subsidiaries) shall execute, acknowledge, deliver and file all such returns (or, if required by ACRIS E-tax procedures, an electronic version thereof) as may be necessary to comply with Article 31 of the Tax Law of the State of New York and the regulations applicable thereto, and the New York City Real Property Transfer Tax Law (Admin. Code Article 21) and the regulations applicable thereto (collectively, as the same may be amended from time to time, the “Transfer Tax Laws”).

The transfer taxes payable pursuant to the Transfer Tax Laws shall collectively be referred to as the “Transfer Taxes”. Seller shall pay at Closing (or cause to be paid at Closing) with respect to each Individual Premises to the appropriate governmental authority the Transfer Taxes payable by Seller in connection with the consummation of the transactions contemplated by this Agreement in respect of such Individual Premises.

(b) Seller shall be responsible for the costs of its legal counsel, advisors and other professionals employed by it in connection with the transactions contemplated by this Agreement.

(c) Except as otherwise provided above, Purchaser shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the transactions contemplated by this Agreement, (iii) all premiums and fees for title examination (including the cost of the any title commitment for an owner’s or lender’s policy of title insurance) and title insurance and endorsements obtained and all related charges and survey costs in connection therewith, including, without limitation, endorsements and mezzanine endorsements and/or UCC insurance policies to be issued to the Existing Lenders in connection with the assumption of the Existing Loans to the extent required by Existing Lenders, (iv) all escrow and/or closing fees, and (v) any recording fees for documentation to be recorded in connection with the transactions contemplated by this Agreement.

(d) Except as provided in Sections 16(b) and 16(c) above, the parties shall be responsible for the other costs and expenses associated with the assumption of the Existing Loans as provided in Section 38(f) below.

(e) The provisions of this Section 16 shall survive the Closing.

17.	DELIVERIES TO BE MADE ON THE CLOSING DATE.

(a) Seller’s Documents and Deliveries. On the Closing Date with respect to each Individual Premises, Seller shall deliver or cause to be delivered to Purchaser the following:

(i) A duly executed and acknowledged Bargain and Sale Deed Without Covenants Against Grantor’s Acts in the form of Exhibit A for such Individual Premises.

(ii) A duly executed Bill of Sale in the form of Exhibit B for such Individual Premises.

(iii) Originals or, if originals are unavailable, copies, of the applicable Leases and Contracts then in effect to the extent in Seller’s possession or under Seller’s control.

(iv) In the case of the Closing for the 540 Madison Premises, an original or, if an original is not available, a copy of the 540 Madison Ground Lease.

(v) Letters to all tenants under the Leases at such Individual Premises to be delivered by Purchaser or the applicable Subsidiary Owner in the form of Exhibit C.

(vi) Originals or, if originals are unavailable, copies, of plans and specifications, technical manuals and similar materials for such Individual Building to the extent same are in Seller’s possession or under Seller’s control.

(vii) A duly executed certification as to the non-foreign status of Seller as prescribed in Section 21 in the form of Exhibit D.

(viii) The cash security deposits (together with interest accrued thereon less any permitted administrative fee) and, subject to the provisions of Section 10(b), letters of credit held by Seller as security under the Leases at such Individual Premises, but only to the extent the same have not been applied in accordance with the Leases and this Agreement or returned to tenants as permitted by this Agreement and relate to tenants occupying space in such Individual Building on such Closing Date pursuant to Leases then in effect (the “Transferred Security Deposits”).

(ix) Originals or, if originals are unavailable, copies, of all books, records and tenant correspondence relating to the operation of such Individual Premises and maintained by Seller or Seller’s predecessor during Seller’s ownership thereof or Seller’s predecessor’s ownership thereof, in each case to the extent same are in Seller’s possession or under Seller’s control.

(x) Originals or, if originals are unavailable, copies, of all permits, licenses and approvals relating to the ownership, use or operation of such Individual Premises, to the extent same are in Seller’s possession or under Seller’s control.

(xi) Keys and combinations in Seller’s possession relating to the operation of such Individual Premises.

(xii) Originals of the Tenant Estoppel Certificates for such Individual Premises obtained pursuant to Section 36 below.

(xiii) All documents and instruments as are required to be executed and delivered, and/or caused to be delivered, by Seller pursuant to the provisions of Section 38 below with respect to the Existing Loans encumbering or otherwise relating to such Individual Premises.

(xiv) Copies of Seller’s good standing certificate and other evidence of Seller’s authority delivered to the Title Company (it being agreed that (A) Seller shall deliver to the Title Company a copy of Seller’s good standing certificate and other evidence of Seller’s authority to consummate the transactions contemplated in this Agreement as the Title Company may reasonably require in order to issue the title insurance policies contemplated under Section 6(a)(i) above and (B) Purchaser shall have no right to contest the nature or content of such evidence).

(xv) A certificate of Seller stating the extent to which the Representations of Seller as set forth herein relating to such Individual Premises are true as of such Closing Date (such certificate being referred to herein as the “Seller Update Certificate”) (it being understood that Seller shall restate the Representation that is set forth in Section 11(c)(v) hereof with respect to such Individual Premises using arrearages schedules that are dated no earlier than five (5) business days before the Closing Date).

(xvi) A title affidavit in respect of such Individual Premises from Seller or another person with a reasonable degree of knowledge of such Individual Premises in the form attached as Exhibit E.

Seller shall be deemed to have delivered the items set forth in clauses (iii), (iv), (v), (vi), (ix), (x) and (xi) above to the extent the same are left in the management office of each Individual Building or the offices of Macklowe Properties on the Closing Date.

(b) Purchaser’s Documents and Deliveries. On the Closing Date with respect to each Individual Premises, Purchaser shall deliver or cause to be delivered the following:

(i) Payment of the Purchase Price (or portion thereof allocable to such Individual Premises, as applicable) by 4:00 P.M., eastern time, on the Closing Date (time being of the essence), in the manner required under this Agreement.

(ii) All documents and instruments, including an assumption of the Existing Loans, as are required to be executed and delivered, and/or caused to be delivered, by Purchaser, Purchaser, the applicable Subsidiary Owners and/or the direct and indirect owners of the Subsidiary Owners pursuant to the provisions of Section 38 below with respect to the Existing Loans encumbering or otherwise relating to such Individual Premises.

(iii) (1) Copies of Purchaser’s articles of organization and operating agreement and consent of the members of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all of the foregoing being certified as true and correct by the manager(s)/managing member(s), as applicable, of Purchaser; (2) a good standing certificate issued for Purchaser by the state of organization of Purchaser, dated within thirty (30) days of the Closing Date; (3) a certificate evidencing Purchaser’s authority to do business in the State of New York issued by the State of New York, dated within thirty (30) days of the Closing Date; and (4) an incumbency certificate executed by an officer or manager(s)/managing member(s), as applicable, of Purchaser with respect to individuals executing any documents or instruments on behalf of Purchaser in connection with the transactions contemplated herein.

(c) Jointly Executed Documents. On the Closing Date with respect to each Individual Premises, each of the following parties shall execute, acknowledge (as appropriate) and exchange the following documents:

(i) Seller and Purchaser (or appropriate Subsidiary Owners, as applicable) shall execute, acknowledge (as appropriate) and exchange the returns required under the Transfer Tax Laws, if any, and any other tax laws applicable to the transactions contemplated herein.

(ii) Seller and Purchaser (or appropriate Subsidiary Owners, as applicable) shall execute, acknowledge (as appropriate) and exchange an Assignment and Assumption of Leases and Contracts in the form of Exhibit F for such Individual Premises.

(iii) Seller and Purchaser (or appropriate Subsidiary Owners, as applicable) shall execute, acknowledge (as appropriate) and exchange an Assignment Agreement in the form of Exhibit G for such Individual Premises.

(iv) Seller and Purchaser (or appropriate Subsidiary Owners, as applicable) shall execute, acknowledge (as appropriate) and exchange an Assignment and Assumption of Brokerage Agreements in the form of Exhibit H for such Individual Premises.

(v) In the case of the Closing for the 540 Madison Premises, 540 Madison Fee Owner and Purchaser (or appropriate Subsidiary Owner, as the applicable) shall execute, acknowledge (as appropriate) and exchange an Assignment and Assumption of Ground Lease (lessor’s interest) in the form of Exhibit I-1.

(vi) In the case of the Closing for the 540 Madison Premises, 540 Madison Leasehold Owner and Purchaser (or appropriate Subsidiary Owner, as applicable) shall execute, acknowledge (as appropriate) and exchange an Assignment and Assumption of Ground Lease (lessee’s interest) in the form of Exhibit I-2.

(vii) Seller and Purchaser (or appropriate Subsidiary Owners, as applicable) shall execute, acknowledge (as appropriate) and exchange one or more Assignment and Assumptions of Union Contract in the form of Exhibit J for such Individual Premises.

(viii) Seller and Purchaser shall execute, acknowledge (as appropriate) and exchange one or more Post-Closing Escrow Agreements in the form of Exhibit K.

(ix) If applicable pursuant to the provisions of Section 20(d) below, Seller and Purchaser shall execute, acknowledge (as appropriate) and exchange one or more Escrow Agreements in the form of Exhibit K.

18.	CLOSING DATE.

The closing of the transactions contemplated hereunder with respect to each Individual Premises (each, a “Closing” and, collectively, the “Closing”) shall occur, and the documents referred to in Section 17 shall be delivered upon tender of the Purchase Price (or portion thereof allocable to the subject Individual Premises, as applicable) as provided for in this Agreement, at 10:00 A.M., eastern time, on the date that is seven (7) business days after the Lenders’ Consent has been obtained with respect to the Existing Loan(s) encumbering or otherwise relating to such Individual Premises (as such seven (7) business day period may be extended as provided in Section 38(d) below), or the date Seller sets for a Closing if Seller or Purchaser shall elect to extend this date pursuant to the terms of this Agreement (such date with respect to the Premises or any Individual Premises, as the same may be adjourned from time to time as provided in this Agreement, being referred to as the “Scheduled Closing Date”, and the actual date of the Closing with respect to the Premises or any Individual Premises being referred to as the “Closing Date”), at the offices of Seller’s attorneys, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 or 375 Park Avenue, New York, New York 10152 or, at Purchaser’s election and provided such offices are located in Manhattan, at the offices of Purchaser’s attorneys. TIME IS OF THE ESSENCE as to Purchaser’s obligation to close the transactions contemplated hereunder on the Scheduled Closing Date(s) (or, if Seller or Purchaser shall have adjourned the original Scheduled Closing Date(s) pursuant to the terms of this Agreement, on such adjourned Scheduled Closing Date(s) so designated by Seller or Purchaser, as applicable).

19.	NOTICES.

All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, or (c) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), or (d) personal delivery, addressed as follows:

If to Seller:

c/o Macklowe Properties

767 Fifth Avenue New York, New York 10153-0023

Attention:

William S. Macklowe

Facsimile: (212) 554-5890

With a copy to:

Macklowe Properties

767 Fifth Avenue

New York, New York 10153-0023

Attention: General Counsel

Facsimile: (212) 554-5890

and:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Robert J. Sorin, Esq.

Facsimile: (212) 859-4000

If to Purchaser:

c/o Boston Properties, Inc.

599 Lexington Avenue

New York, New York 10022

Attention: Robert Selsam

Facsimile: (212) 326-4050

With a copy to:

Boston Properties, Inc.

599 Lexington Avenue

New York, New York 10022

Attention: Matthew Mayer, Esq.

Facsimile: (212) 326-4050

and:

Proskauer Rose LLP

1585 Broadway

New York, New York 10022

Attention: Ronald Sernau, Esq.

Facsimile: (212) 969-2900

If to the Title Company:

Fidelity National Title Insurance Company

2 Park Avenue, Suite 1420

New York, New York 10016

Attention: Neil A. Clark

Facsimile: (646) 742-0732

Any Notice so sent by certified or registered mail, national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic confirmation receipt. A Notice may be given either by a party or by such party’s attorney. Seller or Purchaser may designate, by not less than five (5) business days’ notice given to the others in accordance with the terms of this Section 19, additional or substituted parties to whom Notices should be sent hereunder.

20.	DEFAULT BY PURCHASER OR SELLER.

(a) If (i) Purchaser shall default in the payment of the Purchase Price or any portion thereof or in the performance of any of its other obligations to be performed on any Closing Date, or (ii) Purchaser shall default in the performance of any of its material obligations to be performed prior to any Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for five (5) business days after notice to Purchaser, Seller’s sole remedy by reason thereof shall be to terminate this Agreement or, if the closing under the GM Contribution Agreement has occurred and such Purchaser default relates to a specific Individual Premises only, then Seller shall also have the right to terminate this Agreement as to the applicable Individual Premises only and, upon such termination, Seller shall be entitled to retain the entire Deposit (or entire remaining portion thereof, as applicable) or retain the portion of the Deposit allocable to such Individual Premises, as liquidated damages for Purchaser’s default hereunder, it being agreed that the damages by reason of Purchaser’s default are difficult, if not impossible, to ascertain, and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement (or under this Agreement with respect to the applicable Individual Premises, as applicable) except for those that are expressly provided in this Agreement to survive the termination hereof. Notwithstanding the foregoing, none of the above liquidated damages shall be deemed to reduce or waive in any respect the additional obligations of Purchaser to indemnify Seller or any other Seller Party as provided in this Agreement.

(b) If (x) Seller shall default in any of its obligations to be performed on the Closing Date (whether with respect to all or less than all of the Individual Premises) or (y) Seller shall default in the performance of any of its material obligations to be performed prior to the Closing Date (whether with respect to all or less than all of the Individual Premises) and, with respect to any default under this clause (y) only, such default shall continue for five (5) business days after notice to Seller, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal or equitable course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of its counsel) shall have the right, subject to the other provisions of this Section 20(b), (i) to seek to obtain specific performance of Seller’s obligations hereunder, provided that any action for specific performance shall be commenced within thirty (30) days after such default, and if Purchaser prevails thereunder, Seller shall reimburse Purchaser for all reasonable legal fees, court costs and all other reasonable costs of such action or (ii) to terminate this Agreement (other than with respect to any Closed Individual Premises) and receive a return of the Deposit (or remaining portion thereof, as applicable) or, if the closing under the GM Contribution Agreement has occurred and such Seller default relates to a specific Individual Premises only, then Purchaser shall also have the right under this clause (ii) to terminate this Agreement as to the applicable Individual Premises only and receive a return of the portion of the Deposit allocable to such Individual Premises, it being understood that if Purchaser fails to commence an action for specific performance within thirty (30) days after such default, Purchaser’s sole remedy shall be to so terminate this Agreement (other than with respect to any Closed Individual Premises), in whole or in part, as applicable, and receive a return of the Deposit (or remaining or allocable portion thereof, as applicable). If Purchaser elects to seek specific performance of this Agreement, then as a condition precedent to any suit for specific performance, Purchaser shall on or before the Closing Date, time being of the essence, fully perform all of its obligations hereunder which are capable of being performed (other than the payment of the Purchase Price, which shall be paid as and when required by the court in the suit for specific performance). Upon such return and delivery, this Agreement shall terminate (other than with respect to any Closed Individual Premises), in whole or in part, as the case may be, and neither party hereto shall have any further obligations under this Agreement (or under this Agreement with respect to the applicable Individual Premises, as applicable) except for those that are expressly provided in this Agreement to survive the termination hereof. Notwithstanding the foregoing, Purchaser shall have no right to seek specific performance, if Seller shall be prohibited from performing its obligations hereunder by reason of any law, regulation, or other legal requirement applicable to Seller.

(c) (i) Notwithstanding anything to the contrary set forth in this Agreement, (A) Seller’s liability for breach of any representation of Seller contained in this Agreement or in any document executed by Seller pursuant to this Agreement, any Qualification or any other instruments delivered at Closing, shall be limited to claims in excess of $500,000 for each Individual Premises (each such amount, as applicable, a “Threshold Amount”) (so that, for example, if Purchaser has a valid claim for $501,000 in respect of a particular Individual Premises, then Seller shall be liable for the entire amount of such claim and not just the $1,000 in excess of the Threshold Amount), (B) Seller’s aggregate liability for any and all claims arising out of Seller’s breach of any covenants, agreements or representations of Seller contained in this Agreement or in any document executed by Seller pursuant to this Agreement, any Qualification or any other instruments delivered at Closing (including, without limitation, any liability under Section 20(d) below), shall not exceed (x) with respect to claims concerning the 125 West 55th Premises, $4,284,977 in the aggregate, (y) with respect to claims concerning the 2GCT Premises, $4,130,098 in the aggregate, and (z) with respect to claims concerning the 540 Madison Premises, $2,674,239 in the aggregate (each such amount, as applicable, as the same may be reduced from time to time as provided below, a “Maximum Liability Amount”), and (C) in no event shall Seller be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims, and in every case Purchaser’s recovery for any claims referenced above shall be net of any insurance proceeds and any indemnity, contribution or other similar payment recovered by Purchaser from any insurance company, tenant, or other third party. Notwithstanding the foregoing, the

Maximum Liability Amount for any Individual Premises shall be reduced by (I) $267,811 with respect to the 125 West 55th Premises, (II) $258,131 with respect to the 2GCT Premises, and (III) $167,140 with respect to the 540 Madison Premises, for each two and one-half percent (2.5%) increment of the aggregate leased rentable square feet of space in the applicable Individual Building for which Seller delivers one or more Tenant Estoppel Certificates to which Purchaser would not have the right to object pursuant to the provisions of Section 36 below in excess of seventy-five percent (75%) of the aggregate leased rentable square feet of space in such Individual Building (whether such Tenant Estoppel Certificates are delivered prior to or subsequent to the Closing for such Individual Premises; and, after such Closing, Purchaser shall allow or shall cause the applicable Subsidiary Owner to allow Seller to continue to seek to obtain Tenant Estoppel Certificates and shall reasonably cooperate with Seller in connection therewith) up to ninety-five percent (95%) of the aggregate leased rentable square feet of space in such Individual Building (i.e., (i) a maximum reduction of $2,142,488 in the aggregate with respect to the 125 West 55th Premises, (ii) a maximum reduction of $2,065,049 with respect to the 2GCT Premises, and (iii) a maximum reduction of $1,337,119 with respect to the 540 Madison Premises, so that in no event shall the Maximum Liability Amounts or Holdbacks be reduced to less than $5,544,658 for all Individual Premises in the aggregate pursuant to this sentence), and if Seller is so entitled to a reduction in any applicable Maximum Liability Amount after the Closing for such Individual Premises, Escrow Agent is hereby instructed to release to Seller, without further instructions, an amount equal to such reduction from the applicable Holdback (as defined below) together with any interest thereon, and Purchaser agrees to so direct Escrow Agent to release such portion of the applicable Holdback to Seller within two (2) business days after request therefor from Seller. Notwithstanding the foregoing, if Seller would be entitled to a reduction in any applicable Maximum Liability Amount and release of Holdback funds after the Closing for an Individual Premises under this Section 20(c)(i), but for the existence of a Claim Notice(s) for a pending claim(s) in respect of such Individual Premises setting forth claims in excess of the amount to which the applicable Maximum Liability Amount and Holdback would otherwise be reduced, then Escrow Agent shall continue to hold the balance of the applicable Holdback but if the actual liabilities and obligations of Seller claimed in such Claim Notice(s) is less than the applicable Maximum Liability Amount prior to giving effect to any such reduction, then Purchaser and Seller each agree to direct Escrow Agent to release to Seller the portion of the balance of such Holdback in excess of the amount of such claims within two (2) business days after request therefor from Seller; provided, that if, upon the final determination or settlement of such claim(s) Purchaser is entitled to receive less than the amounts so claimed (including if Purchaser is not entitled to receive anything in respect of such claim(s)), then Purchaser and BPLP shall be obligated, on a joint and several basis, to pay to Seller interest on the portion of the Holdback retained by Escrow Agent in respect of such claim(s) in excess of the amount to which Purchaser is so entitled to receive at a rate equal to the Applicable Interest Rate (as hereinafter defined) from the date on which Seller was otherwise entitled to such reduction in the applicable Maximum Liability Amount and release of such Holdback funds until paid in full (which amounts shall be non-refundable and Seller shall have no liability to Purchaser therefor whatsoever), and, if Seller can show that Purchaser’s applicable claim(s) was made or asserted in bad faith, then the Applicable Interest Rate shall be increased by nine percent (9%) (900 basis points) for purposes of this Section 20(c)(i). BPLP is countersigning this Agreement to indicate its agreement to be bound by and liable under this Section 20(c)(i). For purposes of this Agreement, “Applicable Interest Rate” shall mean an interest rate per annum, compounded monthly, equal to the sum of (A) ten percent (10%) (1000 basis points) plus (B) the greater of (x) five percent (5.32%) (532 basis points) or (y) LIBOR. For purposes of this Agreement, “LIBOR” shall mean, with respect to each monthly period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100th of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen Libor Page (or the successor thereto) as of 11:00 a.m., London time, on the related date on which the Applicable Interest Rate is determined.

(ii) At the Closing for each Individual Premises, Seller shall deliver to Escrow Agent either (A) an amount equal to the applicable Maximum Liability Amount in cash or (B) an irrevocable, unconditional, transferable, clean sight draft letter of credit (either an evergreen letter of credit with an initial term of at least six (6) months or one which does not expire until at least 60 days after the expiration of the Limitation Period, in such Maximum Liability Amount in favor of Escrow Agent and issued by a bank which has a minimum long-term unsecured debt rating of at least “AA” or its equivalent by Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. (such a bank, a “Qualified Issuer”; such cash or letter or credit, with respect to the applicable Maximum Liability Amount, a “Holdback”). Each Holdback shall be security for any actual damages incurred by Purchaser (subject to the provisions of this Section 20(c)) solely in respect of the applicable Individual Premises arising from any breach by Seller of any covenants, agreements or representations of Seller contained in this Agreement or in any document executed by Seller pursuant to this Agreement, any Qualification or any other instruments delivered at Closing (individually or collectively, as applicable, a “Breach”) discovered by Purchaser after the Closing and with respect to which (x) a Claim Notice is timely delivered and (y) Purchaser timely complies with the procedures set forth in Section 20(d) below. The Holdback shall be held by Escrow Agent pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit K (the “Post-Closing Escrow Agreement”). Seller, Purchaser and Escrow Agent shall execute and deliver the Post-Closing Escrow Agreement at the Closing. If any letter of credit delivered as a Holdback is not renewed at least 60 days prior to any then stated expiration date, Escrow Agent shall draw upon such letter of credit and hold and disburse the proceeds thereof pursuant to the terms hereof and of the Post-Closing Escrow Agreement.

(iii) Subject to the provisions of Section 20(d) below, following the final determination of the amount of any actual damages for which Seller is liable in respect of any Breach, Seller and Purchaser shall jointly execute a written instruction to the Escrow Agent setting forth the aggregate amount in dollars of the Final Damages that the Escrow Agent is required to disburse funds from the applicable Holdback or draw from any letter of credit delivered as the applicable Holdback and disburse the proceeds to Purchaser, as applicable. From time to time, prior to the end of the applicable Limitation Period, the Escrow Agent will disburse funds from the applicable Holdback or draw from any letter of credit delivered as the applicable

Holdback and disburse the proceeds to Purchaser or Seller, as applicable, as Escrow Agent may be directed in joint written instructions of Seller and Purchaser or as directed by court order. In the event that there have been no claims asserted by Purchaser prior to the end of the applicable Limitation Period, on the first day following the expiration of such Limitation Period, Escrow Agent is hereby instructed to release to Seller, without further instructions, the applicable Holdback, and Purchaser and Seller each agree to so direct Escrow Agent to release the applicable Holdback to Seller within two (2) business days after the expiration of such Limitation Period. In the event that any Claim Notice(s) shall have been delivered prior to the end of the applicable Limitation Period, then Escrow Agent shall continue to hold the applicable Holdback, but if the actual damages claimed in such Claim Notice(s) is less than the entire applicable Holdback, then Purchaser and Seller each agree to direct Escrow Agent to release to Seller the portion of the applicable Holdback in excess of the amount of such claims within two (2) business days after the expiration of such Limitation Period. Upon the final determination or settlement of all claims asserted prior to the end of the applicable Limitation Period, the amount of the applicable Holdback not required to be disbursed to Purchaser pursuant to the final determination or settlement of all such claims in the aggregate shall be released by Escrow Agent to Seller.

(iv) Notwithstanding the foregoing provisions of Section 20(c)(iii) above entitling Seller to receive a return of a Holdback upon the expiration of the applicable Limitation Period, a portion of the applicable Holdback equal to (x) $535,622 with respect to the 125 West 55th Premises, (y) $516,262 with respect to the 2GCT Premises, and (z) $334,280 with respect to the 540 Madison Premises, shall be retained by Escrow Agent for an additional period of one hundred eighty (180) days following the expiration of such Limitation Period (each such additional Period, an “Extended Limitation Period”), which portion of such Holdback shall be security for any liabilities and obligations of Seller arising after the Closing Date for the applicable Individual Premises which expressly survive the Closing of such Individual Premises pursuant to the terms of this Agreement (other than for Breach of any Representation, Purchaser acknowledging that Seller’s Representations do not survive beyond the expiration of the applicable Limitation Period). In the event that there have been no claims asserted by Purchaser prior to the end of the applicable Extended Limitation Period for any such liabilities and obligations, on the first day following the expiration of such Extended Limitation Period, Escrow Agent is hereby instructed to release to Seller, without further instructions, the balance of the applicable Holdback, and Purchaser and Seller each agree to so direct Escrow Agent to release the balance of such Holdback to Seller within two (2) business days after the expiration of such Extended Limitation Period. In the event that any Claim Notice(s) setting forth any such claims shall have been delivered prior to the end of the applicable Extended Limitation Period, then Escrow Agent shall continue to hold the balance of the applicable Holdback, but if the actual liabilities and obligations of Seller claimed in such Claim Notice(s) is less than the entire balance of such Holdback, then Purchaser and Seller each agree to direct Escrow Agent to release to Seller the portion of the balance of such Holdback in excess of the amount of such claims within two (2) business days after the expiration of such Extended Limitation Period. Upon the final determination or settlement of all such claims asserted prior to the end of the applicable Extended Limitation Period, the balance of the applicable Holdback not required to be disbursed to Purchaser pursuant to the final determination or settlement of all such claims in the aggregate shall be released by Escrow Agent to Seller.

(d) Any claim by Purchaser, whether made prior to or after the Closing of a Breach shall be made by Purchaser delivering to Seller written notice (a “Claim Notice”) promptly after Purchaser has learned of such Breach and, in all events, prior to the expiration of the applicable Limitation Period, or the Extended Limitation Period, as the case may be, which Claim Notice shall set forth (x) a description in reasonable detail of the claimed Breach, including the Individual Premises to which such Breach relates and all facts and circumstances upon which the claimed Breach is based and why those facts and circumstances constitute an alleged Breach, (y) the section and subsection of this Agreement under which the claimed Breach is asserted and (z) with respect to a breach that constitutes a misrepresentation, whether or not such Breach (together with all other Breaches asserted pre- and post-Closing and, if already determined, the actual damage of such Breaches), has a Material Adverse Effect. If the Breach that is described in a Claim Notice involves a misrepresentation then, within five (5) business days after the delivery of a Claim Notice before the Closing Date, and within fifteen (15) business days after the delivery of a Claim Notice after the Closing Date, (A) Purchaser shall submit to Darcy Stacom, of CB Richard Ellis, Inc. (the “Depositary”), in a sealed envelope, a written statement (in triplicate) setting forth Purchaser’s good-faith determination of the diminution in the value of each Individual Premises or the applicable Individual Premises directly resulting from the Breach described in such Claim Notice (the “Claimed Damage”) which shall be expressed as a single dollar amount (or a single dollar amount for each applicable Individual Premises if such claimed Breach relates to more than one Individual Premises) and (B) Seller shall submit to the Depositary, in a sealed envelope, a written statement (in triplicate) setting forth Seller’s good-faith determination of the diminution in the value of each Individual Premises or the applicable Individual Premises directly resulting from the Breach described in such Claim Notice which shall be expressed as a single dollar amount (or a single dollar amount for each applicable Individual Premises if such claimed Breach relates to more than one Individual Premises) (“Seller’s Claimed Damage”; the Claimed Damage and Seller’s Claimed Damage are herein collectively called the “Final Determinations”). Neither of the Final Determinations shall be opened except as and when hereinafter expressly provided. If either Purchaser or Seller shall fail to submit its Final Determination in accordance with the provisions of this Section 20(d), then only the Final Determination which was submitted in accordance with this Section 20(d) shall promptly thereafter be opened by the Depositary and such Final Determination shall constitute the Final Damage and the same shall be conclusive and binding upon both Seller and Purchaser for all purposes of this Agreement. If both Purchaser and Seller submit their respective Final Determinations in accordance with the provisions of this Section 20(d), then the Depositary shall arrange a meeting (herein called the “Depositary Meeting”) to be held at the offices of Macklowe Properties (or at such other place as is mutually agreeable to Seller and Purchaser and located in the Borough of Manhattan) during business hours within two (2) days after the receipt of both Final Determinations for the purpose of opening the Final Determinations. Seller and Purchaser shall be notified (which may be telephonically) by the Depositary of the date, time and location of the Depositary Meeting and shall have the right to have its representatives present thereat. At the

Depositary Meeting, the Final Determinations shall be opened by the Depositary and copies thereof shall be distributed to Seller and Purchaser. TIME SHALL BE OF THE ESSENCE with respect to all time periods set forth in this Section 20(d). Except for Seller’s right to adjourn the Scheduled Closing Date as provided in Section 20(d)(i) below (and subject to Purchaser’s termination right as described below), in no event shall the Scheduled Closing Date be adjourned or extended by reason of Purchaser’s assertion of a Breach or delivery of a Claim Notice, or the following of the time frames, submissions and procedures for the submission and opening of the Final Determinations set forth in this Section 20(d). As used in this Agreement, the term “Material Adverse Effect” means a diminution in the value of the applicable Individual Premises in an amount equal to or greater than the applicable Threshold Amount for such Individual Premises. Without limiting the foregoing, Purchaser’s and Seller’s rights and remedies in respect of any alleged Breach shall be as herein below provided:

(i) If, prior to the Closing with respect to any Individual Premises, there occurs or exists a Breach involving a misrepresentation in respect of such Individual Premises which does not have a Material Adverse Effect, then Purchaser shall have no remedy therefor and must proceed to the Closing of such Individual Premises with no adjustment of the Purchase Price. If, prior to such Closing, Purchaser shall assert a Breach involving a misrepresentation in respect of such Individual Premises in a Claim Notice the Claimed Damage for which has a Material Adverse Effect (a “Material Breach”), then Purchaser may, as its sole and exclusive remedy, either (a) proceed to close title to such Individual Premises without adjustment of the Purchase Price on account of such asserted Breach and waive by written notice to Seller (a “Waiver Notice”) any claims against Seller for the Claimed Damage with respect to such Breach (it being understood and agreed that the closing of title hereunder under such circumstances shall in and of itself be deemed to constitute such waiver by Purchaser, whether or not such Waiver Notice is actually delivered) or (b) terminate this Agreement (other than with respect to any Closed Individual Premises); provided, that if the closing under the GM Contribution Agreement has occurred and such Material Breach relates to a specific Individual Premises only, Purchaser’s right under this clause (b) shall be to terminate this Agreement in its entirety or as to the applicable Individual Premises only, in either case by the giving of the Claim Notice, which termination shall be effective upon the expiration of the Termination Nullification Period unless Seller has theretofore given a Termination Nullification Notice as provided below. If Purchaser has elected to terminate this Agreement (in whole or in part) pursuant to clause (b) above, Purchaser shall receive a refund of the Deposit (or remaining portion thereof, as applicable) or the portion thereof allocable to the applicable Individual Premises, as the case may be, in accordance with Section 20(b) above; provided, that Seller may nullify such termination (it being understood that if Purchaser elected to terminate this Agreement in its entirety, Seller’s nullification shall apply to this Agreement in its entirety as well, notwithstanding that the Material Breach in question relates to less than the entire Premises) within ten (10) business days after the later of (A) the opening of the Final Determinations at the Depositary Meeting or (B) receipt by Seller of a Claim Notice from Purchaser electing to terminate this Agreement (the “Termination Nullification Period”) by (y) delivering to Purchaser a notice nullifying such termination (a “Termination Nullification Notice”) and (z) either (I) crediting against the Purchase Price for the applicable Individual Premises the amount of the Claimed Damage (the “Material Breach Credit”), in which event Purchaser shall be required to close title to such Individual Premises without further adjustment to the Purchase Price under this Section 20(d), or (II) if Seller disputes that Purchaser is entitled to terminate this Agreement under this Section 20(d) because Seller asserts (which assertion may be by inference from the amount set forth in Seller’s Final Determination) that either (1) no Breach has occurred or exists, (2) the asserted Breach is not a Material Breach and/or (3) the amount of the Claimed Damage exceeds the actual diminution in the value of the applicable Individual Premises resulting from such Breach (a “Dispute”), Seller may deliver a Dispute Notice (as defined below) and deposit with Escrow Agent upon such Closing an amount equal to the Material Breach Credit as described in Section 20(d)(ii) below, in which event Purchaser shall be required to close title to such Individual Premises without further adjustment of the Purchase Price, and such dispute shall be resolved pursuant to Section 20(d)(iii) below. Notwithstanding any provision of this Agreement to the contrary, in the event that Purchaser shall deliver a Claim Notice prior to the Scheduled Closing Date for any Individual Premises, Seller shall have the right (but shall not be obligated), in addition to any other right of Seller to adjourn such Scheduled Closing Date set forth in this Agreement (and without any adjournment pursuant to this Section 20(d)(i) counting toward the aggregate adjournment right which Seller has pursuant to any other provision of this Agreement), to adjourn such Scheduled Closing Date to a date which is up to five (5) business days after expiration of the Termination Nullification Period. Notwithstanding the foregoing provisions of this Section 20(d)(i), Seller shall not be entitled to deliver a Termination Nullification Notice if the Claimed Damage is in excess of, (i) with respect to claims concerning the 125 West 55th Premises, Eleven Million Two Hundred Five Thousand Dollars ($11,205,000) in the aggregate, (ii) with respect to claims concerning the 2GCT Premises, Ten Million Eight Hundred Thousand Dollars ($10,800,000) in the aggregate, and (iii) with respect to claims concerning the 540 Madison Premises, Seven Million Dollars ($7,000,000) in the aggregate; provided, that nothing contained in this sentence is intended or shall be construed to constitute Seller’s agreement to the Claimed Damage asserted by Purchaser in any instance or waive any of the rights and remedies of Seller arising from any default by Purchaser under this Agreement.

(ii) If, prior to the Closing for any Individual Premises, Purchaser serves a Claim Notice asserting a Material Breach and Seller has given a Termination Nullification Notice in accordance with Section 20(d)(i), Seller may Dispute such Claim Notice by delivering written notice to Purchaser in the manner herein provided (a “Dispute Notice”). A Dispute Notice shall be given at or prior to such Closing. If Seller has given a Termination Nullification Notice but does not deliver a Dispute Notice, then the parties shall proceed with such Closing as described in Section 20(d)(i) and the portion of the Purchase Price allocable to the applicable Individual Premises shall be reduced by the Material Breach Credit. If Seller has given a Termination Nullification Notice and delivers a Dispute Notice, then Seller shall deposit with Escrow Agent at the Closing an amount equal to the Material Breach Credit (the “Escrow Funds”), to be held in escrow in accordance with the terms set forth in an escrow agreement to be entered into by the parties at the Closing, which agreement shall be in the form attached hereto as Exhibit K (the “Escrow Agreement”) until the earlier to occur of (A) written agreement of Seller and Purchaser with respect to the disposition of the Escrow Funds or (B) a resolution of the Dispute made by the Arbiter pursuant to Section 20(d)(iii) below. Seller may direct that a portion of the Purchase Price to be paid at such Closing be paid to Escrow Agent to serve as the Escrow Funds. Provided Seller has deposited the Escrow Funds with Escrow Agent pending resolution of the Dispute as hereinabove provided, Purchaser shall be required to close title to the applicable Individual Premises without adjustment of the portion of the Purchase Price therefor on account of the Breach in Dispute.

(iii) The Dispute as set forth in Seller’s Dispute Notice shall be resolved by the arbitration procedure set forth below. The parties shall attempt in good faith to agree upon an individual acceptable to each party to act as arbiter (the “Arbiter”) of the Dispute. If, after expiration of twenty (20) days following Seller’s delivery of a Dispute Notice, the parties are unable to agree upon the selection of the Arbiter, either party may request that the President of the Real Estate Board of New York select a retired jurist or other individual having substantial experience in dispute resolution of commercial real estate matters (who is impartial and has no existing or historical personal or professional relationship with Seller, Purchaser or their respective affiliates) to act as Arbiter. Within ten (10) days after selection of an Arbiter, each party shall deliver to the Arbiter all instruments, documents and other materials forming the basis for the existence or non-existence of a Breach or the calculation of the Claimed Damage or Seller’s Claimed Damage, as applicable. Within twenty (20) days of receipt of the submission of such instruments, documents and other instruments from both Seller and Purchaser, the Arbiter shall determine whether (A) a Breach has occurred, (B) if so, whether the same constitutes a Material Breach and (C) if a Material Breach has occurred, which of the Claimed Damage or Seller’s Claimed Damage most closely reflects the actual diminution, if any, in the value of the Property resulting from the Material Breach found to exist. If the Arbiter determines that a Material Breach has occurred, the Arbiter shall have no authority to select an amount which is not either the Claimed Damage or Seller’s Claimed Damage (the amount actually selected by the Arbiter whether none (if no Material Breach occurred), the Claimed Damage or the Seller’s Claimed Damage is hereinafter referred to as the “Final Damage”). If the determination of the Arbiter hereunder is that there did not occur a Material Breach, the Escrow Funds shall be paid to Seller in accordance with the Escrow Agreement. If the determination by the Arbiter is that a Material Breach exists and the Arbiter selects (i) the Claimed Damage, then the Escrow Funds shall be paid to Purchaser in accordance with the Escrow Agreement or (ii) Seller’s Claimed Damage, then a portion of the Escrow Funds in the amount of Seller’s Claimed Damage shall be paid to Purchaser and the balance of the Escrow Funds shall be paid to Seller, in each case in accordance with the Escrow Agreement. The determination of the Arbiter hereunder shall be final and binding in all respects against all parties to this Agreement. Purchaser shall in no event be entitled to a credit or any other recourse against Seller for any sum in excess of the Escrow Funds with respect to any Material Breach. The costs and expenses of arbitration hereunder (including the fees and disbursements of the Arbiter) shall be paid by the party whose calculation of diminution in value of the Property resulting from the subject Breach shall not have been selected (i.e., if the Arbiter finds in favor of Seller’s Claimed Damage, Purchaser shall pay the arbitration costs and if the Arbiter finds in favor of the

Claimed Damage, Seller shall pay the arbitration costs), or if the dispute is as to the existence of a Breach, such costs shall be paid by the losing party. Notwithstanding the foregoing, if interim payments are required to be made on account of such costs prior to the determination by the Arbiter, such interim payments shall be funded equally by Seller and Purchaser, subject to reimbursement of the prevailing party by the losing party upon the Arbiter’s final determination hereunder.

(iv) Notwithstanding anything to the contrary herein contained, from and after the Closing Date for any Individual Premises, with respect to any asserted Breach, (A) Seller shall have no liability to Purchaser if Purchaser has received a credit against the Purchase Price or there is pending a Dispute in respect of which there have been deposited Escrow Funds pursuant to Sections 20(d)(i)-20(d)(iii) above on account of such asserted Breach (except, in the case of such a Dispute, for the Claimed Damage or Seller’s Claimed Damage as determined pursuant Section 20(d)(iii)), (B) the aggregate liability of Seller arising by reason of or in connection with all such alleged Breaches, whether asserted prior to or after the Closing, shall not in any event exceed the Maximum Liability Amount applicable to such Individual Premises, it being understood and agreed that the Maximum Liability Amount in connection with all Breaches in respect of such Individual Premises shall be reduced by (1) any Final Damage relating to such Individual Premises (but a Final Damage determination that represents the Claimed Damage amount credited and placed into escrow prior to Closing shall not reduce the Maximum Liability Amount), plus (2) the aggregate amount of credits granted against the Purchase Price allocable to such Individual Premises upon Closing in respect thereof in connection with a Material Breach which is not the subject of a Dispute, and (C) in respect of Breaches involving misrepresentations, for purposes of determining whether or not such Breach has a Material Adverse Effect and the actual damages recoverable by Purchaser as a result of such Breach (x) the Threshold Amount for such Individual Premises shall be reduced, on a dollar for dollar basis (but not below zero), by the amount of any Claimed Damage which was the subject of a Claim Notice delivered prior to the Closing for which Purchaser did not receive any credit against the Purchase Price and which was not the subject of a Dispute, and (y) with respect to any Claim Notice delivered prior to the Closing which was the subject of a Dispute, or delivered after the Closing, and in either case the subject of such Claim Notice is resolved in Purchaser’s favor, the amount of the actual damages recoverable by Purchaser shall be aggregated for purposes of determining whether or not the Threshold Amount for such Individual Premises was exceeded.

(e) The provisions of this Section 20 shall survive the termination hereof.

21.	FIRPTA COMPLIANCE.

Seller shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”). Seller acknowledges that Section 1445 of the Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser that withholding of tax is not required upon the disposition of a United States real property interest by Seller, Seller hereby represents and warrants that no Seller is a foreign person as that term is defined in the Code and Income Tax Regulations. On the Closing Date, Seller shall deliver to Purchaser one or more certifications as to the non-foreign status of Seller in the form specified in Section 17(a) above, and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

22.	ENTIRE AGREEMENT.

This Agreement contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, between Seller and Purchaser are merged into this Agreement. The provisions of this Section 22 shall survive the Closing or the termination hereof.

23.	AMENDMENTS.

This Agreement may not be changed, modified or terminated, except by an instrument executed by Seller and Purchaser. The provisions of this Section 23 shall survive the Closing or the termination hereof.

24.	WAIVER.

No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply. The provisions of this Section 24 shall survive the Closing or the termination hereof.

25.	PARTIAL INVALIDITY.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The provisions of this Section 25 shall survive the Closing or the termination hereof.

26.	SECTION HEADINGS.

The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. The provisions of this Section 26 shall survive the Closing or the termination hereof.

27.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof. The provisions of this Section 27 shall survive the Closing or the termination hereof.

28.	PARTIES; ASSIGNMENT; RECORDING.

(a) This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns; provided, that none of the representations or warranties made by Seller hereunder shall inure to the benefit of any person or entity that may, after the Closing Date, succeed to the interest (if any) of Purchaser or any Subsidiary Owner in all or any portion of the Property.

(b) Purchaser shall not directly or indirectly assign or transfer this Agreement or any of its rights hereunder without Seller’s prior written consent in each instance, which consent may be granted or withheld in Seller’s sole and absolute discretion. Any change in control of Purchaser or of any of the direct or indirect ownership interests in Purchaser, at any level or tier of ownership, whether in one transaction or a series of transactions, shall constitute an assignment for purposes of this Section 28; provided, that (A) transfers of interests or admission of additional limited partners, as the case may be, directly or indirectly, in BPLP, and (B) transfers, directly or indirectly, of stock in Boston Properties, Inc., a Delaware corporation (“BPI”), whether in one transaction or a series of transactions, shall not constitute an assignment for purposes of this Section 28 so long as BPI continues to be the general partner of BPLP and own not less than 51% of the partnership interests therein. No consent given by Seller to any assignment shall be construed as consent to any other assignment, and any non-permitted assignment made by Purchaser shall be void. In the event the rights and obligations of Purchaser shall be assigned as aforesaid, the assignee will be substituted in place of Purchaser in the documents executed or delivered pursuant to this Agreement and shall assume in writing all of Purchaser’s duties and obligations hereunder; provided, that such assignment and assumption shall not relieve Purchaser of its obligations hereunder. Notwithstanding the foregoing Purchaser may assign this Agreement without Seller’s consent to an entity or entities (i) the day-to-day management of which is controlled directly or indirectly by BPLP (subject to any veto rights or consent rights of other parties over major decisions of Purchaser), and (ii) at least twenty five percent (25%) of the ownership interests of which is owned, directly or indirectly, by BPLP; provided, that (X) not less than five (5) business days’ prior written notice is given to Seller’s counsel, (Y) if the assignment is directly of Purchaser’s interest (not a change of control or direct or indirect ownership interests in Purchaser), the assignee executes an assignment and assumption agreement assuming all of the obligations of Purchaser hereunder and Purchaser originally named herein shall not be relieved from its obligations under this Agreement, a copy of which is provided to Seller’s attorneys together with the notice of assignment, and (Z) if the assignment is directly of Purchaser’s interest (not a change of control or direct or indirect ownership interests in Purchaser), the assignee executes all documents and takes such actions as are required of Purchaser hereunder. Purchaser’s assignment and transfer rights set forth in this Section 28(b) shall apply on an Individual Premises-by-Individual Premises basis (and, accordingly, if directed by Purchaser, Seller shall convey the applicable Individual Premises to an entity that satisfies the requirements set forth in clauses (i) and (ii) above).

(c) Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller’s consent thereto. Any breach of the provisions of this Section 28(c) shall constitute a default by Purchaser under this Agreement. Purchaser agrees not to file or cause any Subsidiary Owner or any other person to file any lis pendens or other instrument against all or a portion of the Premises in connection herewith. In furtherance of the foregoing, Purchaser (i) acknowledges that the filing of a lis pendens or other evidence of Purchaser’s rights or the existence of this Agreement against all or a portion of the Premises could cause significant monetary and other damages to Seller and (ii) hereby agrees to jointly and severally indemnify Seller from and against any and all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Purchaser of any of its obligations under this Section 28(c).

(d) The provisions of Sections 28(a) and 28(c) above shall survive the Closing or the termination hereof. The provisions of Section 28(b) above shall survive the termination hereof.

29.	CONFIDENTIALITY AND PRESS RELEASES.

(a) Subject to the terms of Section 29(b) below, until the Closing, Purchaser and its partners, members, attorneys, agents, employees and consultants will treat the information disclosed to it by Seller, or otherwise gained through Purchaser’s access to the Property and Seller’s books and records, as confidential (other than information which is generally available to the public other than as a result of a disclosure by Purchaser or becomes available to Purchaser on a non-confidential basis from other sources not known by Purchaser to be subject to confidentiality obligations to Seller or information that is developed independently by Purchaser other than from any confidential information), giving it the same care as Purchaser’s own confidential information, and make no use of any such disclosed information not independently known to Purchaser except in connection with the transactions contemplated hereby. Notwithstanding the foregoing, in the event Purchaser is required, requested or demanded by law, regulation or legal process (e.g., oral questions, interrogatories, request for information or documents, subpoena, civil investigation, demand or similar process) to disclose any such confidential and proprietary information, (1) Purchaser shall give prompt notice to Seller of such request or demand (to the extent not prohibited by law) so that Seller may, should it elect to do so, seek a protective order or other appropriate remedy to challenge or contest such request and/or waive compliance with the provisions of this Section 29(a), and (2) if, in the absence of a protective order or other remedy nullifying the legal requirement to comply with such request or demand, Purchaser is nonetheless legally required to disclose such confidential information to a tribunal, Purchaser may disclose such information to such tribunal to the extent required without liability hereunder. In the event of a termination of this Agreement, Purchaser shall promptly return all such confidential information to Seller. Nothing contained herein shall limit or otherwise affect the provisions of that certain confidentiality agreement, dated January, 2008, between Macklowe Properties and Boston Properties Limited Partnership.

(b) Subject to the terms of this Section 29(b), neither Purchaser nor Seller shall issue any press releases (or other public statements) with respect to the transactions contemplated in this Agreement without approval of the other party, which approval may not be unreasonably withheld; provided, that, except as may be set forth on Exhibit L, in no event shall any press release (or other public statements) with respect to this transaction indicate the Purchase Price or any of the other terms hereof or, at Seller’s request, the identity of the Seller. Promptly following the execution of this Agreement, the parties will issue a press release in the form attached as Exhibit L, and if the Closing occurs, each of the parties hereto shall have the right to issue a press release in respect thereof with the prior approval of the other party, which approval may not be unreasonably withheld (it being understood that neither party shall have the right to disapprove a press release that announces the occurrence of the applicable Closing and otherwise conforms in all material respects with the form of press release attached hereto as Exhibit L). The parties expressly agree that public statements made with respect to information previously disclosed in accordance with this Section 29(b) shall not be deemed a violation of the terms of this Agreement or the confidentiality agreement that is referred to in Section 29(a). In addition, BPI and BPLP shall have the right to attach a copy of this Agreement as an exhibit to one or more of their respected required filings with the Securities and Exchange Commission on Form 8-K or Form 10-Q and to otherwise comply with the requirements of all applicable securities laws as they relate to the disclosure of the transactions contemplated by this Agreement, and no such filings made pursuant to this Section 29(b) shall be deemed a violation by Purchaser of the terms of this Agreement or the confidentiality agreement that is referred to in Section 29(a).

(c) The provisions of Section 29(a) above shall survive the termination of this Agreement, and the provisions of Section 29(b) above shall survive the Closing or the termination hereof.

30.	FURTHER ASSURANCES.

Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this Section 30 shall survive the Closing.

31.	THIRD PARTY BENEFICIARY.

This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Section 31 shall survive the Closing or the termination hereof.

32.	JURISDICTION AND SERVICE OF PROCESS.

The parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Any legal suit, action or other proceeding by one party to this Agreement against the other arising out of or relating to this Agreement (other than any dispute which, pursuant to the express terms of this Agreement, is to be determined by arbitration) shall be instituted only in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York, and each party hereby waives any objections which it may now or hereafter have based on venue and/or forum non-conveniens of any such suit, action or proceeding and submits to the jurisdiction of such courts. The provisions of this Section 32 shall survive the Closing or the termination hereof.

33.	WAIVER OF TRIAL BY JURY.

Seller and Purchaser hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this agreement. The provisions of this Section 33 shall survive the Closing or the termination hereof.

34.	MISCELLANEOUS.

(a) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

(b) Any consent or approval to be given hereunder (whether by Seller or Purchaser) shall not be effective unless the same shall be given in advance of the taking of the action for which consent or approval is requested and shall be in writing. Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser may be withheld by Seller or Purchaser in its sole and absolute discretion.

(c) Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement,

Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent’s duties as real estate reporting person.

(d) Seller shall have the right to structure the sale of any Individual Premises as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Seller (including the ability to assign this Agreement to an entity established in order to effectuate such exchange including a qualified intermediary, an exchange accommodation title holder or one or more single member limited liability companies that are owned by any of the foregoing persons ), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Code, the Treasury Regulations thereunder and IRS Revenue Procedure 2000-37, and Purchaser shall execute any and all documents reasonably requested by Seller to effect such exchange, and otherwise assist and cooperate with Seller in effecting such exchange; provided, that (i) any additional reasonable costs and expenses incurred by Purchaser as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Seller, (ii) Purchaser shall not be required to hold title to any other property, (iii) the Closing shall not be delayed, (iv) in no event shall such transaction include Purchaser’s acquiring title to any property or otherwise becoming involved in a transaction with a third party and (v) such transaction shall not be contrary to or inconsistent with the terms of this Agreement.

(e) Purchaser shall have the right to structure the sale of any Individual Premises as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Purchaser (including the ability to assign this Agreement to an entity established in order to effectuate such exchange as a qualified intermediary, an exchange accommodation title holder or one or more single member limited liability companies that are owned by any of the foregoing persons), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Code, the Treasury Regulations thereunder and IRS Revenue Procedure 2000-37, and Seller shall execute any and all documents reasonably requested by Purchaser to effect such exchange, and otherwise assist and cooperate with Purchaser in effecting such exchange; provided, that (i) any additional reasonable costs and expenses incurred by Seller as a result of structuring such transaction as an exchange shall be borne by Purchaser, (ii) Seller shall not be required to hold title to any other property, (iii) the Closing shall not be delayed, (iv) in no event shall such transaction include Seller’s acquiring title to any property or otherwise becoming involved in a transaction with a third party and (v) such transaction shall not be contrary to or inconsistent with the terms of this Agreement.

(f) The provisions of this Section 34 shall survive the Closing or the termination hereof.

35.	ATTORNEYS’ FEES.

In the event of any litigation or arbitration between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto (including, without limitation, the provisions of Section 20 hereof), the unsuccessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred herein by the successful party in and as part of the judgment rendered in such litigation or the award in such arbitration, as the case may be.

36.	ESTOPPEL CERTIFICATES.

(a) Seller, within ten (10) business days after the date hereof, shall request from all tenants under the Leases that are in effect as of the date hereof Tenant Estoppel Certificates (as defined below) substantially in the form attached hereto as Exhibit M or, in the case of Required Tenants, in the form otherwise prescribed under the applicable Required Tenant’s Lease (subject, however, to the terms of Schedule 36(a) -1) (any such estoppel certificate complying with the preceding portions of this Section 36(a) and not disqualified pursuant to Section 36(b) hereof is a “Tenant Estoppel Certificate”). Seller shall promptly deliver to Purchaser all certificates that Seller obtains from tenants under the Leases in response to Seller’s aforesaid request, regardless of whether such certificates constitute Tenant Estoppel Certificates for purposes hereof and regardless of whether Seller has already delivered to Purchaser the Required Tenant Estoppel Certificates. It shall be a condition precedent to Purchaser’s obligation to close hereunder with respect to an Individual Premises that Seller deliver executed Tenant Estoppel Certificates that are dated no more than sixty (60) days before the Closing (as such sixty (60) day period may be extended by reason of any adjournment of the applicable Scheduled Closing Date pursuant to Section 38(d) or 38(e) below or, to the extent adjourned by Purchaser, Section 10(h) above) from (A) the tenants set forth on Schedule 36(a)-2 with respect to such Individual Premises (such tenants, with respect to the applicable Individual Premises, the “Required Tenants”), and (B) with respect to such Individual Premises, other tenants under Leases at such Individual Premises which, together with the Required Tenants for such Individual Premises, comprise at least seventy five percent (75%) of the aggregate leased rentable square feet of space in such Individual Premises as of the date hereof (collectively, with respect to the applicable Individual Premises, the “Required Tenant Estoppel Certificates”). Seller shall not be required to expend any money, provide any financial accommodations or commence any litigation in connection with obtaining any Tenant Estoppel Certificates.

(b) In addition to any limitations on Purchaser’s right to object to a Tenant Estoppel Certificate in respect of any Individual Premises set forth herein, Purchaser shall only be entitled to object to a Tenant Estoppel Certificate in respect of such Individual Premises if (x) such Tenant Estoppel Certificate shall certify to facts which are different from the representations and warranties of Seller set forth in Section 11(c) above with respect to the Lease in question and such difference, when aggregated with all circumstances described in this clause (x) and clause (y) below disclosed in any other Tenant Estoppel Certificates in respect of such Individual Premises delivered to Purchaser and any other claim against, or liability of, Seller pursuant to Section 20(c)(i) above relating to such Individual Premises, results in an Estoppel Material Adverse Effect or (y) such Tenant Estoppel Certificate shall certify that there exists a default by Seller as landlord under the applicable Lease (regardless of whether such certification is not different from the representations and warranties of Seller set forth in Section 11(c) above with respect to the Lease in question) and such default, when aggregated with all circumstances in clause (x) above and this clause (y) disclosed in any other Tenant Estoppel Certificates in respect of such Individual Premises delivered to Purchaser and any other claim against, or liability of, Seller pursuant to Section 20(c)(i) above relating to such Individual Premises, results in an Estoppel Material Adverse Effect. If for any reason Seller is unable to deliver all of the Required Tenant Estoppel Certificates pursuant to Section 36(a) above for any Individual Premises on or prior to the Scheduled Closing Date for such Individual Premises, Seller may, in its discretion, adjourn the Closing of such Individual Premises for a period that, when aggregated with the number of days Seller has previously adjourned the Scheduled Closing Date for such Individual Premises in accordance with this Section 36(b) (but not taking into account any adjournments under Section 38 of this Agreement), does not exceed ninety (90) days in the aggregate and in any event would not adjourn the Scheduled Closing Date of such Individual Premises beyond the date that is ninety (90) days after the Outside Date. For the purposes of this Section 36, “Estoppel Material Adverse Effect” shall mean, with respect to each Individual Premises, the existence of either of the circumstances described in clauses (x) and (y) above of this Section 36(b) which, when aggregated with all such circumstances disclosed in any other Tenant Estoppel Certificates relating to such Individual Premises delivered to Purchaser and any other claim against, or liability of, Seller pursuant to Section 20(c)(i) above relating to such Individual Premises, results in a reduction in the value of the applicable Individual Premises in excess of the Threshold Amount applicable to such Individual Premises.

(c) If Purchaser would be entitled to object to a Tenant Estoppel Certificate by reason of any circumstances described in clauses (x) and (y) of Section 36(b) above but for the fact that such circumstances, when aggregated with all such circumstances disclosed in any other Tenant Estoppel Certificates delivered to Purchaser and any other claim against, or liability of, Seller pursuant to Section 20(c)(i) above, do not result in a reduction in the value of the applicable Individual Premises in excess of the Threshold Amount applicable to such Individual Premises, such reduction in the value of the applicable Individual Premises shall nevertheless be taken into account in determining whether the Threshold Amount applicable to such Individual Premises has been achieved for purposes of Section 20(c) above. In addition, if (i) Seller delivers a Tenant Estoppel Certificate described in the preceding sentence or (ii) Purchaser properly objects to a Tenant Estoppel Certificate with respect to any Lease pursuant to this Section 36, and in either case Seller subsequently (whether before the Closing for the applicable Individual Premises or within six (6) months thereafter) delivers to Purchaser a Tenant Estoppel Certificate with respect to such Lease to which Purchaser has no right (or would have had no right) to object under this Section 36, then the circumstances disclosed in such originally delivered Tenant Estoppel Certificate shall not apply (or no longer apply) towards the Threshold Amount for the applicable Individual Premises, and any portion of the applicable Holdback, Escrow Funds or any other funds delivered to

Purchaser or Escrow Agent, or any Material Breach Credit previously given to Purchaser, in respect of such claim arising from the circumstances disclosed in such originally delivered Tenant Estoppel Certificate shall be promptly returned, refunded or paid over, as applicable, to Seller.

37.	EXCULPATION.

Purchaser agrees that it does not have and will not have any claims or causes of action against any Seller Party (other than Seller), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller’s interest in the Buildings or, if the Closing has occurred, the applicable Holdback (subject to the limitations contained herein) for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s other assets or properties or any other Seller Parties (or their assets or properties) with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 37, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against the Seller Parties (other than Seller, subject to the foregoing), and hereby unconditionally and irrevocably releases and discharges such other Seller Parties from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against such other Seller Parties, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 37 shall survive the Closing or the termination hereof.

38.	EXISTING LOANS.

(a) The parties’ obligations under this Agreement with respect to any Individual Premises are conditioned upon (i) obtaining the written consent of the holder or holders (collectively, the “Existing Lenders”) of the Existing Loans encumbering or relating to such Individual Premises (but not the other Individual Premises) to, and only to, (A) the sale of the applicable Individual Premises to Purchaser pursuant to this Agreement, (B) in the case of Existing Mortgage Loans, the assumption by the applicable Subsidiary Owner which acquires fee (or leasehold, as applicable) title to such Individual Premises of the applicable Existing Mortgage Loan, and (C) in the case of Existing Mezzanine Loans, the substitution of one or more Subsidiaries that are direct and indirect owners of such Subsidiary Owner(s) as the borrowers under the applicable Existing Mezzanine Loan(s) and the assumption of the applicable Existing Mezzanine Loan(s) by such substitute borrowers in connection therewith (collectively, the “Lenders’ Consent”), and (ii) subject to strict compliance by Purchaser with Purchaser’s obligations under this Section 38, the closing of the loan assumption transactions for the applicable Existing Mortgage Loan(s) and Existing Mezzanine Loan(s) described in clauses (B) and (C) above (collectively, the “Loan Assumptions”). Purchaser shall not request the Existing Lenders’ consent to any matter other than the matters comprising Lenders’ Consent as expressly set forth in this Section 38(a), including, without limitation, to any subordinate indebtedness (provided that Purchaser shall have the right to request that the Existing Lenders agree to make appropriate amendments to the documents evidencing and securing the Existing Loan as described on Schedule 38(a) hereto), and the obligations of Seller and Purchaser under this Agreement shall not be subject to or conditioned upon obtaining any other consent of any kind from the Existing Lenders.

(b) On or before the date that is seven (7) business days after the date of this Agreement, Seller and Purchaser shall notify the Existing Lenders of the proposed conveyance to Purchaser (or a Subsidiary Owner) and request that the Existing Lenders provide Lenders’ Consent, and Purchaser shall deliver to the Existing Lenders an application for one or more of Subsidiaries to assume the Existing Loans together with (i) a copy of this Agreement and all information required to be delivered to the Existing Lenders pursuant to the provisions of the applicable Existing Loan(s) in connection with a request for the Lenders’ Consent, including a structure chart containing an organizational structure with the actual names of all entities and all direct and indirect holders of any ownership interests in such entities (other than any such entities listed on a national public stock exchange or stock quotation system), and (ii) the information and other items set forth on Schedule 38(b) attached hereto. Purchaser shall have the right to modify such application to reflect any changes to Purchaser’s ownership structure which are permitted under this Agreement at any time prior to July 1, 2008; provided, that if Purchaser makes any such modification after the date that is fifteen (15) days after the earlier to occur of (i) the seventh (7th) business day after the date hereof, and (ii) the date that Seller submits the aforesaid application to the Existing Lenders, then the per diem interest amounts that would otherwise be due and payable from and after the Outside Date as set forth in Section 38(e) below shall begin to accrue on the date that is the same number of days prior to the Outside Date as the number of days after the date that is fifteen (15) days after the date hereof on which Purchaser submitted such modification to the Existing Lenders (so, for example, if Purchaser submits any such modification on the date that is twenty five (25) days after the date hereof, then such interest shall begin to accrue on the date that is ten (10) days prior to the Outside Date) and Purchaser and BPLP shall be obligated to commence payment of such interest from and after such accelerated date. Thereafter, promptly upon request therefor (and in any event within three (3) business days), Purchaser shall deliver to the Existing Lenders such other information and items as may required to be delivered pursuant to the provisions of the applicable Existing Loan(s) or as the applicable Existing Loan(s) may reasonably request in order to evaluate the proposed assumption of the Existing Loans by the applicable Subsidiaries and process the request for Lenders’ Consent or which are otherwise customarily required or requested by lenders in connection loan assumption transactions similar to the loan assumptions that are the subject of the Lenders’ Consent. Purchaser shall offer to the Existing Lenders, as a substitute guarantor under the existing guaranties and indemnities, BPLP or one or more other persons or entities satisfactory to the Existing Lenders (the “Substitute Guarantor”) (it being understood that if the Existing Lenders do not accept the other persons or entities, the Substitute Guarantor will be BPLP) in respect of liability that accrues from and after the Closing Date for the applicable Individual Premises so that Harry Macklowe is released by the Existing Lenders from all guarantees and indemnities under the Existing Loans for the period arising from and after the Closing Date. Such information shall state that Purchaser is replacing the existing property manager with BPLP (or a wholly owned direct or indirect subsidiary of BPLP that either satisfies the applicable requirements set forth in the loan documents for the applicable Existing Loan(s) or otherwise satisfies the requirements of the applicable Existing Lender) pursuant to one or more management agreements in a form required by the Existing Lenders. Purchaser’s submission shall be accompanied by (A) Purchaser’s check in payment of any advance legal fees required by the Existing Lenders to commence and expedite the processing of such request, and (B) Seller’s check in payment of any application fee and any processing fee required by the Existing Lenders to commence and expedite the processing of such submission (subject, however, to Section 38(f) hereof). TIME SHALL BE OF THE ESSENCE with respect to the obligation of Purchaser to provide the information and instruments described in this Section 38(b).

(c) Purchaser shall cause the applicable Subsidiaries to execute and/or deliver or cause to be executed and/or delivered to the Existing Lenders one or more assumption agreements, pledge and security agreements, certificated securities, financing statements, legal opinions (including non-consolidation opinions), resolutions, certificates, evidence of all-risk, liability and other insurance coverages (and from insurance carriers) which comply with the provisions of the applicable Existing Loan(s), title insurance policies and/or endorsements, UCC insurance policies, and such other agreements, instruments and documents in each case as are required pursuant to the terms of the applicable Existing Loan(s) or which are customarily required by lenders in connection loan assumption transactions similar to the loan assumptions that are the subject of the Lenders’ Consent or which the Existing Lenders may otherwise reasonably require in connection with the acquisition of the Premises by Purchaser and/or such Subsidiaries and obtaining the Lenders’ Consent and closing the Loan Assumptions, and Purchaser shall otherwise comply with all of the requirements and provisions of the Existing Loan Documents that are conditions to obtaining Lenders’ Consent and closing the Loan Assumptions, including such provisions requiring certain affiliated entities to be bankruptcy-remote, single-purpose entities. Without limiting the generality of the foregoing, Purchaser shall cause Substitute Guarantor to execute and deliver replacement guaranties and indemnities in the form required by the Existing Loan Documents. Seller shall execute and deliver such releases of the Existing Lenders as may be requested by the Existing Lenders to obtain Lenders’ Consent and close the Loan Assumptions. Purchaser, and the Subsidiaries that assume and become borrowers under the Existing Loans, shall indemnify, defend and hold Seller, and its direct and indirect equity owners that are borrowers and/or guarantors under the Existing Loans, harmless from and against any claims, damages, losses, liabilities, judgments, costs and expenses, including, but not limited to, attorneys’ fees and disbursements arising under the Existing Loan Documents from and after the Closing Date, such indemnity to survive the Closing.

(d) Purchaser and Seller shall cooperate with the Existing Lenders and each other, and act diligently and in good faith, to expeditiously procure Lenders’ Consent. Without limiting the foregoing or any of the other provisions of this Section 38, Purchaser shall dedicate and devote all necessary resources, timely make all required submission and deliveries to the Existing Lenders, their respective servicers and any applicable rating agencies, timely respond to all drafts of documents to be executed or delivered in connection with the Loan Assumptions, timely respond to all requirements and requests of any Existing Lenders, their respective servicers and any applicable rating agencies to the extent required pursuant to the terms of the applicable Existing Loan(s) or customarily required or requested in connection loan assumption transactions similar to the loan assumptions that are the subject of the Lenders’ Consent or otherwise reasonably required or requested, all of which submissions, deliveries, responses shall be made as soon as is reasonably practicable (and in any event within three (3) business days), and otherwise exercise all due diligence to expeditiously procure Lenders’ Consent and to complete and close the Loan Assumptions within seven (7) business days after the Lenders’ Consent has been obtained, as such seven (7) business day period may be extended on a day-by-day basis for such period of time as is reasonably necessary to (i) obtain any rating agency no-downgrade confirmations that may be required as a condition to any such Lenders’ Consent or (ii) provided Purchaser has strictly complied with its obligations under this Section 38, to close the applicable Loan Assumption(s) (it being understood, therefore, that such seven (7) day period, and, accordingly, the Scheduled Closing Date for the applicable Individual Premises, may be extended as provided in the foregoing clauses (i) and (ii)). The parties acknowledge that if (i) the applicable Lender’s Consent remains effective only for a limited period of time, and (ii) Seller exercises Seller’s rights as otherwise provided in this Agreement to adjourn the Closing for the applicable Individual Premises to a date that occurs after the date that Lender’s Consent lapses (after giving effect to any extensions thereof) and such Lender’s Consent is not again obtained on or before the day which is ten (10) business days after such lapse, then Purchaser shall not have responsibility therefor, and, accordingly, this Agreement shall terminate as provided in this Section 38 for the applicable Individual Premises or in its entirety, as the case may be.

(e) (i) If the Existing Lenders whose consent is required to effectuate the loan assumption by Purchaser or one or more Subsidiaries shall have granted Lender’s Consent with respect to any Individual Premises but the Loan Assumption in respect of such Individual Premises is not ready to close by August 11, 2008 (the “Outside Date”) (it being understood, however, that if (i) Seller fails to perform any act required to be performed by Seller pursuant to this Section 38 in connection with obtaining Lenders’ Consent and (ii) such failure continues for more than two (2) business days after the date Purchaser gives Seller written notice thereof, then the Outside Date shall be extended by the number of days that such failure continues thereafter), then (I) Seller may, from time to time, if it so elects and without any abatement in the Purchase Price, adjourn the Scheduled Closing Date for such Individual Premises for a period or periods that does not exceed ninety (90) days in the aggregate by written notice thereof to Purchaser, and (II) if Seller does not so elect to adjourn such Scheduled Closing Date, and so long as Purchaser has strictly complied with all of Purchaser’s obligations under this Section 38 (and is otherwise not in default under this Agreement), Purchaser may, from time to time, if it so elects and without any abatement in the Purchase Price, adjourn the Scheduled Closing Date for such Individual Premises for a period or periods that does not exceed ninety (90) days in the aggregate by written notice thereof to Seller given within two (2) business days after the then Scheduled Closing Date, time being of the essence. If (A) Seller elects to adjourn a Scheduled Closing Date as provided in clause

(I) above and (x) title to the applicable Individual Premises is in the condition required pursuant to Section 5, (y) Seller has otherwise delivered to Purchaser the Required Tenant Estoppel Certificates for the applicable Individual Premises and (z) there does not otherwise exist a default or Breach by Seller under this Agreement that would give Purchaser the right to terminate this Agreement (in whole or in part as to the applicable Individual Premises) which default has not been cured by Seller or which termination has not been nullified by Seller pursuant to Section 20(d) above and with respect to which Seller no longer has the right to nullify pursuant to Section 20(d) above, or (B) Purchaser elects to adjourn such Scheduled Closing Date as provided in clause (II) above, then in either case Purchaser and BPLP shall be obligated, on a joint and several basis, to pay to Seller a per diem amount equal to (x) $64,259.00 with respect to the 125 West 55th Premises, (y) $89,367.00 with respect to the 2GCT Premises, and (z) $59,152.00 with respect to the 540 Madison Premises, in each case on a current monthly basis on the 1st day of each calendar month, in arrears, from and after the Outside Date (or, if the conditions set forth in clause (x), clause (y) or clause (z) above are not satisfied on the Outside Date but are thereafter satisfied, then from and after the date on which such conditions are satisfied) until the earlier to occur of the Closing for the applicable Individual Premises or the termination of this Agreement in respect of such Individual Premises (which amounts shall be due and payable whether or not any Closing occurs, and which amounts shall be non-refundable and Seller shall have no liability to Purchaser therefor whatsoever). If the Scheduled Closing Date for more than one Individual Premises is adjourned by Purchaser pursuant to the immediately preceding sentence, then the aggregate amount of such payments shall equal the sum of the per diem amounts set forth in clauses (x), (y) and (z) above for the applicable Individual Premises for which the Scheduled Closing Date has been adjourned. If neither Seller nor Purchaser elects to adjourn the Scheduled Closing Date or no longer has the right to adjourn the Scheduled Closing Date as provided in the preceding sentence, or if, after any such adjournment, subject to strict compliance by Purchaser with Purchaser’s obligations under this Section 38, the applicable Loan Assumption is not ready to close, then this Agreement shall terminate or, provided that the closing under the GM Contribution Agreement shall have occurred, this Agreement shall terminate as to the applicable Individual Premises only, Purchaser shall be entitled to a return of the Deposit (or the portion of the Deposit allocable to such applicable Individual Premises, as the case may be) and neither party hereto shall have any further rights or obligations hereunder with respect to such Individual Premises other than those which are expressly provided to survive the termination hereof.

(ii) If the Existing Lenders whose consent is required to effectuate the loan assumption by Purchaser or one or more Subsidiaries shall fail or refuse to grant Lender’s Consent with respect to any Individual Premises by the Outside Date, then (I) Seller may, from time to time, if it so elects and without any abatement in the Purchase Price, adjourn the Scheduled Closing Date for such Individual Premises for a period or periods that does not exceed forty five (45) days in the aggregate by written notice thereof to Purchaser, and (II) if Seller does not so elect to adjourn such Scheduled Closing Date, and so long as Purchaser has strictly complied with all of Purchaser’s obligations under this Section 38 (and is otherwise not in default under this Agreement), Purchaser may, from time to time, if it so elects and without any abatement in the

Purchase Price, adjourn the Scheduled Closing Date for such Individual Premises for a period or periods that does not exceed forty five (45) days in the aggregate by written notice thereof to Seller given within two (2) business days after the then Scheduled Closing Date, time being of the essence. If (A) Seller elects to adjourn a Scheduled Closing Date as provided in clause (I) above and (x) title to the applicable Individual Premises is in the condition required pursuant to Section 5, (y) Seller has otherwise delivered to Purchaser the Required Tenant Estoppel Certificates for the applicable Individual Premises and (z) there does not otherwise exist a default or Breach by Seller under this Agreement that would give Purchaser the right to terminate this Agreement (in whole or in part as to the applicable Individual Premises) which default has not been cured by Seller or which termination has not been nullified by Seller pursuant to Section 20(d) above and with respect to which Seller no longer has the right to nullify pursuant to Section 20(d) above, or (B) Purchaser elects to adjourn such Scheduled Closing Date as provided in clause (II) above, then in either case Purchaser and BPLP shall be obligated, on a joint and several basis, to pay to Seller a per diem amount equal to (x) $64,259.00 with respect to the 125 West 55th Premises, (y) $89,367.00 with respect to the 2GCT Premises, and (z) $59,152.00 with respect to the 540 Madison Premises, in each case on a current monthly basis on the 1st of each calendar month, in arrears, from and after the Outside Date until the earlier to occur of the Closing for the applicable Individual Premises or the termination of this Agreement in respect of such Individual Premises (which amounts shall be due and payable whether or not any Closing occurs or any Lenders’ Consent is ultimately obtained, and which amounts shall be non-refundable and Seller shall have no liability to Purchaser therefor whatsoever). If the Scheduled Closing Date for more than one Individual Premises is adjourned by Purchaser pursuant to the immediately preceding sentence, then the aggregate amount of such payments shall equal the sum of the per diem amounts set forth in clauses (x), (y) and (z) above for the applicable Individual Premises for which the Scheduled Closing Date has been adjourned. If either Seller or Purchaser elects to adjourn the Scheduled Closing Date as provided in this Section 38(e)(ii) and on or prior to the expiration of such forty five (45) day adjournment period the applicable Lender’s Consent has been obtained but upon the expiration of such forty five (45) day adjournment period the applicable Loan Assumption is not ready to close, then the provisions of Section 38(e)(i) above shall apply, mutatis mutandis, with respect thereto except that the ninety (90) day adjournment period set forth therein shall be reduced to forty five (45) days (it being understood that the interest set forth above shall continue to accrue without interruption until the earlier to occur of the Closing for the applicable Individual Premises or the termination of this Agreement in respect of such Individual Premises notwithstanding that any Lenders’ Consent has been obtained). If neither Seller nor Purchaser elects to adjourn the Scheduled Closing Date or no longer has the right to adjourn the Scheduled Closing Date as provided above, or if, after any such adjournment, the applicable Lender’s Consent is not obtained, then this Agreement shall terminate or, provided that the closing under the GM Contribution Agreement shall have occurred, this Agreement shall terminate as to the applicable Individual Premises only, Purchaser shall be entitled to a return of the Deposit (or the portion of the Deposit allocable to such applicable Individual Premises, as the case may be) and neither party hereto shall have any further rights or obligations hereunder with respect to such Individual Premises other than those which are expressly provided to survive the termination hereof.

(iii) The parties agree the Lenders’ Consent shall be deemed given for all purposes of this Agreement if the assumption contemplated hereby is approved, even if such approval is conditioned upon or subject to the execution and delivery of the documents and deliveries contemplated by this Section 38.

(iv) BPLP is countersigning this Agreement to indicate its agreement to be bound by and liable under this Section 38(e), for the per diem amounts that are set forth in this Section 38(e).

(v) The provisions of this Section 38(e) shall survive any termination of this Agreement.

(f) Purchaser shall timely pay (i) all attorneys’ fees and attorneys’ costs of the Existing Lenders, their respective servicers, and any rating agencies required to be paid in connection with Purchaser’s proposed acquisition of the Premises and obtaining the Lenders’ Consent with respect to the proposed transactions contemplated in this Agreement, as and when required to be paid by any of the Existing Lenders, their respective servicers, and any such agencies, whether or not any Closing occurs or any such Lenders’ Consent is obtained, which amounts shall be non-refundable hereunder and Seller shall have no liability to Purchaser therefor whatsoever, and (ii) all premiums and fees for title examination (including the cost of any title commitment for an owner’s or lender’s policy of title insurance) and title insurance and endorsements obtained and all related charges and survey costs in connection therewith, including, without limitation, endorsements and mezzanine endorsements and/or UCC insurance policies to be issued to the Existing Lenders in connection with the assumption of the Existing Loans to the extent required by Existing Lenders. Seller and Purchaser shall timely pay all other third-party fees, costs and expenses required to be paid to the Existing Lenders, their respective servicers and any rating agencies in connection with obtaining the Lenders’ Consent (including, but not limited to, all assumption fees, processing fees, application fees, underwriting and rating agency fees and other charges) as follows: (A) Seller shall be responsible to pay the first Four Million Dollars ($4,000,000) of all such other fees, costs and expenses and (B) Seller and Purchaser shall each be responsible to pay one half (1/2) of any such other fees, costs and expenses in excess of the first Four Million Dollars ($4,000,000); provided, that (x) in no event shall Seller be obligated to pay more than Six Million Dollars ($6,000,000) in the aggregate under this clause (B) for all such other fees, costs and expenses, and (y) if, but for the provisions of the foregoing clause (x), Seller would be obligated to pay more than Six Million Dollars ($6,000,000) in the aggregate under this clause (B) for all such other fees, costs and expenses, then Seller shall have the right to terminate this Agreement by giving notice thereof to Purchaser. If Seller shall elect to terminate this Agreement as provided in the foregoing sentence, then Purchaser may elect to nullify such termination by agreeing in writing to pay all such other fees, costs and expenses that Seller would otherwise be responsible to pay under clause (B) above in excess of Six Million Dollars ($6,000,000) within five (5) business days after receipt of Seller’s termination notice, time being of the essence, in which case this Agreement shall remain in full force and effect. If Seller shall elect to so terminate this Agreement, and Purchaser party does not timely elect to so nullify such termination, then this Agreement shall terminate, Purchaser shall be entitled to receive a return of the Deposit (or the remaining portion thereof) and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof. Any assumption fees payable by Seller pursuant to this Section 38(f) may be paid by Seller by directing Purchaser to pay the same and giving Purchaser a credit therefor against the Purchase Price. BPLP hereby agrees to be liable for all amounts for which Purchaser is liable under this Section 38(f) and is countersigning this Agreement to indicate its agreement to be bound by and liable under this Section 38(f). The provisions of this Section 38(f) shall survive the Closing or the termination hereof.

(g) At the Closing, in addition to the Purchase Price, Purchaser shall reimburse Seller, in the same manner as is provided for herein for the payment of the Purchase Price (or balance thereof, as applicable), for (i) any and all deposits, reserves and escrows being held as of the Closing Date by the Existing Lenders (or their servicers) under the Existing Loan Documents, for real estate taxes, insurance, deferred maintenance, capital replacements, re-letting costs and/or tenant improvements and leasing commissions, and debt service, as applicable (the “Existing Lender Reserves and Escrows”) and (ii) subject to adjustment in accordance with proration provisions specified herein, any and all other funds derived from the applicable Individual Premises held by the Existing Lenders (or their servicer) in any lockbox or other account or sub-account. At the Closing, Seller shall assign all of Seller’s right, title and interest in the Existing Lender Reserves and Escrows to Purchaser or applicable Subsidiary Owners.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

125 WEST 55TH OWNER:

125 WEST 55TH STREET OWNER LLC, a Delaware limited liability company

By:	125 West 55th Street Mezz LLC, a Delaware limited liability company, its managing member

	By:	/s/ William Macklowe
	Name:	William Macklowe
	Title:	Vice President

2GCT OWNER:

TWO GRAND CENTRAL TOWER LLC, a Delaware limited liability company

By:	Grand Regent LLC, a New York limited liability company, its managing member

	By:	Grand Regent MM LLC, its managing member

		By:	Grand Regent Corp., its managing member

			By:	/s/ William Macklowe
			Name:	William Macklowe
			Title:	Vice President

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540 MADISON FEE OWNER:

540 INVESTMENT LAND COMPANY LLC, a Delaware limited liability company

By:	540 Investment Land Company, Inc., its managing member

	By:	/s/ William Macklowe
	Name:	William Macklowe
	Title:	Vice President

540 MADISON LEASEHOLD OWNER:

540 MADISON AVENUE LEASE LLC, a Delaware limited liability company

By:	540 Acquisition Co., L.L.C., its managing member

	By:	540 Acquisition Co., Inc., its managing member

		By:	/s/ William Macklowe
		Name:	William Macklowe
		Title:	Vice President

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PURCHASER:

BP MANHATTAN LLC, a Delaware limited liability company

By:	Boston Properties Limited Partnership, member

	By:	Boston Properties, Inc., general partner

	By:	/s/ Mortimer B. Zuckerman
	Name:	Mortimer B. Zuckerman
	Title:	Chairman

For purposes of Section 10(h), Section 20(c)(i), Section 38(e), and Section 38(f):

BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Boston Properties, Inc., a Delaware corporation, its general partner

By:	/s/ Mortimer B. Zuckerman
Name:	Mortimer B. Zuckerman
Title:	Chairman

The undersigned hereby acknowledges and consents to the provisions of Sections 4(b) and 34(c):

Fidelity National Title Insurance Company, as Escrow Agent

By:	/s/ Nick DeMartini
Name:	Nick DeMartini
Title:	SVP